UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Farmers and Merchants Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Maryland	81-3605835
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4510 Lower Beckleysville Road, Suite H, Hampstead, MD	21074
(Address of principal executive officers)	(Zip Code)

Registrant’s telephone number, including area code: (410) 374-1510

Copies to:

James R. Bosley, Jr.	Andrew Bulgin, Esquire
President and Chief Executive Officer	Gordon Feinblatt LLC
Farmers and Merchants Bancshares, Inc.	The Garrett Building
4510 Lower Beckleysville Road, Suite H	233 East Redwood Street
Hampstead, Maryland 21074	Baltimore, Maryland 21202
(410) 374-1510	(410) 576-4280

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $.01 Per Share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

EXPLANATORY NOTE

This Amendment No. 1 on Form 10/A to Farmers and Merchants Bancshares, Inc.’s registration statement on Form 10, filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the U.S. Securities and Exchange Commission (the “SEC”) on March 8, 2017, amends and restates Items 1 through 15, inclusive, of the registration statement (the registration statement, as amended hereby, is referred to as the “Registration Statement”). This Registration Statement is filed on a voluntary basis to provide current information to the investment community. In this Registration Statement, the terms “Company”, “we”, “us”, and “our” refer to Farmers and Merchants Bancshares, Inc. and, unless the context clearly requires otherwise, its consolidated subsidiaries. The securities to be registered hereby are shares of common stock, par value $.01 per share, of Farmers and Merchants Bancshares, Inc. Once this Registration Statement is effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts. Such statements constitute forward-looking statements and are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking statements are based on various factors and were derived using numerous assumptions. In some cases, you can identify forward-looking statements by words like “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those words and other comparable words. You should be aware that those statements reflect only our predictions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind when reading this Registration Statement and not place undue reliance on these forward-looking statements. Factors or events that could cause our actual results to differ from our forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The factors discussed in the section of this Registration Statement entitled “RISK FACTORS”, starting on page 13, as well as any cautionary language in this Registration Statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in the forward-looking statements contained in this Registration Statement. The occurrence of the events described in these risk factors and elsewhere in this Registration Statement could have a material adverse effect on our business, results of operation and financial position. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties. Stockholders are advised to consult any additional disclosures that we may make directly to our stockholders or through reports that we in the future may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

The following factors are among those that may cause actual results to differ materially from our forward-looking statements in this Registration Statement:

•	the risk that the national and local economies and depressed real estate and credit markets caused by the recent global recession will weaken and/or continue to decrease or hinder the demand for loan, deposit and other financial services and/or increase loan delinquencies and defaults;

•	changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our balance sheet;

•	our liquidity requirements could be adversely affected by changes in our assets and liabilities;

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•	the effect of legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

•	competitive factors among financial services organizations, including product and pricing pressures and our ability to attract, develop and retain qualified banking professionals;

•	the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies; and

•	the effect of fiscal and governmental policies of the United States federal government.

Any forward-looking statements made in this Registration Statement speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.	BUSINESS.

General

Farmers and Merchants Bancshares, Inc. is a Maryland corporation chartered on August 8, 2016 and a financial holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Effective November 1, 2016, the Company consummated a bank holding company reorganization involving Farmers and Merchants Bank, a Maryland commercial bank chartered on October 24, 1919 (the “Bank”), pursuant to which the Bank became a wholly-owned subsidiary of the Company and all of the Bank’s stockholders became stockholders of the Company (the “Reorganization”).

The Company’s primary business activities are serving as the parent company of the Bank and holding a series investment in First Community Bankers Insurance Co., LLC, a Tennessee “series” limited liability company and licensed protected cell captive insurance company (“FCBI”). The Company’s owns 100% of one series of membership interests issued by FCBI, which series is deemed a “protected cell” under Tennessee law and has been designated “Series Protected Cell FCB-4” (such series investment is hereinafter referred to as the “Insurance Subsidiary”).

The Bank is a Maryland commercial bank chartered on October 24, 1919 that is engaged in a general commercial and retail banking business. The Bank has had one inactive subsidiary, Reliable Community Financial Services, Inc., a Maryland corporation that was incorporated in April 1992 to facilitate the sale of fixed rate annuity products and later positioned to sell a full array of investment and insurance products.

The Insurance Subsidiary represents one protected cell of a protected cell captive insurance company (FCBI) that was formed on November 9, 2016 to better manage our risk programs, provide insurance efficiencies, and add operating income by both keeping insurance premiums paid with respect to such risks within our affiliated group of entities and realizing certain tax benefits that are unique to captive insurance companies. The Company’s investment in the Insurance Subsidiary represents one series of membership interests in FCBI. As a “series” limited liability company, FCBI is authorized by state law and its governing instruments to issue one or more series of membership interests, each of which, for all purposes under state law, is deemed to be a legal entity separate and apart from FCBI and its other series.

Banking Activities

The Bank has been doing business in Maryland since 1919 and is engaged in both the commercial and consumer banking business. At December 31, 2016, the Bank had approximately 14,685 deposit accounts, representing $303 million in deposits. At December 31, 2016, the Bank had $296 million in loans, representing 78% of its total assets of $380 million.

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The Bank’s general market area runs along the Route 30, Route 795, and Route 140 corridors south from Owings Mills and north to the Pennsylvania line including the areas of Reisterstown, Upperco, Hampstead and Manchester. The Bank’s western area includes the communities of Finksburg and Westminster, while the eastern side includes Sparks, Hereford and Parkton. All of these communities are located in Carroll County or Baltimore County, Maryland.

This market area serves as a bedroom community to large employment areas such as Owings Mills, Hunt Valley, Towson, White Marsh, Columbia and Baltimore City. The market area is primarily residential with retail, commercial and light-manufacturing activity. The opening of Interstate 795 in the 1980’s made it convenient to enjoy a rural lifestyle while still being able to commute to work in a reasonable time.

The Bank’s main office is located in Upperco, Maryland, and it has five additional full service branches located in the Maryland communities of Hampstead, Greenmount, Reisterstown, Owings Mills, and Westminster. In addition, the Bank has one satellite branch located in a senior living community (the “Atrium”) in Owings Mills, Maryland.

As a convenience to its customers, the Bank offers drive through automated teller machines (“ATMs”) at the Upperco, Owings Mills, Hampstead, Reisterstown, and Westminster locations and walk-up ATMs at the Greenmount and Atrium offices. The Greenmount In-Store location is open 7-days a week while the other five full service offices offer convenient banking hours which include Saturday mornings. The satellite branch is opened three days a week with limited business hours. Drive-thru windows are available at the Upperco, Owings Mills, Hampstead, Reisterstown, and Westminster branches. The Bank offers 24-hour on-line, internet banking for account balance inquiries, bill paying, or transferring funds between accounts. The Bank provides mobile baking functionality to its internet services. In addition, the 24-hour Dial-A-Bank automated telephone service is available. Debit cards are another service the Bank provides to its customers. The Bank joined Allpoint, America’s largest surcharge-free ATM network, to enable Bank customers to have access to over 55,000 ATMs, surcharge-free.

The Bank provides a wide range of personal banking services designed to meet the needs of local consumers. Among the deposit services provided are checking accounts, savings accounts, money market accounts, certificates of deposit and individual retirement accounts. The Bank also offers repurchase agreements and remote check deposits.

The Bank grants available credit for residential mortgages (including FHA and VA loans), construction loans, home equity lines, personal installment loans and other consumer financing.

The Bank also is engaged in financing commerce and industry by providing credit and deposit services for small to medium size businesses and the agricultural community in the Bank’s market area. The Bank offers many forms of commercial lending, including commercial mortgages, land acquisition and development loans, lines of credit, accounts receivable financing, term loans for fixed asset purchases, as well as loans guaranteed by the Small Business Administration (SBA) and the Farm Services Agency (FSA).

In addition, commercial depositors may take advantage of many different services including checking accounts, remote deposit banking services, sweep accounts, money market accounts, savings accounts and certificates of deposit.

The Bank also has strategic alliances that allow for the issuance of credit cards to retail customers and to provide merchant services so commercial customers can accept credit cards and debit cards as payment for their goods and services.

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The Bank has adopted policies and procedures designed to mitigate credit risk and maintain the quality of the loan portfolio. These policies include underwriting standards for new credits as well as the continuous monitoring and reporting of asset quality and the adequacy of the allowance for loan losses. These policies, coupled with continuous training efforts, have provided effective checks and balances for the risk associated with the lending process. Lending authority is based on the level of risk, size of the loan, and the experience of the lending officer. The Bank’s policy is to make the majority of its loan commitments in the market area it serves. This tends to reduce risk because Management is familiar with the credit histories of loan applicants and has in-depth knowledge of the risk to which a given credit is subject. No material portion of the Bank’s loans is concentrated within a single industry or group of related industries. Most of the Bank’s loans are, however, made to Maryland customers and many are secured by real estate located in or around Maryland. Although Management believes that the loan portfolio is diversified, its performance will be influenced by the economy of the region.

Investment Activities

The Bank maintains a portfolio of investment securities to provide liquidity and income. The current portfolio of $52 million equals approximately 14% of the total assets at December 31, 2016 and is invested primarily in U.S. government agency bonds, state and municipal bonds and mortgage-backed securities.

A key objective of the investment portfolio is to provide a balance in the Bank’s asset mix of investments and loans consistent with its liability structure, and to assist in management of interest rate risk. The investments augment the Bank’s capital position, providing the necessary liquidity to meet fluctuations in credit demand of the community and fluctuations in deposit levels. In addition, the portfolio provides collateral for pledging against public funds and repurchase agreements and an opportunity to minimize income tax liability. Finally, the investment portfolio is designed to provide income for the Bank. In view of the above objectives, only securities that meet conservative investment criteria are purchased.

Insurance Activities

As noted above, the Insurance Subsidiary is one protected cell of a protected cell captive insurance company. Through a risk pooling and quota sharing arrangement, the Insurance Subsidiary reinsures certain risks of the Company and the Bank as well as other groups of related entities that are not affiliated with the Bank for which it receives premiums. The insurance policies that are the subject of this reinsurance obligation are issued each year. Once the claim deadline passes for a particular policy year, the premium earned by the Insurance Subsidiary may be retained as earnings (subject to any regulatory capital and surplus requirements imposed by applicable law). As the sole owner of the Insurance Subsidiary, the Company may choose to terminate the Insurance Subsidiary’s participation in this reinsurance arrangement with respect to a future policy year, and it may thereafter choose to resume participation for a subsequent policy year. In general, with the approval of the Tennessee Insurance Department, the Company’s investment in the Insurance Subsidiary may be terminated upon 90 days’ written notice to FCBI.

Competition

The banking business, in all of its phases, is highly competitive. Within our market areas, we compete with commercial banks, (including local banks and branches or affiliates of other larger banks), savings and loan associations and credit unions for loans and deposits, with consumer finance companies for loans, and with other financial institutions for various types of products and services. There is also competition for commercial and retail banking business from banks and financial institutions located outside our market areas and on the internet.

The primary factors in competing for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees, the quality and range of lending services and personalized services.

To compete with other financial services providers, we rely principally upon local promotional activities, personal relationships established by officers, directors and employees with customers, and specialized services tailored to meet customers’ needs. In those instances in which we are unable to accommodate a customer’s needs, we attempt to arrange for those services to be provided by other financial services providers with which we have a relationship.

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Supervision and Regulation

The following is a summary of the material regulations and policies applicable to the Company and its subsidiaries and is not intended to be a comprehensive discussion. Changes in applicable laws and regulations may have a material effect on our business.

General

The Company is registered with the Federal Reserve as a financial holding company under the BHC Act and, as such, is subject to the supervision, examination and reporting requirements of the BHC Act and the regulations of the Federal Reserve. As a holding company of a Maryland-chartered Bank, the Company is also subject to supervision by the Office of the Maryland Commissioner of Financial Regulation (the “Maryland Commissioner”). After this Registration Statement is declared effective, the Company will be be subject to regulation and supervision by the SEC.

The Bank is a Maryland commercial bank subject to the banking laws of Maryland and to regulation by the Maryland Commissioner, who is required by statute to make at least one examination in each calendar year (or at 18-month intervals if the Maryland Commissioner determines that an examination is unnecessary in a particular calendar year). As a member of the Federal Deposit Insurance Corporation (the “FDIC”), the Bank is also subject to certain provisions of federal laws and regulations regarding deposit insurance and activities of insured state-chartered banks, including those that require examination by the FDIC. In addition to the foregoing, there are a myriad of other federal and state laws and regulations that affect, or govern the business of banking, including consumer lending, deposit-taking, and trust operations.

All non-bank subsidiaries of the Company are subject to examination by the Federal Reserve, and, as affiliates of the Bank, are subject to examination by the FDIC and the Maryland Commissioner. In addition, the Insurance Subsidiary is subject to licensing and regulation by the Tennessee Department of Commerce and Insurance (the “Tennessee Insurance Department”), and, to receive the tax benefits afforded to captive insurance company, is subject to certain restrictions and requirements imposed under the Internal Revenue Code of 1986, as amended (the “IRC”).

Regulatory Reforms

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted in July 2010, significantly restructured the financial regulatory regime in the United States. Although the Dodd-Frank Act’s provisions that have received the most public attention generally have been those applying to or more likely to affect larger institutions such as banks and bank holding companies with total consolidated assets of $50 billion or more, it contains numerous other provisions that affect all financial institutions, including the Bank. The Dodd-Frank Act established the Consumer Financial Protection Bureau (the “CFPB”), discussed below, and contains a wide variety of provisions (many of which are not yet effective) affecting the regulation of depository institutions, including fair lending, fair debt collection practices, mortgage loan origination and servicing obligations, bankruptcy, military service member protections, use of credit reports, privacy matters, and disclosure of credit terms and correction of billing errors. Local, state and national regulatory and enforcement agencies continue efforts to address perceived problems within the mortgage lending and credit card industries through broad or targeted legislative or regulatory initiatives aimed at lenders’ operations in consumer lending markets. There continues to be a significant amount of legislative and regulatory activity, nationally, locally and at the state level, designed to limit certain lending practices while mandating certain servicing procedures. Federal bankruptcy and state debtor relief and collection laws, as well as the Servicemembers Civil Relief Act affect the ability of banks, including the Bank, to collect outstanding balances.

Moreover, the Dodd-Frank Act permits states to adopt stricter consumer protection laws and states’ attorneys general may enforce consumer protection rules issued by the CFPB. Recently, U.S. financial regulatory agencies have increasingly used a general consumer protection statute to address unethical or otherwise bad business practices that may not necessarily fall directly under the purview of a specific banking or consumer finance law. Prior to the Dodd-Frank Act, there was little formal guidance to provide insight to the parameters for compliance with the “unfair or deceptive acts or practices” (“UDAP”) law. However, the UDAP provisions have been expanded under the Dodd-Frank Act to apply to “unfair, deceptive or abusive acts or practices”, which has been delegated to the CFPB for supervision.

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Many of the Dodd-Frank Act’s provisions are subject to final rulemaking by the U.S. financial regulatory agencies, and the Dodd-Frank Act’s impact on our business will depend to a large extent on how and when such rules are adopted and implemented by the primary U.S. financial regulatory agencies. We continue to analyze the impact of rules adopted under the Dodd-Frank Act on our business, but the full impact will not be known until the rules and related regulatory initiatives are finalized and their combined impact can be understood. We do anticipate that the Dodd-Frank Act will increase our regulatory compliance burdens and costs and may restrict the financial products and services that we offer to our customers in the future. In particular, the Dodd-Frank Act will require us to invest significant management attention and resources so that we can evaluate the impact of and ensure compliance with this law and its rules.

Regulation of Bank Holding Companies

The Company and its affiliates are subject to the provisions of Section 23A and Section 23B of the Federal Reserve Act. Section 23A limits the amount of loans or extensions of credit to, and investments in, the Company and its non-bank affiliates by the Bank. Section 23B requires that transactions between the Bank and the Company and its non-bank affiliates be on terms and under circumstances that are substantially the same as with non-affiliates.

Under Federal Reserve policy, the Company is expected to act as a source of strength to the Bank, and the Federal Reserve may charge the Company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank when required. This support may be required at times when the bank holding company may not have the resources to provide the support. Under the prompt corrective action provisions, if a controlled bank is undercapitalized, then the regulators could require the bank holding company to guarantee the bank’s capital restoration plan. In addition, if the Federal Reserve believes that a bank holding company’s activities, assets or affiliates represent a significant risk to the financial safety, soundness or stability of a controlled bank, then the Federal Reserve could require the bank holding company to terminate the activities, liquidate the assets or divest the affiliates. The regulators may require these and other actions in support of controlled banks even if such actions are not in the best interests of the bank holding company or its stockholders. Because the Company is a bank holding company, it is viewed as a source of financial and managerial strength for any controlled depository institutions, like the Bank.

On December 10, 2013, to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”), the four federal banking regulatory agencies and the SEC adopted the Volcker Rule. The Volcker Rule prohibits a banking institution from acquiring or retaining an “ownership interest” in a “covered fund”. A “covered fund” is (i) an entity that would be an investment company under the Investment Company Act of 1940, as amended, but for the exemptions contained in Section 3(c)(1) or Section 3(c)(7) of that Act, (ii) a commodity pool with certain characteristics, and/or (iii) a non-US entity with certain characteristics that is sponsored or owned by a banking entity located or organized in the US. The term “ownership interest” is defined as “any equity, partnership, or other similar interest.”

During 2013, significant media attention was given to the Dodd-Frank Act’s amendment of the BHC Act to require the U.S. financial regulatory agencies to adopt rules that prohibit banking institutions and their affiliates from engaging in proprietary trading and investing in and sponsoring certain unregistered investment companies (defined as hedge funds and private equity funds). The statutory provision is commonly called the “Volcker Rule”. The U.S. financial regulatory agencies adopted final rules implementing the Volcker Rule on December 10, 2013. The Volcker Rule became effective on July 21, 2012 and the final rules initially had an effective date of April 1, 2014, but the U.S. financial regulatory agencies issued an order extending the period during which institutions have to conform their activities and investments to the requirements of the Volcker Rule to July 21, 2015. On December 18, 2014, the Federal Reserve granted an additional one year extension to July 21, 2016, for certain “legacy covered fund” investments and relationships entered into by banking entities prior to December 31, 2013. The Federal Reserve also indicated that it planned to grant an additional one year extension to July 21, 2017, at a later date. We completed our evaluation of the impact of the Volcker Rule and the final rules adopted thereunder and determined that they will not have a material effect on our operations, as we believe that we do not engage in the businesses prohibited by the Volcker Rule. We may incur costs related to the adoption of additional policies and systems to ensure compliance with the Volcker Rule, but we do not expect that such costs would be material.

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In addition, under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), depository institutions insured by the FDIC can be held liable for any losses incurred by, or reasonably anticipated to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. Accordingly, in the event that any insured subsidiary of the Company causes a loss to the FDIC, other insured subsidiaries of the Company could be required to compensate the FDIC by reimbursing it for the estimated amount of such loss. Such cross guaranty liabilities generally are superior in priority to obligations of a financial institution to its shareholders and obligations to other affiliates.

Federal Banking Regulation

Federal banking regulators, such as the Federal Reserve and the FDIC, may prohibit the institutions over which they have supervisory authority from engaging in activities or investments that the agencies believe are unsafe or unsound banking practices. Federal banking regulators have extensive enforcement authority over the institutions they regulate to prohibit or correct activities that violate law, regulation or a regulatory agreement or which are deemed to be unsafe or unsound practices. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease and desist order, the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution-affiliated parties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the removal of or restrictions on directors, officers, employees and institution-affiliated parties, and the enforcement of any such mechanisms through restraining orders or other court actions.

The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, and principal shareholders or any related interest of such persons, which generally require that such credit extensions be made on substantially the same terms as those available to persons who are not related to the Bank and not involve more than the normal risk of repayment. Other laws tie the maximum amount that may be loaned to any one customer and its related interests to capital levels.

As part of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), each federal banking regulator adopted non-capital safety and soundness standards for institutions under its authority. These standards include internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. An institution that fails to meet those standards may be required by the agency to develop a plan acceptable to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. We believe that the Bank meets substantially all standards that have been adopted. FDICIA also imposes capital standards on insured depository institutions.

The Community Reinvestment Act requires the FDIC, in connection with its examination of financial institutions within its jurisdiction, to evaluate the record of those financial institutions in meeting the credit needs of their communities, including low and moderate income neighborhoods, consistent with principles of safe and sound banking practices. These factors are also considered by all regulatory agencies in evaluating mergers, acquisitions and applications to open a branch or facility. As of the date of its most recent examination report, the Bank had a CRA rating of “Satisfactory”.

The Bank is also subject to a variety of other laws and regulations with respect to the operation of its business, including, but not limited to, the Truth in Lending Act, the Truth in Savings Act, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Fair Credit Reporting Act, Expedited Funds Availability (Regulation CC), Reserve Requirements (Regulation D), Privacy of Consumer Information (Regulation P), Margin Stock Loans (Regulation U), the Right To Financial Privacy Act, the Flood Disaster Protection Act, the Homeowners Protection Act, the Servicemembers Civil Relief Act, the Real Estate Settlement Procedures Act, the Telephone Consumer Protection Act, the CAN-SPAM Act, the Children’s Online Privacy Protection Act, and the John Warner National Defense Authorization Act.

Capital Requirements

In addition to operational requirements, the Bank and the Company are subject to risk-based capital regulations, which were adopted and are monitored by federal banking regulators. These regulations are used to evaluate capital adequacy and require an analysis of an institution’s asset risk profile and off-balance sheet exposures, such as unused loan commitments and stand-by letters of credit.

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On July 2, 2013, the Federal Reserve approved final rules that substantially amended the regulatory risk-based capital rules applicable to the Company. The FDIC subsequently approved the same rules, which are applicable to the Bank. The final rules implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act and were implemented as of March 31, 2015.

The Basel III capital rules include new risk-based capital and leverage ratios, which will be phased in from 2015 to 2019, and which refine the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to the Company under the final rules are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The final rules also establish a “capital conservation buffer” above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital. The capital conservation buffer will be phased-in over four years beginning on January 1, 2016, as follows: the maximum buffer will be 0.625% of risk-weighted assets for 2016, 1.25% for 2017, 1.875% for 2018, and 2.5% for 2019 and thereafter. This will result in the following minimum ratios beginning in 2019: (a) a common equity Tier 1 capital ratio of 7.0%, (b) a Tier 1 capital ratio of 8.5% and (c) a total capital ratio of 10.5%. Under the final rules, institutions are subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

The Basel III capital final rules also implement revisions and clarifications consistent with Basel III regarding the various components of Tier 1 capital, including common equity, unrealized gains and losses, as well as certain instruments that no longer qualify as Tier 1 capital, some of which will be phased out over time. Under the final rules, the effects of certain accumulated other comprehensive items are not excluded; however, banking organizations like the Company and the Bank that are not considered “advanced approaches” banking organizations may make a one-time permanent election to continue to exclude these items. The Company and the Bank made this election in their first quarter 2015 regulatory filings in order to avoid significant variations in the level of capital depending upon the impact of interest rate fluctuations on the fair value of the Company’s available-for-sale securities portfolio.

The Basel III capital rules also contain revisions to the prompt corrective action framework, which is designed to place restrictions on insured depository institutions if their capital levels begin to show signs of weakness. These revisions were effective January 1, 2015. Under the prompt corrective action requirements, which are designed to complement the capital conservation buffer, insured depository institutions are required to meet the following capital level requirements in order to qualify as “well capitalized”: (i) a new common equity Tier 1 capital ratio of 6.5%; (ii) a Tier 1 capital ratio of 8% (increased from 6%); (iii) a total capital ratio of 10% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 5% (increased from 4%).

The Basel III capital rules set forth certain changes for the calculation of risk-weighted assets. These changes include (i) an increased number of credit risk exposure categories and risk weights; (ii) an alternative standard of creditworthiness consistent with Section 939A of the Dodd-Frank Act; (iii) revisions to recognition of credit risk mitigation; (iv) rules for risk weighting of equity exposures and past due loans, and (v) revised capital treatment for derivatives and repo-style transactions.

Regulators may require higher capital ratios when warranted by the particular circumstances or risk profile of a given banking organization. In the current regulatory environment, banking organizations must stay well-capitalized in order to receive favorable regulatory treatment on acquisition and other expansion activities and favorable risk-based deposit insurance assessments. Our capital policy establishes guidelines meeting these regulatory requirements and takes into consideration current or anticipated risks as well as potential future growth opportunities.

As of December 31, 2016, we are in compliance with the applicable requirements of the new rules.

Additional information about our capital ratios and requirements is contained in Item 2 of this Registration Statement under the heading, “Capital Resources”.

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Prompt Corrective Action

The Federal Deposit Insurance Act (the “FDI Act”) requires, among other things, the federal banking agencies to take “prompt corrective action” in respect of depository institutions that do not meet minimum capital requirements. The FDI Act includes the following five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare with various relevant capital measures and certain other factors, as established by regulation. The relevant capital measures are the total capital ratio, the Tier 1 capital ratio and the leverage ratio.

A bank will be (i) “well capitalized” if the institution has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater, and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure, (ii) “adequately capitalized” if the institution has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and a leverage ratio of 4.0% or greater and is not “well capitalized”, (iii) “undercapitalized” if the institution has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0% or a leverage ratio of less than 4.0%, (iv) “significantly undercapitalized” if the institution has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio of less than 3.0%, and (v) “critically undercapitalized” if the institution’s tangible equity is equal to or less than 2.0% of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. A bank’s capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank’s overall financial condition or prospects for other purposes.

Effective January 1, 2015, the Basel III capital rules revised the prompt corrective action requirements by (i) introducing the CET1 ratio requirement at each level (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category (other than critically undercapitalized), with the minimum Tier 1 capital ratio for well-capitalized status being 8%; and (iii) eliminating the provision that permitted a bank with a composite supervisory rating of 1 but a leverage ratio of at least 3% to be deemed adequately capitalized. The Basel III Capital Rules did not change the total risk-based capital requirement for any prompt corrective action category.

The FDI Act generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be “undercapitalized.” “Undercapitalized” institutions are subject to growth limitations and are required to submit a capital restoration plan. The agencies may not accept such a plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. In addition, for a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The bank holding company must also provide appropriate assurances of performance. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5.0% of the depository institution’s total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” Significantly undercapitalized” depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.

The appropriate federal banking agency may, under certain circumstances, reclassify a well-capitalized insured depository institution as adequately capitalized. The FDI Act provides that an institution may be reclassified if the appropriate federal banking agency determines (after notice and opportunity for hearing) that the institution is in an unsafe or unsound condition or deems the institution to be engaging in an unsafe or unsound practice.

The appropriate agency is also permitted to require an adequately capitalized or undercapitalized institution to comply with the supervisory provisions as if the institution were in the next lower category (but not treat a significantly undercapitalized institution as critically undercapitalized) based on supervisory information other than the capital levels of the institution.

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As of December 31, 2016, the Bank was “well capitalized” based on the aforementioned ratios.

Liquidity Requirements

We require cash to fund loans, satisfy our obligations under the Bank’s letters of credit, meet the deposit withdrawal demands of the Bank’s customers, and satisfy our other monetary obligations. To the extent that deposits are not adequate to fund these requirements, we can rely on the funding sources identified in Item 2 of this Registration Statement under the heading, “Liquidity Management”. At December 31, 2016, the Bank had $9 million available through unsecured lines of credit with correspondent banks, $30 million available through a secured line of credit with the Fed Discount Window and approximately $53 million available through the Federal Home Loan Bank (“FHLB”). Management is not aware of any demands, commitments, events or uncertainties that are likely to materially affect our ability to meet our future capital requirements.

Historically, the regulation and monitoring of bank liquidity has been addressed as a supervisory matter, without required formulaic measures. The Basel III liquidity framework requires banks to measure their liquidity against specific liquidity tests that, although similar in some respects to liquidity measures historically applied by banks and regulators for management and supervisory purposes, going forward would be required by regulation. One test, referred to as the liquidity coverage ratio (“LCR”), is designed to ensure that the banking entity maintains an adequate level of unencumbered high-quality liquid assets equal to the entity’s expected net cash outflow for a 30-day time horizon (or, if greater, 25% of its expected total cash outflow) under an acute liquidity stress scenario. The other test, referred to as the net stable funding ratio (“NSFR”), is designed to promote more medium- and long-term funding of the assets and activities of banking entities over a one-year time horizon. These requirements will incent banking entities to increase their holdings of U.S. Treasury securities and other sovereign debt as a component of assets and increase the use of long-term debt as a funding source. In October 2013, the federal banking agencies proposed rules implementing the LCR for advanced approaches banking organizations and a modified version of the LCR for bank holding companies with at least $50 billion in total consolidated assets that are not advanced approach banking organizations, neither of which would apply to the Company. The NSFR requirement is currently in an international observation period. Based on the results of the observation period, the Basel Committee and U.S. banking regulators may make further changes to the NSFR. The U.S. regulators have not yet proposed rules to implement the NSFR for U.S. banks and bank holding companies but are expected to do so well in advance of the NSFR’s scheduled global implementation by January 1, 2018.

Deposit Insurance

The Bank is a member of the FDIC and pays an insurance premium to the FDIC based upon its assessable deposits on a quarterly basis. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. Deposits are insured by the FDIC through the Deposit Insurance Fund (the “DIF”) and such insurance is backed by the full faith and credit of the United States Government. Under the Dodd-Frank Act, a permanent increase in deposit insurance to $250,000 was authorized. The coverage limit is per depositor, per insured depository institution for each account ownership category.

The Federal Deposit Insurance Reform Act of 2005, which created the DIF, gave the FDIC greater latitude in setting the assessment rates for insured depository institutions which could be used to impose minimum assessments. The FDIC has the flexibility to adopt actual rates that are higher or lower than the total base assessment rates adopted without notice and comment, if certain conditions are met.

The Dodd-Frank Act also set a new minimum DIF reserve ratio at 1.35% of estimated insured deposits. The FDIC is required to attain this ratio by September 30, 2020. The Dodd-Frank Act required the FDIC to redefine the deposit insurance assessment base for an insured depository institution. Prior to the Dodd-Frank Act, an institution’s assessment base has historically been its domestic deposits, with some adjustments. As redefined pursuant to the Dodd-Frank Act, an institution’s assessment base is now an amount equal to the institution’s average consolidated total assets during the assessment period minus average tangible equity. Institutions with less than $1.0 billion in assets at the end of a fiscal quarter, like the Bank, are permitted to report their average consolidated total assets on a weekly basis (rather than on a daily basis) and to report their average tangible equity on an end-of-quarter balance (rather than on an end-of-month balance).

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DIF-insured institutions pay a Financing Corporation (“FICO”) assessment in order to fund the interest on bonds issued in the 1980s in connection with the failures in the thrift industry. For the fourth quarter of 2015, the annualized FICO assessment was equal to 0.600 basis points computed on assets as required by the Dodd-Frank Act. These assessments will continue until the bonds mature in 2019. The Bank expensed $147,940 and $168,135 in FDIC insurance premiums, including FICO assessments, in 2016 and 2015, respectively.

The FDIC is authorized to conduct examinations of and require reporting by FDIC-insured institutions. It is also authorized to terminate a depository bank’s deposit insurance upon a finding by the FDIC that the bank’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the bank’s regulatory agency. The termination of deposit insurance would have a material adverse effect on our earnings, operations and financial condition.

The FDIC is authorized to conduct examinations of and require reporting by FDIC-insured institutions. It is also authorized to terminate a depository bank’s deposit insurance upon a finding by the FDIC that the bank’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the bank’s regulatory agency. The termination of deposit insurance for our bank subsidiary would have a material adverse effect on our earnings, operations and financial condition.

Bank Secrecy Act/Anti-Money Laundering

The Bank Secrecy Act (“BSA”), which is intended to require financial institutions to develop policies, procedures, and practices to prevent and deter money laundering, mandates that every insured depository institution have a written, board-approved program that is reasonably designed to assure and monitor compliance with the BSA.

The program must, at a minimum: (i) provide for a system of internal controls to assure ongoing compliance; (ii) provide for independent testing for compliance; (iii) designate an individual responsible for coordinating and monitoring day-to-day compliance; and (iv) provide training for appropriate personnel. In addition, state-chartered banks are required to adopt a customer identification program as part of its BSA compliance program. State-chartered banks are also required to file Suspicious Activity Reports when they detect certain known or suspected violations of federal law or suspicious transactions related to a money laundering activity or a violation of the BSA.

In addition to complying with the BSA, the Bank is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”). The USA Patriot Act is designed to deny terrorists and criminals the ability to obtain access to the United States’ financial system and has significant implications for depository institutions, brokers, dealers, and other businesses involved in the transfer of money. The USA Patriot Act mandates that financial service companies implement additional policies and procedures and take heightened measures designed to address any or all of the following matters: customer identification programs, money laundering, terrorist financing, identifying and reporting suspicious activities and currency transactions, currency crimes, and cooperation between financial institutions and law enforcement authorities.

Mortgage Lending and Servicing

In January 2013, the CFPB issued eight final regulations governing mainly consumer mortgage lending. These regulations became effective in January 2014.

One of these rules, effective on January 10, 2014, requires mortgage lenders to make a reasonable and good faith determination based on verified and documented information that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms. This rule also defines “qualified mortgages.” In general, a “qualified mortgage” is a mortgage loan without negative amortization, interest-only payments, balloon payments, or a term exceeding 30 years, where the lender determines that the borrower has the ability to repay, and where the borrower’s points and fees do not exceed 3% of the total loan amount. Qualified mortgages that that are not “higher-priced” are afforded a safe harbor presumption of compliance with the ability to repay rules. Qualified mortgages that are “higher-priced” garner a rebuttable presumption of compliance with the ability to repay rules.

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The CFPB regulations also: (i) require that “higher-priced” mortgages must have escrow accounts for taxes and insurance and similar recurring expenses; (ii) expand the scope of the high-rate, high-cost mortgage provisions by, among other provisions, lowering the rates and fees that lead to coverage and including home equity lines of credit; (iii) revise rules for mortgage loan originator compensation; (iv) add prohibitions against mandatory arbitration provisions and financing single premium credit insurances; and (v) impose a broader requirement for providing borrowers with copies of all appraisals on first-lien dwelling secured loans.

Effective January 10, 2014, the CFPB’s final Truth-in-Lending Act rules relating to mortgage servicing impose new obligations to credit payments and provide payoff statements within certain time periods and provide new notices prior to interest rate and payment adjustments. Effective on that same date, the CFPB’s final Real Estate Settlement Procedures Act rules add new obligations on the servicer when a mortgage loan is default.

On November 20, 2013, the CFPB issued a final rule on integrated mortgage disclosures under the Truth-in-Lending Act and the Real Estate Settlement Procedures Act, for which compliance was required by October 3, 2015. As of December 31, 2015, we believe that we are in compliance with this new rule.

Consumer Lending – Military Lending Act

The Military Lending Act (the “MLA”), which was initially implemented in 2007, was amended and its coverage significantly expanded in 2015. The Department of Defense (the “DOD”) issued a final rule under the MLA that took effect on October 15, 2015, but financial institutions were not required to take action until October 3, 2016. The types of credit covered under the MLA were expanded to include virtually all consumer loan and credit card products (except for loans secured by residential real property and certain purchase-money motor vehicle/personal property secured transactions). Lenders must now provide specific written and oral disclosures concerning the protections of the MLA to active duty members of the military and dependents of active duty members of the military (“covered borrowers”). The rule imposes a 36% “Military Annual Percentage Rate” cap that includes costs associated with credit insurance premiums, fees for ancillary products, finance charges associated with the transactions, and application and participation charges. In addition, loan terms cannot include (i) a mandatory arbitration provision, (ii) a waiver of consumer protection laws, (iii) mandatory allotments from military benefits, or (iv) a prepayment penalty. The revised rule also prohibits “roll-over” or refinances of the same loan unless the new loan provides more favorable terms for the covered borrower. Lenders may verify covered borrower status using a DOD database or information provided by credit bureaus. We believe that we are in compliance with the revised rule.

Laws Related to the Insurance Subsidiary

The Insurance Subsidiary is treated as a separate legal entity for state law purposes and is licensed and supervised by the Tennessee Insurance Department as a protected cell of a protected cell captive insurance company. Tennessee insurance law requires a protected cell to possess and maintain unimpaired paid-in capital and surplus of at least $25,000, and the Tennessee Insurance Department has the authority to prescribe additional requirements based on the type, volume and nature of insurance business to be conducted. No captive insurance company may pay a dividend out of, or other distribution with respect to, capital or surplus without the prior approval of the Tennessee Insurance Department.

In addition to these state law requirements, our ability to realize the anticipated tax benefits of operating the Insurance Subsidiary is conditioned on the Insurance Subsidiary being deemed a “captive insurance company” under the IRC. Under federal tax law, an insurance company will be deemed a “captive insurance company” only if, among other things, the risks insured or reinsured by the insurance company on behalf of its owners and their affiliates constitute less than 50% of all risks insured or reinsured by the insurance company. Provided that the Insurance Subsidiary satisfies this requirement, it will not pay federal or state income taxes on the premium income that it receives from the Bank and its other affiliates so long as (under current law) the aggregate amount of those premiums does not exceed $2.2 million per year. To achieve the benefits for which the Insurance Subsidiary was formed, we must ensure that its operations are structured in a manner that satisfies this risk allocation requirement.

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Federal Securities Laws

Upon the effectiveness of this Registration Statement, the shares of the Company’s common stock will be registered with the SEC under Section 12(g) of the Exchange Act and the Company will be subject to the information reporting requirements, proxy solicitation requirements, insider trading restrictions and other requirements of the Exchange Act, including the requirements imposed under the federal Sarbanes-Oxley Act of 2002. Among other things, loans to and other transactions with insiders are subject to restrictions and heightened disclosure.

Governmental Monetary and Credit Policies and Economic Controls

The earnings and growth of the banking industry and ultimately of the Bank are affected by the monetary and credit policies of governmental authorities, including the Federal Reserve. An important function of the Federal Reserve is to regulate the national supply of bank credit in order to control recessionary and inflationary pressures. Among the instruments of monetary policy used by the Federal Reserve to implement these objectives are open market operations in U.S. Government securities, changes in the federal funds rate, changes in the discount rate of member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth of bank loans, investments and deposits and may also affect interest rates charged on loans or paid on deposits. The monetary policies of the Federal Reserve authorities have had a significant effect on the operating results of commercial banks in the past and are expected to continue to have such an effect in the future. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or their effect on our businesses and earnings.

Seasonality

Management does not believe that our business activities are seasonal in nature. Deposit and loan demand may vary depending on local and national economic conditions, but management believes that any variation will not have a material impact on our planning or policy-making strategies.

Employees

As of March 31, 2017, we employed 86 individuals, of whom 66 were full-time employees.

ITEM 1A.	RISK FACTORS.

The significant risks and uncertainties related to us, our business and our securities of which we are aware are discussed below. You should carefully consider these risks and uncertainties before making investment decisions in respect of our securities. Any of these factors could materially and adversely affect our business, financial condition, operating results and prospects and could negatively impact the market price of our securities. If any of these risks materialize, you could lose all or part of your investment in the Company. Additional risks and uncertainties that we do not yet know of, or that we currently think are immaterial, may also impair our business operations. You should also consider the other information contained in this Registration Statement, including our financial statements and the related notes, before making investment decisions in respect of our securities.

Risks Relating to the Company and its Affiliates

The Company’s future success depends on the successful growth of its subsidiaries.

The Company’s primary business activity for the foreseeable future will be to act as the holding company of the Bank and the Insurance Subsidiary. Therefore, the Company’s future profitability will depend on the success and growth of these subsidiaries. In the future, part of our growth may come from buying other banks and buying or establishing other companies. Such entities may not be profitable after they are purchased or established, and they may lose money, particularly at first. A new bank or company may bring with it unexpected liabilities, bad loans, or bad employee relations, or the new bank or company may lose customers.

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Interest rates and other economic conditions will impact our results of operations.

Our results of operations may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. Our profitability is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities (i.e., net interest income), including advances from FHLB. Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities. If more assets reprice or mature than liabilities during a falling interest rate environment, then our earnings could be negatively impacted. Conversely, if more liabilities reprice or mature than assets during a rising interest rate environment, then our earnings could be negatively impacted. Fluctuations in interest rates are not predictable or controllable. There can be no assurance that our attempts to structure our asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates will be successful in the event of such changes.

The majority of our business is concentrated in Maryland, much of which involves real estate lending, so a decline in the real estate and credit markets could materially and adversely impact our financial condition and results of operations.

Most of the Bank’s loans are made to borrowers located in Maryland, and many of these loans, including construction and land development loans, are secured by real estate. At December 31, 2016, approximately 5%, or $14 million, of our total loans were real estate acquisition, construction and development loans that were secured by real estate. Accordingly, a decline in local economic conditions would likely have an adverse impact on our financial condition and results of operations, and the impact on us would likely be greater than the impact felt by larger financial institutions whose loan portfolios are geographically diverse. We cannot guarantee that any risk management practices we implement to address our geographic and loan concentrations will be effective to prevent losses relating to our loan portfolio.

The national and local economies were significantly and adversely impacted by the banking crisis and resulting economic recession that began around 2008, and these conditions have caused a host of challenges for financial institutions, including the Bank. For example, these conditions have made it more difficult for real estate owners and owners of loans secured by real estate to sell their assets at desirable times and prices. Not only have these conditions impacted the demand for credit to finance the acquisition and development of real estate, but it has also impaired the ability of banks, including the Bank, to sell real estate acquired through foreclosure. In the case of real estate acquisition, construction and development projects that we have financed, these challenging economic conditions have caused some of our borrowers to default on their loans. Because of the deterioration in the market values of real estate collateral caused by the recession, banks, including the Bank, have been unable to recover the full amounts due under many of their loans when forced to foreclose on and sell the real estate collateral. The national and local economies and real estate markets have seen marked improvement since 2008, but we could again be faced with these challenges and their consequences if these recoveries were to stall or deteriorate.

The Bank’s concentrations of commercial real estate loans could subject it to increased regulatory scrutiny and directives, which could force us to preserve or raise capital and/or limit future commercial lending activities.

The Federal Reserve, the FDIC, and the other federal banking regulators issued guidance in December 2006 entitled “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices” directed at institutions who have particularly high concentrations of CRE loans within their lending portfolios. This guidance suggests that these institutions face a heightened risk of financial difficulties in the event of adverse changes in the economy and CRE markets. Accordingly, the guidance suggests that institutions whose concentrations exceed certain percentages of capital should implement heightened risk management practices appropriate to their concentration risk. The guidance provides that banking regulators may require such institutions to reduce their concentrations and/or maintain higher capital ratios than institutions with lower concentrations in CRE.

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The Bank may experience loan losses in excess of its allowance, which would reduce our earnings.

The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loans being made, the creditworthiness of the borrowers over the term of the loans and, in the case of collateralized loans, the value and marketability of the collateral for the loans. Management of the Bank maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, or if the bank regulatory authorities require us to increase the allowance for loan losses as a part of its examination process, our earnings and capital could be significantly and adversely affected. Although management continually monitors our loan portfolio and makes determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to our non-performing or performing loans. Material additions to the allowance for loan losses could result in a material decrease in our net income and capital, and could have a material adverse effect on our financial condition.

The market value of our investments could decline.

As of December 31, 2016, investment securities in our investment portfolio having a cost basis of $35 million and a market value of $34 million were classified as available-for-sale pursuant to FASB Accounting Standards Codification (“ASC”) Topic 320, Investments – Debt and Equity Securities, relating to accounting for investments. Topic 320 requires that unrealized gains and losses in the estimated value of the available-for-sale portfolio be “marked to market” and reflected as a separate item in shareholders’ equity (net of tax) as accumulated other comprehensive gain or loss. There can be no assurance that future market performance of our investment portfolio will enable us to realize income from sales of securities. Stockholders’ equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. Moreover, there can be no assurance that the market value of our investment portfolio will not decline, causing a corresponding decline in shareholders’ equity.

Management believes that several factors could affect the market value of our investment portfolio. These include, but are not limited to, changes in interest rates or expectations of changes, the degree of volatility in the securities markets, inflation rates or expectations of inflation and the slope of the interest rate yield curve (the yield curve refers to the differences between shorter-term and longer-term interest rates; a positively sloped yield curve means shorter-term rates are lower than longer-term rates). Also, the passage of time will affect the market values of our investment securities, in that the closer they are to maturing, the closer the market price should be to par value. These and other factors may impact specific categories of the portfolio differently, and management cannot predict the effect these factors may have on any specific category.

Impairment of investment securities or deferred tax assets could require charges to earnings, which could result in a negative impact on our results of operations.

In assessing whether the impairment of investment securities is other-than-temporary, management considers the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability to retain our investment in the security for a period of time sufficient to allow for any anticipated recovery in fair value in the near term. See the discussion under the heading “Estimates and Critical Accounting Policies – Other-Than-Temporary Impairment of Investment Securities” in Item 2 of this Registration Statement for further information.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Assessing the need for, or the sufficiency of, a valuation allowance requires management to evaluate all available evidence, both negative and positive, including the recent trend of quarterly earnings. Positive evidence necessary to overcome the negative evidence includes whether future taxable income in sufficient amounts and character within the carryback and carry forward periods is available under the tax law, including the use of tax planning strategies. When negative evidence (e.g., cumulative losses in recent years, history of operating loss or tax credit carry forwards expiring unused) exists, more positive evidence than negative evidence will be necessary. At December 31, 2016, our net deferred tax assets were valued at $1.0 million.

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The impact of each of these impairment matters could have a material adverse effect on our business, results of operations, and financial condition.

We could have a material write down related to our deferred tax asset as a result of a decrease in our corporate tax rate.

Since the 2016 presidential election, there has been a great deal of discussion relating to possible changes to the IRC and corporate tax rates. A number of proposals for broad reform of the corporate tax system are under evaluation by various legislative and administrative bodies, but it is not possible to accurately determine the overall impact of such proposals on our tax rate at this time. As of December 31, 2016, the balance of our net deferred tax asset was $1.0 million. Any decrease in our corporate tax rate would result in an immediate decrease in the deferred tax asset and a related charge to earnings that could materially affect our financial results.

We operate in a competitive environment, and our inability to effectively compete could adversely and materially impact our financial condition and results of operations.

We operate in a competitive environment, competing for loans, deposits, and customers with commercial banks, savings associations and other financial entities. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market and mutual funds and other investment alternatives. Competition for loans comes primarily from other commercial banks, savings associations, mortgage banking firms, credit unions and other financial intermediaries. Competition for other products, such as securities products, comes from other banks, securities and brokerage companies, and other non-bank financial service providers in our market area. Many of these competitors are much larger in terms of total assets and capitalization, have greater access to capital markets, and/or offer a broader range of financial services than those that we offer. In addition, banks with a larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the needs of larger customers.

In addition, changes to the banking laws over the last several years have facilitated interstate branching, merger and expanded activities by banks and holding companies. For example, the federal Gramm-Leach-Bliley Act (the “GLB Act”) revised the BHC Act and repealed the affiliation provisions of the Glass-Steagall Act of 1933, which, taken together, limited the securities and other non-banking activities of any company that controls an FDIC insured financial institution. As a result, the ability of financial institutions to branch across state lines and the ability of these institutions to engage in previously-prohibited activities are now accepted elements of competition in the banking industry. These changes may bring us into competition with more and a wider array of institutions, which may reduce our ability to attract or retain customers. Management cannot predict the extent to which we will face such additional competition or the degree to which such competition will impact our financial conditions or results of operations.

The banking industry is heavily regulated; significant regulatory changes could adversely affect our operations.

Our operations will be impacted by current and future legislation and by the policies established from time to time by various federal and state regulatory authorities. The Company is subject to supervision by the Federal Reserve. The Bank is subject to supervision and periodic examination by the Maryland Commissioner of Financial Regulation and the FDIC. The Insurance Subsidiary is subject to supervision and periodic examination by the Tennessee Insurance Department. Banking regulations, designed primarily for the safety of depositors, and insurance regulations, designed primarily for the safety of insureds, may limit a financial institution’s growth and the return to its investors by restricting such activities as the payment of dividends, mergers with or acquisitions by other institutions, investments, loans and interest rates, interest rates paid on deposits, expansion of branch offices, and the offering of securities or trust services. The Company and the Bank are also subject to capitalization guidelines established by federal law and the Insurance Subsidiary is subject to capitalization guidelines established by Tennessee law, and could be subject to enforcement actions to the extent that they are found by regulatory examiners to be undercapitalized. It is not possible to predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our future business and earnings prospects. Management also cannot predict the nature or the extent of the effect on our business and earnings of future fiscal or monetary policies, economic controls, or new federal or state legislation. Further, the cost of compliance with regulatory requirements may adversely affect our ability to operate profitably.

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The full impact of the Dodd-Frank Act is unknown because significant rule making efforts are still required to fully implement all of its requirements, but it will likely materially increase our regulatory expenses.

The Dodd-Frank Act represents a comprehensive overhaul of the financial services industry within the United States and affects the lending, investment, trading and operating activities of all financial institutions. Significantly, the Dodd-Frank Act includes the following provisions that affect the Bank:

•	It established the CFPB, which has rulemaking authority over many of the statutes governing products and services offered to Bank customers. The creation of the CFPB will directly impact the scope and cost of products and services offered to consumers by the Bank and may have a significant effect on its financial performance.

•	It revised the FDIC’s insurance assessment methodology so that premiums are assessed based upon the average consolidated total assets of the Bank less tangible equity capital.

•	It permanently increased deposit insurance coverage to $250,000.

•	It authorized the Federal Reserve to set debit interchange fees in an amount that is “reasonable and proportional” to the costs incurred by processors and card issuers. Under the final rule issued by the Federal Reserve, there is a cap of $0.21 per transaction (with a maximum of $.24 per transaction permitted if certain requirements are met). Implementation of these caps went into effect on October 1, 2011.

•	It imposes proprietary trading restrictions on insured depository institutions and their holding companies that prohibit them from engaging in proprietary trading except in limited circumstances, and prevents them from owning equity interests in excess of three percent (3%) of a bank’s Tier 1 capital in private equity and hedge funds.

Based on the text of the Dodd-Frank Act and the implementing regulations (both effective and yet-to-be-published), it is anticipated that the costs to banks may increase or fee income may decrease significantly, which could adversely affect our results of operations, financial condition and/or liquidity.

The Consumer Financial Protection Bureau may reshape the consumer financial laws through rulemaking and enforcement of the prohibitions against unfair, deceptive and abusive business practices. Compliance with any such change may impact our business operations.

The CFPB has broad rulemaking authority to administer and carry out the provisions of the Dodd-Frank Act with respect to financial institutions that offer covered financial products and services to consumers. The CFPB has also been directed to adopt rules identifying practices or acts that are unfair, deceptive or abusive in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service. The concept of what may be considered to be an “abusive” practice is new under the law. The full scope of the impact of this authority has not yet been determined as the CFPB has not yet released significant supervisory guidance.

As discussed above, the CFPB issued several rules in 2013 relating to mortgage operations and servicing, including a rule requiring mortgage lenders to make a reasonable and good faith determination based on verified and documented information that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms, or to originate “qualified mortgages” that meet specific requirements with respect to terms, pricing and fees. These new rules have required the Bank to dedicate significant personnel resources and could have a material adverse effect on our operations.

17

Bank regulators and other regulations, including the Basel III Capital Rules, may require higher capital levels, impacting our ability to pay dividends or repurchase our stock.

The capital standards to which we are subject, including the standards created by the Basel III Capital Rules, may materially limit our ability to use our capital resources and/or could require us to raise additional capital by issuing common stock. The issuance of additional shares of common stock could dilute existing stockholders.

We may be adversely affected by other recent legislation and rule-making efforts.

In November 2009, the Federal Reserve announced amendments to Regulation E that prohibit financial institutions from charging fees to consumers for paying overdrafts on automated teller machine and one-time debit card transactions unless a consumer consents, or opts-in, to the overdraft service for those types of transactions. These amendments became effective on July 1, 2010 for new consumer accounts and August 15, 2010 for existing consumer accounts.

In addition, the Federal Reserve has issued rules pursuant to the Dodd-Frank Act governing debit card interchange fees that apply to institutions with greater than $10 billion in assets. Although we are not subject to these rules, market forces may effectively require the Bank to adopt a debit card interchange fee structure that complies with these rules, in which case our non-interest income for future periods could be materially and adversely affected.

As discussed above, the GLB Act repealed restrictions on banks affiliating with securities firms and it also permitted certain bank holding companies to become financial holding companies. Financial holding companies are permitted to engage in a host of financial activities, and activities that are incidental to financial activities, that are not permitted for bank holding companies who have not elected to become financial holding companies, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. Although the Company is a financial holding company, we may face significant competition from other financial holding companies that are larger than the Company or otherwise have more resources to deploy with respect to these expanded financial products and services.

The federal Sarbanes-Oxley Act of 2002 requires management of every publicly traded company to perform an annual assessment of the company’s internal control over financial reporting and to report on whether the system is effective as of the end of the company’s fiscal year. Following the effective date of this Registration Statement, the Company will become subject to these assessment requirements. If our management were to discover and report significant deficiencies or material weaknesses in our internal control over financial reporting, then the market value of our securities and stockholder value could decline.

The USA Patriot Act requires certain financial institutions, such as the Bank, to maintain and prepare additional records and reports that are designed to assist the government’s efforts to combat terrorism. This law includes sweeping anti-money laundering and financial transparency laws and required additional regulations, including, among other things, standards for verifying client identification when opening an account and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. If we fail to comply with this law, we could be exposed to adverse publicity as well as fines and penalties assessed by regulatory agencies.

Customer concern about deposit insurance may cause a decrease in deposits held at the Bank.

Due to the large number of bank failures that have occurred since the 2008 recession, banking customers across the country have become increasingly concerned about the extent to which their deposits are insured by the FDIC. This concern could cause the Bank’s customers to withdraw deposits from the Bank in an effort to ensure that the amount they have on deposit with us is fully-insured. Because the Bank relies heavily on deposits to fund loans and purchase other interest-earning assets, a decrease in deposits could have a materially adverse effect on our funding costs and net income.

18

The Bank’s funding sources may prove insufficient to replace deposits and support our future growth.

The Bank relies on customer deposits, advances from the FHLB, lines of credit at other financial institutions and brokered funds to fund our operations. Although the Bank has historically been able to replace maturing deposits and advances if desired, no assurance can be given that the Bank would be able to replace such funds in the future if our financial condition or the financial condition of the FHLB or market conditions were to change. Our financial flexibility will be severely constrained and/or our cost of funds will increase if we are unable to maintain our access to funding or if financing necessary to accommodate future growth is not available at favorable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In that case, our profitability would be adversely affected.

The loss of key personnel could disrupt our operations and result in reduced earnings.

Our growth and profitability will depend upon our ability to attract and retain skilled managerial, marketing and technical personnel. Competition for qualified personnel in the financial services industry is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. Our current executive officers provide valuable services based on their many years of experience and in-depth knowledge of the banking industry and the market areas we serve. Due to the intense competition for financial professionals, these key personnel would be difficult to replace and an unexpected loss of their services could result in a disruption to the continuity of operations and a possible reduction in earnings.

The Bank’s lending activities subject the Bank to the risk of environmental liabilities.

A significant portion of the Bank’s loan portfolio is secured by real property. During the ordinary course of business, the Bank may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, the Bank may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require the Bank to incur substantial expenses and may materially reduce the affected property’s value or limit the Bank’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase the Bank’s exposure to environmental liability. Although the Bank has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

We may be subject to claims and the costs of defensive actions, and such claims and costs could materially and adversely impact our financial condition and results of operations.

Our customers may sue us for losses due to alleged breaches of fiduciary duties, errors and omissions of employees, officers and agents, incomplete documentation, our failure to comply with applicable laws and regulations, or many other reasons. Also, our employees may knowingly or unknowingly violate laws and regulations. Management may not be aware of any violations until after their occurrence. This lack of knowledge may not insulate us from liability. Claims and legal actions will result in legal expenses and could subject us to liabilities that may reduce our profitability and hurt our financial condition.

We may not be able to keep pace with developments in technology.

We use various technologies in conducting our businesses, including telecommunication, data processing, computers, automation, internet-based banking, and debit cards. Technology changes rapidly. Our ability to compete successfully with other financial institutions may depend on whether we can exploit technological changes. We may not be able to exploit technological changes, and any investment we do make may not make us more profitable.

19

Safeguarding our business and customer information increases our cost of operations. To the extent that we, or our third party vendors, are unable to prevent the theft of or unauthorized access to this information, our operations may become disrupted, we may be subject to claims, and our net income may be adversely affected.

Our business depends heavily on the use of computer systems, the Internet and other means of electronic communication and recordkeeping. Accordingly, we must protect our computer systems and network from break-ins, security breaches, and other risks that could disrupt our operations or jeopardize the security of our business and customer information. Moreover, we use third party vendors to provide products and services necessary to conduct our day-to-day operations, which exposes us to risk that these vendors will not perform in accordance with the service arrangements, including by failing to protect the confidential information we entrust to them. Any security measures that we or our vendors implement, including encryption and authentication technology that we use to effect secure transmissions of confidential information, may not be effective to prevent the loss or theft of our information or to prevent risks associated with the Internet, such as cyber-fraud. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments could permit unauthorized persons to gain access to our confidential information in spite of the use of security measures that we believe are adequate. Any compromise of our security measures or of the security measures employed by our vendors of our third party could disrupt our business and/or could subject us to claims from our customers, either of which could have a material adverse effect on our business, financial condition and results of operations.

We may not achieve the expected benefits from our captive insurance company.

We formed the Insurance Subsidiary as a captive insurance company in late 2016 to insure or reinsure certain risks faced by the Company and the Bank. The Insurance Subsidiary is part of our enterprise-wide, multi-year insurance strategy that is intended to better position our risk programs and provide us with increased flexibility in the management of our insurance programs as well as contribute to efficiencies relating to our insurance programs over time. We may experience unanticipated events that could reduce or eliminate the benefits, both operational and financial, that we hope to realize through this entity, including, without limitation, significant insurance claims and/or changes in tax laws. In particular, we may not realize the tax benefits of owning a captive insurance company. The Insurance Subsidiary will qualify as a “captive insurance company” under the IRC only if the risks assumed by the Insurance Subsidiary on behalf of the Company and its other affiliates constitute less than 50% of all risks insured or reinsured by the Insurance Subsidiary. If it qualifies as such, then, under current law, it will not pay federal or state income taxes on the premium income that it receives from the Company and its other affiliates so long as the aggregate amount of those premiums does not exceed $2.2 million per year. To achieve this tax classification, the Insurance Company has entered into a risk pooling and quota sharing arrangement with unaffiliated third parties who have invested in similar captive insurance company subsidiaries. Although we believe that this structure satisfies the requirements of the IRC relating to captive insurance companies, we have not received a private letter ruling to that effect from the Internal Revenue Service or any state taxing authority. Further, because the effect of the Insurance Subsidiary’s risk pooling and quota sharing arrangement on its captive insurance company status depends on participation by third parties who may choose to terminate that participation for a particular policy year or altogether, no assurance can be given that the Insurance Subsidiary will be able to achieve captive insurance company status in any future year. If that were to occur, we would likely suspend the operations of the Insurance Subsidiary.

It should be noted that the operation by financial holding companies of captive insurance companies having a structure similar to the Insurance Subsidiary and FCBI is a relatively new development. Moreover, we have no experience operating a captive insurance company. If we are not able to successfully manage the Insurance Subsidiary, either due to our lack of experience or otherwise, then our financial condition and/or results of operations could be materially and adversely impacted.

20

Risks Relating to Ownership of Our Common Stock

Our ability to pay dividends on the common stock is limited by applicable law, and the payment of dividends is at the discretion of our board of directors.

Although the Bank had a history of paying dividends on its common stock prior to the Reorganization, the Company was incorporated in August 2016 and has paid only $596,540 cash dividends since its incorporation. Because the Company is not engaged in any direct business activities, the Company expects to fund dividends, if and when declared by the Company’s board of directors, using cash received from the Bank and the Insurance Subsidiary. No assurance can be given that the Bank or the Insurance Subsidiary will be able to pay dividends to the Company for these purposes at times and/or in amounts requested by the Company. Both federal and Maryland laws impose restrictions on the ability of the Bank to pay dividends, and Tennessee law imposes restrictions on the Insurance Subsidiary’s ability to pay dividends. Further information about these limitations is contained in Item 11 of this Registration Statement under the heading, “Dividends and Other Distributions”.

Notwithstanding the foregoing, stockholders must understand that the declaration and payment of dividends and the amounts thereof are at the discretion of the Company’s board of directors. Thus, even at times when the Company could pay cash dividends on its common stock, neither the payment of such dividends nor the amounts thereof can be guaranteed.

The shares of common stock are not insured.

The shares of our common stock are not deposits and are not insured against loss by the FDIC or any other governmental or private agency.

Our common stock is not heavily traded, and the stock price may fluctuate significantly.

Our common stock is not traded on any exchange. Certain brokers currently make a market in the common stock by trading shares in the over-the-counter market, but such transactions are infrequent and the volume of shares traded is relatively small. Management cannot predict whether these or other brokers will continue to make a market in our common stock. Prices on stock that is not heavily traded, such as our common stock, can be more volatile than stock trading in an active public market. Factors such as our financial results, the introduction of new products and services by us or our competitors, publicity regarding the banking industry, and various other factors affecting the banking industry may have a significant impact on the market price of the shares the common stock. Management also cannot predict the extent to which an active public market for our common stock will develop or be sustained in the future. Accordingly, stockholders may not be able to sell their shares of our common stock at the volumes, prices, or times that they desire.

The Company’s Articles of Incorporation and Bylaws and Maryland law may discourage a corporate takeover.

The Company’s Articles of Incorporation (the “Charter”) and Bylaws contain certain provisions designed to enhance the ability of the Company’s board of directors to deal with attempts to acquire control of the Company. First, the board of directors is classified into four classes. Directors of each class serve for staggered four-year periods, and no director may be removed except for cause, and then only by the affirmative vote of a majority of the outstanding voting stock. Second, the board has the authority to classify and reclassify unissued shares of stock of any class or series of stock by setting, fixing, eliminating, or altering in any one or more respects the preferences, rights, voting powers, restrictions and qualifications of, dividends on, and redemption, conversion, exchange, and other rights of, such securities. The board could use this authority, along with its authority to authorize the issuance of securities of any class or series, to issue shares having terms favorable to management to a person or persons affiliated with or otherwise friendly to management. In addition, the Bylaws require any stockholder who desires to nominate a director to abide by strict notice requirements.

Maryland law also contains anti-takeover provisions that apply to the Company. The Maryland Business Combination Act generally prohibits, subject to certain limited exceptions, corporations from being involved in any “business combination” (defined as a variety of transactions, including a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any “interested shareholder” for a period of five years following the most recent date on which the interested shareholder became an interested shareholder. An interested shareholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of a corporation after the date on which that corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of that corporation and was the beneficial owner, directly or indirectly, of 10% percent or more of the voting power of the then outstanding stock of that corporation at any time within the two-year period immediately prior to the date in question and after the date on which that corporation had 100 or more beneficial owners of its stock. The Maryland Control Share Acquisition Act applies to acquisitions of “control shares”, which, subject to certain exceptions, are shares the acquisition of which entitle the holder, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of a corporation in the election of directors within any of the following ranges of voting power: one-tenth or more, but less than one-third of all voting power; one-third or more, but less than a majority of all voting power or a majority or more of all voting power. Control shares have limited voting rights.

21

Although these provisions do not preclude a takeover, they may have the effect of discouraging, delaying or deferring a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock. Such provisions will also render the removal of the Company’s board of directors and of management more difficult and, therefore, may serve to perpetuate current management. These provisions could potentially adversely affect the market prices of the Company’s securities.

ITEM 2.	FINANCIAL INFORMATION.

SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data for each of the last five calendar years and is qualified in its entirety by the detailed information and financial statements, including notes thereto, included elsewhere in this Registration Statement.

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	2016	2015	2014	2013	2012
	Restated
OPERATING DATA

Interest income	$15,351,497	$14,705,401	$14,080,625	$13,145,932	$13,334,852
Interest expense	1,346,120	1,189,646	1,157,044	1,229,962	1,543,127
Net interest income	14,005,377	13,515,755	12,923,581	11,915,970	11,791,725
Provision for loan losses	-	-	124,000	-	280,000
Net interest income after provision for loan losses	14,005,377	13,515,755	12,799,581	11,915,970	11,511,725
Noninterest income	1,465,197	1,986,260	1,240,360	1,416,552	1,488,405
Noninterest expense	9,534,625	8,703,588	8,421,114	8,233,724	8,081,562
Income before income taxes	5,935,949	6,798,427	5,618,827	5,098,798	4,918,568
Income taxes	2,026,820	2,530,205	2,044,854	1,837,847	1,760,577
Net income	$3,909,129	$4,268,222	$3,573,973	$3,260,951	$3,157,991

PER SHARE DATA

Net income (Basic)	$2.37	$2.61	$2.21	$2.05	$2.01
Dividends	$0.70	$0.64	$0.59	$0.54	$0.49
Book value per share	$23.55	$21.99	$20.08	$18.22	$17.12
Dividend payout ratio	29.58%	24.52%	26.70%	26.34%	24.38%

KEY RATIOS

Return on average assets	1.08%	1.29%	1.15%	1.16%	1.19%
Return on average equity	10.26%	12.26%	11.43%	11.42%	12.10%
Net yield on interest-earning assets	4.13%	4.33%	4.47%	4.57%	4.82%
Efficiency ratio	61.63%	56.14%	59.45%	61.76%	60.85%
Average equity to average assets	10.56%	10.50%	10.05%	10.12%	9.81%

AT PERIOD END

Total assets	$379,831,359	$345,309,996	$322,787,387	$299,696,863	$275,678,997
Loans, net and loans held for sale	296,171,072	268,249,402	262,642,513	242,400,282	215,732,977
Cash, federal funds sold, and other interest-earning deposits	13,312,915	20,192,839	12,583,313	11,652,949	14,162,898
Securities	52,373,567	40,248,651	31,521,616	28,886,337	29,138,128
Deposits	302,715,136	275,964,737	261,210,530	239,301,461	223,777,174
Borrowings	36,226,159	31,490,619	27,639,327	30,028,849	23,805,224
Stockholders' equity	39,012,277	36,223,361	32,702,470	29,309,236	27,185,871

SELECTED AVERAGE BALANCES

Total assets	$361,005,005	$331,522,302	$311,036,540	$282,166,001	$266,001,542
Loans, net and loans held for sale	281,709,043	269,406,618	250,184,181	221,296,084	203,674,734
Cash, federal funds sold, and other interest-earning deposits	13,271,319	15,227,040	15,887,073	14,287,631	11,429,805
Securities	50,876,488	31,988,098	29,825,093	31,502,253	35,385,731
Deposits	284,921,811	265,634,314	249,741,172	226,685,504	216,758,404
Borrowings	36,175,989	29,363,070	28,672,245	25,844,870	22,075,830
Stockholders' equity	38,115,746	34,810,159	31,268,365	28,543,659	26,101,101

ASSET QUALITY

Nonperforming assets	$1,166,889	$1,429,313	$943,846	$2,219,391	$2,987,707
Nonperforming assets/total assets	0.31%	0.41%	0.29%	0.74%	1.08%
Allowance for loan losses/total loans	0.79%	0.95%	1.05%	1.07%	1.24%

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto for the years ended December 31, 2016 and 2015, which are included in Item 13 of this Registration Statement.

The Company was incorporated on August 8, 2016 for the purpose of becoming the bank holding company of the Bank in a share exchange transaction that was intended to constitute a tax-free exchange under Section 351 of the IRC. As discussed in Item 1 of this Registration Statement, the Reorganization was consummated on November 1, 2016, at which time the Bank became a wholly-owned subsidiary of the Company and all of the Bank’s stockholders became stockholders of the Company by virtue of the conversion of their shares of common stock of the Bank into an equal number of shares of common stock of the Company. Although we use the terms “Company”, “we”, “us”, and “our” in this Item, the discussion and analysis with respect to periods ending prior to November 1, 2016 relate to the operations of the Bank and its consolidated subsidiaries, and the discussion and analysis with respect to periods ending on and after November 1, 2016 relate to the operations of the Company and its consolidated subsidiaries, including the Bank.

Application of Critical Accounting Policies

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and follow general practices within the industry in which the Company operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the consolidated financial statements; accordingly, as this information changes, the consolidated financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the consolidated financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

The most significant accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements presented elsewhere in this registration statement. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

The allowance for loan losses represents management’s estimate of probable loan losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the balance sheet. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses.

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Financial Condition (as restated)

Total assets increased by $34,521,363 or 10.0% during 2016 to $379,831,359 at December 31, 2016 from $345,309,996 at December 31, 2015. The increase in total assets was due primarily to increases of $27,037,170 in loans and $12,124,916 in securities available for sale and securities held for investment, offset by an aggregate decrease of $6,879,924 in cash and cash equivalents

Total liabilities increased $31,732,447 or 10.3% during 2016 to $340,819,082 at December 31, 2016 from $309,086,635 at December 31, 2016. The increase was due primarily to increases of $26,750,399 in deposits and $6,735,540 in securities sold under repurchase agreements, offset by a $2,000,000 decrease in FHLB advances. The increase in deposits was comprised of a $22,002,506 increase in interest-bearing accounts and a $4,747,893 increase in noninterest-bearing accounts.

Stockholders’ equity increased by $2,788,916 during 2016 to $39,012,277 at December 31, 2016 from $36,223,361 at December 31, 2015. The increase was due to net income for the period of $3,909,129, offset by dividends paid, net of reinvestments, of $942,031 and a decrease in accumulated other comprehensive income of $178,182.

Loans

Major categories of loans at December 31, 2016, 2015, 2014, 2013, and 2012 are as follows:

	2016		2015		2014		2013		2012

Real estate:
Commerical	$206,145,076	69%	$186,703,868	69%	$181,881,566	68%	$170,369,522	69%	$149,575,825	69%
Construction/Land development	14,392,992	5%	12,820,165	5%	18,592,315	7%	18,040,381	7%	16,893,113	8%
Residential	54,710,809	18%	51,290,828	19%	45,687,752	17%	39,705,040	16%	36,330,552	17%
Commercial	22,152,773	7%	19,562,302	7%	18,581,523	7%	16,595,975	7%	12,893,153	6%
Consumer	725,269	0%	886,175	0%	852,711	0%	810,429	0%	878,889	0%
	298,126,919	100%	271,263,338	100%	265,595,867	100%	245,521,347	100%	216,571,532	100%
Less: Allowance for loan losses	2,363,086		2,583,445		2,780,249		2,626,954		2,680,963
Deferred origination fees net of costs	477,261		430,491		483,755		494,111		413,992
	$295,286,572		$268,249,402		$262,331,863		$242,400,282		$213,476,577

The Company had no foreign loans for any of the years presented.

Loans increased by $27,037,170 or 10.1% to $295,286,572 at December 31, 2016 from $268,249,402 at December 31, 2015. The growth was due to increases in commercial real estate loans of $19,441,208, construction/land development loans of $1,572,827, residential real estate loans of $3,419,981, and commercial loans of $2,590,471, offset by a decrease in consumer loans of $160,906. The allowance for loan losses decreased $220,359 to $2,363,086 at December 31, 2016 as compared to $2,583,445 at December 31, 2015.

The following table sets forth at December 31, 2016 the maturity and rate repricing distribution of the loan portfolio. Demand loans and overdrafts are reported as due in one year or less. The table does not include prepayment or scheduled principal repayment assumptions, which could shorten the average loan life.

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	Maturing	Maturing After
	Within One	One Year But	Maturing After
	Year	Within Five Years	Five Years	Total

Real estate:
Commerical	$34,939,530	$89,844,528	$81,361,018	$206,145,076
Construction/Land development	4,622,805	6,992,468	2,777,719	14,392,992
Residential	10,936,191	27,108,389	16,666,229	54,710,809
Commercial	15,029,222	5,709,493	1,414,058	22,152,773
Consumer	107,748	479,529	137,992	725,269
	$65,635,496	$130,134,407	$102,357,016	$298,126,919

Classified by Sensitivity to Change In Interest Rates
Fixed-Interest Rate Loans	$42,799,337	$126,810,275	$81,306,737	$250,916,349
Adjustable-Interest Rate Loans	22,836,159	3,324,132	21,050,279	47,210,570
	$65,635,496	$130,134,407	$102,357,016	$298,126,919

The Company has adopted policies and procedures that seek to mitigate credit risk and to maintain the quality of the loan portfolio. These policies include underwriting standards for new credits as well as the continuous monitoring and reporting of asset quality and the adequacy of the allowance for loan losses. These policies, coupled with continuous training efforts, have provided effective checks and balances for the risk associated with the lending process. Lending authority is based on the level of risk, size of the loan, and the experience of the lending officer. The Company’s policy is to make the majority of its loan commitments in the market area it serves. Management believes that this tends to reduce risk because management is familiar with the credit histories of loan applicants and has in-depth knowledge of the risk to which a given credit is subject. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.

An age analysis of past due loans, segregated by class of loans, as of year-end, is as follows:

							Carrying
			90 Days				Past Due 90
	30 - 59 Days	60 - 89 Days	or more	Total		Total	Days or More
	Past Due	Past Due	Past Due	Past Due	Current	Loans	and Accruing
2016
Real estate:
Commerical	$-	$-	$-	$-	$206,145,076	$206,145,076	$-
Construction/Land development	-	-	752,889	752,889	13,640,103	14,392,992	-
Residential	824,554	-	-	824,554	53,886,255	54,710,809
Commercial	48,719	-	-	48,719	22,104,054	22,152,773	-
Consumer	-	-	-	-	725,269	725,269	-

Total	$873,273	$-	$752,889	$1,626,162	$296,500,757	$298,126,919	$-

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							Carrying
			90 Days				Past Due 90
	30 - 59 Days	60 - 89 Days	or more	Total		Total	Days or More
	Past Due	Past Due	Past Due	Past Due	Current	Loans	and Accruing
2015
Real estate:
Commerical	$-	$-	$-	$-	$186,703,868	$186,703,868	$-
Construction/Land development	-	-	956,813	956,813	11,863,352	12,820,165	-
Residential	-	-	-	-	51,290,828	51,290,828
Commercial	-	-	-	-	19,562,302	19,562,302	-
Consumer	-	-	-	-	886,175	886,175	-

Total	$-	$-	$956,813	$956,813	$270,306,525	$271,263,338	$-

			90 Days				Past Due 90
	30 - 59 Days	60 - 89 Days	or more	Total		Total	Days or More
	Past Due	Past Due	Past Due	Past Due	Current	Loans	and Accruing
2014
Real estate:
Commerical	$-	$-	$-	$-	$181,881,566	$181,881,566	$-
Construction/Land development	-	-	-	-	18,592,315	18,592,315	-
Residential	193,794	-	-	193,794	45,493,958	45,687,752
Commercial	-	-	-	-	18,581,523	18,581,523	-
Consumer	-	-	-	-	852,711	852,711	-

Total	$193,794	$-	$-	$193,794	$265,402,073	$265,595,867	$-

							Carrying
			90 Days				Past Due 90
	30 - 59 Days	60 - 89 Days	or more	Total		Total	Days or More
	Past Due	Past Due	Past Due	Past Due	Current	Loans	and Accruing
2013
Real estate:
Commerical	$-	$-	$932,428	$932,428	$169,437,094	$170,369,522	$-
Construction/Land development	-	-	-	-	18,040,381	18,040,381	-
Residential	24,261	-	150,957	175,218	39,529,822	39,705,040
Commercial	-	-	-	-	16,595,975	16,595,975	-
Consumer	-	-	-	-	810,429	810,429	-

Total	$24,261	$-	$1,083,385	$1,107,646	$244,413,701	$245,521,347	$-

27

							Carrying
			90 Days				Past Due 90
	30 - 59 Days	60 - 89 Days	or more	Total		Total	Days or More
	Past Due	Past Due	Past Due	Past Due	Current	Loans	and Accruing
2012
Real estate:
Commerical	$2,448,384	$-	$437,071	$2,885,455	$146,690,370	$149,575,825	$-
Construction/Land development	1,653,931	-	979,875	2,633,806	14,259,307	16,893,113	-
Residential	3,469	-	61,121	64,590	36,265,962	36,330,552
Commercial	180,314	-	-	180,314	12,712,839	12,893,153	-
Consumer	-	-	-	-	878,889	878,889	-

Total	$4,286,098	$-	$1,478,067	$5,764,165	$210,807,367	$216,571,532	$-

It is the Company’s policy to place a loan in nonaccrual status whenever there is substantial doubt about the ability of the borrower to pay principal or interest on any outstanding credit. Management considers such factors as payment history, the nature of the collateral securing the loan, and the overall economic situation of the borrower when making a nonaccrual decision. Management closely monitors nonaccrual loans. The Company returns a nonaccrual loan to accruing status when (i) the loan is brought current with the full payment of all principal and interest arrearages, (ii) all contractual payments are thereafter made on a timely basis for at least six months, and (iii) management determines, based on a credit review, that it is reasonable to expect that future payments will be made as and when required by the contract.

Year-end non-accrual loans, segregated by class of loans, were as follows:

	2016	2015	2014	2013	2012

Non-accrual loans
Commercial real estate	$752,889	$956,813	$-	$932,428	$1,416,946
Residential real estate	-	-	-	150,957	61,121
Total non-accrual loans	$752,889	$956,813	$-	$1,083,385	$1,478,067

At December 31, 2016, the Company had two nonaccrual construction and land development loans to one borrower totaling $752,889. The loans were secured by real estate and business assets, and were personally guaranteed. Gross interest income of $38,028 would have been recorded in 2016 if these nonaccrual loans had been current and performing in accordance with the original terms. The Company allocated $16,587 of its allowance for loan losses for these nonaccrual loans. The balance of nonaccrual loans was net of charge-offs of $400,000 at December 31, 2016.

At December 31, 2015, the Company had two nonaccrual construction and land development loans to one borrower totaling $956,813. The loans were secured by real estate and business assets, and were personally guaranteed. Gross interest income of $35,631 would have been recorded in 2015 if these nonaccrual loans had been current and performing in accordance with the original terms. The Company allocated $167,211 of its allowance for loan losses for these nonaccrual loans. The balance of nonaccrual loans was net of charge-offs of $200,000 at December 31, 2015.

At December 31, 2016 and 2015, the Company had no loans delinquent 90 days or greater other than the nonaccrual loans noted above.

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Year-end impaired loans are set forth in the following table:

	2016	2015	2014	2013	2012

Impaired loans no valuation allowance	$2,348,275	$2,443,681	$-	$1,950,045	$2,288,797
Impaired loans with a valuation allowance	994,469	956,813	1,024,044	-	437,071
Total impaired loans	$3,342,744	$3,400,494	$1,024,044	$1,950,045	$2,725,868
Valuation allowance related to impaired loans	$24,167	$167,211	$167,418	$-	$6,366

At December 31, 2016, the Company had three loans classified as a troubled debt restructuring. All are included in impaired loans above. The first is a commercial real estate loan with a balance of $2,183,509. The second is a commercial loan with a balance of $164,766. These two loans are paying as agreed. The third loan was restructured in 2016 with a balance of $271,580. The loan is a commercial real estate loan with a balance of $241,580 at December 31, 2016 which is net of a $30,000 charge-off. The Company has allocated $7,580 of its allowance for loan losses for this loan.

At December 31, 2015, the Company had two loans classified as a troubled debt restructuring. Both are included in impaired loans above. The first is a commercial real estate loan with a balance of $2,240,046. The second is a commercial loan with a balance of $203,635. Both loans were paying as agreed.

	2016	2015	2014	2013	2012

Restructured loans (TDRs):
Performing as agreed	$2,348,275	$2,443,681	$-	$-	$-
Not performing as agreed	241,580	-	-	-	-
Total TDRs	$2,589,855	$2,443,681	$-	$-	$-

As part of our portfolio risk management, the Company assigns a risk grade to each loan. The factors used to determine the grade are the payment history of the loan and the borrower, the value of the collateral and net worth of any guarantor, and cash flow projections of the borrower. Special mention, Substandard, and Doubtful grades are assigned to loans with a higher frequency of delinquent payments and/or the collateral and/or cash flow are insufficient to support the loan and such loans are included on the Company’s watch list:

	2016	2015	2014	2013	2012

Special mention	$8,962,940	$6,366,296	$9,605,422	$17,434,057	$18,068,014
Substandard	6,399,618	7,843,897	8,517,800	6,785,681	7,804,892
Doubtful	29,742	25,525	35,212	37,749	61,972
Total	$15,392,300	$14,235,718	$18,158,434	$24,257,487	$25,934,878

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense.  The allowance for loan losses represents an amount which, in management’s judgment, will be adequate to absorb probable losses on existing loans and other extensions of credit that may become uncollectible. The Company's allowance for loan loss methodology includes allowance allocations calculated in accordance with Accounting Standards Codification (“ASC”) Topic 310, "Receivables" and allowance allocations calculated in accordance with ASC Topic 450, "Contingencies." Accordingly, the methodology is based on historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions.

29

The Company's process for determining the appropriate level of the allowance for loan losses is designed to account for credit deterioration as it occurs. The provision for loan losses reflects loan quality trends, including the levels of and trends related to non-accrual loans, past due loans, potential problem loans, classified and criticized loans and net charge-offs or recoveries, among other factors.

Although management believes that, based on information currently available, the Company’s allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company’s level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions at the time management determined the current level of the allowance for loan losses.

The following table details activity in the allowance for loan losses by portfolio for the years ended December 31, 2016, 2015, 2014, 2013, and 2012. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

						Allowance for loan losses		Outstanding loan
		Provision				ending balance evaluated		balances evaluated
	Beginning	for loan	Charge		Ending	for impairment:		for impairment:
December 31, 2016	balance	losses	offs	Recoveries	balance	Individually	Collectively	Individually	Collectively

Real estate:
Commercial	$1,718,256	$29,493	$(30,000)	$-	$1,717,749	$7,580	$1,710,169	$2,425,089	$203,719,987
Construction and land development	306,982	97,878	(200,000)	-	204,860	16,587	188,273	752,889	13,640,103
Residential	322,084	(184,773)	-	110,126	247,437	-	247,437	-	54,710,809
Commercial	132,362	93,383	(100,485)	-	125,260	-	125,260	164,766	21,988,007
Consumer	7,900	926	-	-	8,826	-	8,826	-	725,269
Unallocated	95,861	(36,907)	-	-	58,954	-	58,954	-	-
	$2,583,445	$-	$(330,485)	$110,126	$2,363,086	$24,167	$2,338,919	$3,342,744	$294,784,175

						Allowance for loan losses		Outstanding loan
		Provision				ending balance evaluated		balances evaluated
	Beginning	for loan	Charge		Ending	for impairment:		for impairment:
December 31, 2015	balance	losses	offs	Recoveries	balance	Individually	Collectively	Individually	Collectively

Real estate:
Commercial	$1,848,163	$(129,907)	$-	$-	$1,718,256	$-	$1,718,256	$2,240,046	$184,463,822
Construction and land development	458,211	48,771	(200,000)	-	306,982	167,211	139,771	956,813	11,863,352
Residential	278,943	42,299	-	842	322,084	-	322,084	-	51,290,828
Commercial	171,104	(41,096)	-	2,354	132,362	-	132,362	203,635	19,358,667
Consumer	8,215	(315)	-	-	7,900	-	7,900	-	886,175
Unallocated	15,613	80,248	-	-	95,861	-	95,861	-	-
	$2,780,249	$-	$(200,000)	$3,196	$2,583,445	$167,211	$2,416,234	$3,400,494	$267,862,844

30

						Allowance for loan losses		Outstanding loan
		Provision				ending balance evaluated		balances evaluated
	Beginning	for loan	Charge		Ending	for impairment:		for impairment:
December 31, 2014	balance	losses	offs	Recoveries	balance	Individually	Collectively	Individually	Collectively

Real estate:
Commercial	$1,955,984	$(107,821)	$-	$-	$1,848,163	$-	$1,848,163	$-	$181,881,566
Construction and land development	170,498	287,713	-	-	458,211	167,418	290,793	1,024,044	17,568,271
Residential	323,756	(66,316)	(4,602)	26,105	278,943	-	278,943	-	45,687,752
Commercial	109,651	59,853	-	1,600	171,104	-	171,104	-	18,581,523
Consumer	12,150	(10,127)	-	6,192	8,215	-	8,215	-	852,711
Unallocated	54,915	(39,302)	-	-	15,613	-	15,613	-	-
	$2,626,954	$124,000	$(4,602)	$33,897	$2,780,249	$167,418	$2,612,831	$1,024,044	$264,571,823

						Allowance for loan losses		Outstanding loan
		Provision				ending balance evaluated		balances evaluated
	Beginning	for loan	Charge		Ending	for impairment:		for impairment:
December 31, 2013	balance	losses	offs	Recoveries	balance	Individually	Collectively	Individually	Collectively

Real estate:
Commercial	$2,025,788	$(69,804)	$-	$-	$1,955,984	$-	$1,955,984	$932,428	$169,437,094
Construction and land development	144,485	92,091	(66,078)		170,498		170,498	866,660	17,173,721
Residential	347,007	(24,758)	-	1,507	323,756	-	323,756	150,957	39,554,083
Commercial	108,669	(3,294)	-	4,276	109,651	-	109,651	-	16,595,975
Consumer	10,811	(4,947)	-	6,286	12,150	-	12,150	-	810,429
Unallocated	44,203	10,712	-	-	54,915	-	54,915	-	-
	$2,680,963	$-	$(66,078)	$12,069	$2,626,954	$-	$2,626,954	$1,950,045	$243,571,302

31

						Allowance for loan losses		Outstanding loan
		Provision				ending balance evaluated		balances evaluated
	Beginning	for loan	Charge		Ending	for impairment:		for impairment:
December 31, 2012	balance	losses	offs	Recoveries	balance	Individually	Collectively	Individually	Collectively

Real estate:
Commercial	$1,708,427	$433,278	$(115,917)	$-	$2,025,788	$6,366	$2,019,422	$437,071	$149,138,754
Construction and land development	206,428	(56,760)	(154,520)	149,337	144,485	-	144,485	2,227,676	14,665,437
Residential	478,240	(145,218)	(5,641)	19,626	347,007	-	347,007	61,121	36,269,431
Commercial	92,871	27,431	(12,833)	1,200	108,669	-	108,669	-	12,893,153
Consumer	8,800	811	-	1,200	10,811	-	10,811	-	878,889
Unallocated	23,745	20,458	-	-	44,203	-	44,203	-	-
	$2,518,511	$280,000	$(288,911)	$171,363	$2,680,963	$6,366	$2,674,597	$2,725,868	$213,845,664

	2016	2015	2014	2013	2012
Allowance for loan losses to total loans outstanding	0.79%	0.95%	1.05%	1.07%	1.24%
Ratio of net charge-offs to average loans oustanding during the period	0.08%	0.07%	-0.01%	0.02%	0.06%

The Company recorded $220,359 in net charge-offs in 2016 versus $196,804 in net charge-offs in 2015. There was no provision for loan losses in 2016 or 2015.

Other Real Estate Owned

Other real estate owned at December 31, 2016 and 2015 included one property with a carrying value of $414,000 and $472,500, respectively. The property is land in Cecil County, Maryland and was acquired through foreclosure in 2007. The property consists of 10.43 acres earmarked for townhouse and single family residential housing development. The property is being actively marketed for sale.

	2016	2015	2014	2013	2012

Other Real Estate Owned	$414,000	$472,500	$943,846	$1,136,006	$1,509,640

Investment Securities

Investment securities increased $12,124,916 or 30.1% to $52,373,567 at December 31, 2016 from $40,248,651 at December 31, 2015. At December 31, 2016 and 2015, the Company had classified 66% and 59%, respectively, of the investment portfolio as available for sale. The balance of the portfolio was classified as held to maturity.

Securities classified as available for sale are held for an indefinite period of time and may be sold in response to changing market and interest rate conditions as part of the Company’s asset/liability management strategy. Available for sale securities are carried at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of income taxes. Securities classified as held to maturity, which management has both the positive intent and ability to hold to maturity, are reported at amortized cost. The Company does not currently follow a strategy of making security purchases with a view to near-term sales, and, therefore, does not own trading securities. The Company manages the investment portfolio within policies that seek to achieve desired levels of liquidity, manage interest rate sensitivity, meet earnings objectives, and provide required collateral for deposit and borrowing activities.

32

The following table sets forth the carrying value of investment securities at December 31:

	2016	2015	2014
Available for sale
State and municipal	$1,566,327	$1,349,242	$1,393,379
Mutual fund	492,243	-	-
U.S. government agency	-	-	4,417,092
SBA pools	2,263,834	-	-
Mortgage-backed securities	30,063,535	22,295,342	14,071,929
	$34,385,939	$23,644,584	$19,882,400

Held to maturity
U.S. government agency	$-	$2,960,758	$-
Mortgage-backed securities	-	-	-
State and municipal	17,987,628	13,643,309	11,639,216
	$17,987,628	$16,604,067	$11,639,216

The following table sets forth the scheduled maturities of investment securities at December 31, 2016:

	Available for Sale			Held to Maturity
	Amortized Cost	Fair Value	Yield	Amortized Cost	Fair Value	Yield

Within 1 year	$507,612	$492,243	2.00%	$-	$-	-
Over 1 to 5 years	-	-	-	-	-	-
Over 5 to 10 years	1,136,919	1,163,288	4.05%	2,657,130	2,702,121	3.75%
Over 10 years	378,944	403,039	5.02%	15,330,498	15,131,678	3.53%
	2,023,475	2,058,570	3.72%	17,987,628	17,833,799	3.56%
SBA Pools	2,280,415	2,263,834	2.47%	-	-	-
Mortgage-backed securities	30,544,941	30,063,535	2.24%	-	-	-
	$34,848,831	$34,385,939	2.34%	$17,987,628	$17,833,799	3.56%

SBA pools and mortgage-backed securities are due in monthly installments.

Deposits

Total deposits increased by $26,750,399 or 9.7% during 2016 to $302,715,136 at December 31, 2016 from $275,964,737 at December 31, 2015. The increase in deposits was due to a $12,260,613 increase in money market accounts, a $4,747,893 increase in noninterest-bearing accounts, a $4,556,970 increase in interest bearing checking accounts, a $3,815,086 increase in savings accounts, and a $1,369,837 increase in time deposits. The following table shows the average balances and average costs of deposits for the years ended December 31:

33

	2016		2015		2014
	Average Balance	Cost	Average Balance	Cost	Average Balance	Cost

Noninterest bearing demand deposits	$58,845,893	0.00%	$53,031,662	0.00%	$46,493,103	0.00%
Interest bearing demand deposits	36,431,530	0.13%	32,071,483	0.13%	27,336,091	0.12%
Savings and money market deposits	94,995,586	0.23%	84,712,733	0.23%	78,058,456	0.24%
Time deposits	94,648,802	0.88%	95,818,436	0.81%	97,853,522	0.79%
	$284,921,811	0.39%	$265,634,314	0.38%	$249,741,172	0.40%

As of December 31, 2016, certificates of deposit of $100,000 or more mature as follows:

Period	Balance
3 months or less	$5,480,660
Over 3 months to 6 months	6,802,236
Over 6 months to 12 months	9,921,645
Over 12 months	21,808,129
Total	$44,012,670

Off-Balance Sheet Arrangements

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, lines of credit, including home-equity lines and commercial lines, and letters of credit. Loan commitments generally have interest rates at current market values, fixed expiration dates, and may require a fee. Lines of credit generally have variable interest rates and do not necessarily represent future cash flow requirements because it is unlikely that all customers will draw upon their lines in full at any one time. Letters of credit are commitments issued to guarantee the performance of a customer to a third party. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

For commitments to extend credit, lines of credit, and letters of credit, the Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual notional amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

At December 31, 2016, the Company’s off-balance sheet financial instruments were as follows:

Loan commitments	$22,329,407
Unused lines of credit	$30,527,535
Letters of credit	$1,281,848

Management does not believe that any of the foregoing arrangements are reasonably likely to have a materially adverse effect on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Borrowings and Other Contractual Obligations

The Company’s contractual obligations consist primarily of borrowings and operating leases for various facilities.

34

Securities sold under agreements to repurchase represent overnight borrowings from customers. Securities owned by the Company which are used as collateral for these borrowings are primarily U.S. government agency securities.

Specific information about the Company’s borrowings and contractual obligations is set forth in the following table:

		At December 31,
		2016	2015	2014
Amount oustanding at year-end:
Securities sold under repurchase agreements		$27,226,159	$20,490,619	$19,639,327
Federal Home Loan Bank advances		9,000,000	11,000,000	8,000,000
Federal Home Loan Bank advances mature in:
	2015	$-	$-	$4,000,000
	2016	-	5,000,000	4,000,000
	2017	2,000,000	1,000,000	-
	2018	5,000,000	5,000,000	-
	2019	2,000,000	-	-
Weighted average rate paid at December 31:
Securites sold under repurchase agreements		0.63%	0.53%	0.56%
Federal Home Loan Bank advances		1.11%	0.94%	0.63%

Maximum amount of borrowings outstanding at any month end:
Securities sold under repurchase agreeents		$32,287,740	$20,655,156	$20,718,947
Federal Home Loan Bank advances		16,000,000	11,000,000	10,000,000

Average amount of borrowings oustanding with respect to:
Securities sold under repurchase agreements		$25,320,795	$18,582,245	$18,831,119
Federal Home Loan Bank advances		10,833,333	10,778,082	9,841,096
Borrowings from FRB and commerical banks		21,861	2,742	30

Weighted average rate paid for the year:
Securities sold under repurchase agreements		0.64%	0.54%	0.58%
Federal Home Loan Bank advances		0.94%	0.75%	0.55%
Borrowings from FRB and commerical banks		0.67%	0.52%	0.50%

The terms of the Company’s operating leases, including the future minimum payments under those leases, are disclosed in Note 8 to the consolidated financial statements presented elsewhere in this registration statement.

Results of Operations (as restated)

Overview

The Company reported net income of $3,909,129 for the year ended December 31, 2016 compared to $4,268,222 for the year ended December 31, 2015. The decrease of $359,093 over 2015 was due to a decrease in noninterest income of $521,063 and an increase in noninterest expense of $831,037, offset by an increase in net interest income of $489,622 and a decrease in income taxes of $503,385.

35

Net Interest Income

The primary source of income for the Company is net interest income, which is the difference between interest income on interest-earning assets, such as investment securities and loans, and interest expense incurred on interest-bearing sources of funds, such as deposits and borrowings.

The Company’s net interest income increased $489,622 to $14,005,377 for 2016 compared to $13,515,755 for 2015. The increase was attributable primarily to an increase in the average balance of interest-earning assets offset by a decline in the net yield. Average interest earning assets increased $27,093,159 to $338,902,945 in 2016 from $311,809,786 in 2015. The net yield on interest earning assets declined 20 basis points to 4.13% in 2016 compared to 4.33% in 2015..

Total interest income increased $646,096 to $15,351,497 in 2016 compared to $14,705,401 in 2015. The increase was due primarily to a $27,093,159 increase in average interest earning assets offset by a 19 basis point decline in the yield on interest earning assets.

Interest income from loans increased $215,587 to $14,024,899 in 2016 compared to $13,809,312 in 2015. This increase was attributable to an $11,178,464 increase in the average balance of loans to $284,804,975 in 2016 from $273,626,511 in 2015, offset by a 13 basis point decrease in the average yield on loans to 4.92% in 2016 from 5.05% in 2015.

Interest income on securities increased $417,666 to $1,263,913 for 2016 compared to $846,247 for 2015. This increase was attributable to a $17,260,564 increase in the average balance of securities to $48,301,835 in 2016 from $31,041,271 in 2015, offset by an 11 basis point decrease in the average yield on securities to 2.62% in 2016 from 2.73% in 2015.

Interest income on federal funds sold and other interest-earning assets (FHLB stock and certificates of deposit) increased $12,843 to $62,685 in 2016 compared to $49,842 for 2015. The increase was due to a 38 basis point increase in the average yield to 1.08% in 2016 from 0.70% in 2015, offset by a $1,345,869 decrease in the average balance of federal funds sold and other interest-earning assets to $5,796,135 in 2016 from $7,142,004 for 2015.

Total interest expense increased $156,474 to $1,346,120 in 2016 compared to $1,189,646 in 2015. The increase was primarily due to an increase of $20,286,184 in the average balance of interest-bearing liabilities to $262,251,906 in 2016 from $241,965,722 in 2015 and a 2 basis point increase in the cost of interest-bearing liabilities to 0.51% in 2016 from 0.49% in 2015.

Interest paid on NOW, savings, and money market deposit accounts increased $34,096 to $267,533 in 2016 compared to $233,437 in 2015. The increase was due to a $14,642,900 increase in the average balance of these deposits to $131,427,116 in 2016 from $116,784,216 in 2015. The cost of funds was unchanged in 2016 when compared to 2015.

Interest paid on time deposits increased $59,574 to $831,454 in 2016 compared to $771,880 in 2015. The increase in interest expense was due to an increase of 7 basis points in the average rate paid to 0.88% in 2016 from 0.81% in 2015 offset by a decrease of $1,169,634 in the average balance to $94,648,802 in 2016 from $95,818,436 in 2015.

Interest paid on securities sold under repurchase agreements increased $44,734 to $144,620 in 2016 compared to $99,886 in 2015. The increase was attributable to an increase of 3 basis points in the average rate to 0.57% in 2016 from 0.54% in 2015 and a $6,738,549 increase in the average balance of securities sold under repurchase agreements to $25,320,794 in 2016 from $18,582,245 in 2015.

Interest paid on FHLB advances and other borrowings increased $18,070 to $102,513 in 2016 from $84,443 in 2015. The increase was attributable to an increase of 16 basis points in the average rate to 0.94% in 2016 from 0.78% in 2015 and a $74,369 increase in the average balance of FHLB advances and other borrowings to $10,855,194 in 2016 from $10,780,825 in 2015.

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The following table sets forth certain information relating to the Company’s average interest-earning assets and interest-bearing liabilities for the periods indicated. The yields are calculated by dividing interest income or expense by the average daily balance of assets or liabilities, respectively. Non-accruing loans are included in the average balance.

Average Balance Sheet, Interest and Yields

	For the Years Ended December 31,
	2016			2015			2014
	Average Balance	Interest	Yield	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Assets:
Loans	$284,804,975	$14,024,899	4.92%	$273,626,511	$13,809,312	5.05%	$253,363,935	$13,218,189	5.22%
Securities, taxable	32,808,588	762,383	2.32%	19,646,452	479,217	2.44%	20,279,401	450,583	2.22%
Securities, tax exempt	15,493,247	501,530	3.24%	11,394,819	367,030	3.22%	11,097,629	366,520	3.30%
Federal funds sold and other interest earning assets	5,796,135	62,685	1.08%	7,142,004	49,842	0.70%	4,384,871	45,333	1.03%
Total interest-earning assets	338,902,945	15,351,497	4.53%	311,809,786	14,705,401	4.72%	289,125,836	14,080,625	4.87%
Noninterest-earning assets	22,102,060			19,742,516			21,910,704
Total assets	$361,005,005			$331,552,302			$311,036,540

Liabilities and Stockholders' Equity:
NOW, savings, and money market	$131,427,116	267,533	0.20%	$116,784,216	233,437	0.20%	$105,394,547	220,385	0.21%
Certificates of deposit	94,648,802	831,454	0.88%	95,818,436	771,880	0.81%	97,853,522	772,970	0.80%
Securities sold under repurchase agreements	25,320,795	144,620	0.57%	18,582,245	99,886	0.54%	18,831,119	109,315	0.58%
FHLB advances and other borrowings	10,855,194	102,513	0.94%	10,780,825	84,443	0.78%	9,841,126	54,374	0.55%
Total interest-bearing deposits	262,251,907	1,346,120	0.51%	241,965,722	1,189,646	0.49%	231,920,314	1,157,044	0.50%

Noninterest-bearing deposits	58,845,893			53,031,662			46,493,103
Noninterest-bearing liabilities	1,791,459			1,744,759			1,354,758
Total liabilities	322,889,259			296,742,143			279,768,175
Stockholders' equity	38,115,746			34,810,159			31,268,365
Total liabilities and stockholders' equity	$361,005,005			$331,552,302			$311,036,540
Net interest income		$14,005,377			$13,515,755			$12,923,581

Interest rate spread			4.02%			4.23%			4.37%

Net yield on interest-earning assets			4.13%			4.33%			4.47%

Ratio of average interest-earning assets to average interest-bearing liabilities			129.23%			128.87%			124.67%

The following table sets forth the dollar amount of changes in interest income and interest expense for the major categories of the Company's interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes in net interest income attributed to volume (change in volume multiplied by the prior year's interest rate), and (ii) changes in net interest income attributed to rate (change in rate multiplied by the prior year's volume). The change in interest due to the combined rate and volume changes is allocated proportionally to the change in volume and rate.

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RATE/VOLUME ANALYSIS

	Year ended December 31, 2016 compared to 2015			Year ended December 31, 2015 compared to 2014
	Change due to variance in			Change due to variance in
	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Loans	$555,567	$(339,980)	$215,587	$1,032,609	$(441,486)	$591,123
Securities, taxable	306,856	(23,690)	283,166	(14,396)	43,030	28,634
Securities, tax exempt	132,661	1,839	134,500	9,689	(9,179)	510
Federal funds sold and other interest-earning assets	(10,711)	23,554	12,843	22,398	(17,889)	4,509
Total interest-earning assets	984,373	(338,277)	646,096	1,050,300	(425,524)	624,776
Interest expense:
NOW, savings, and money market	29,738	4,358	34,096	23,071	(10,019)	13,052
Certificates of deposit	(9,524)	69,098	59,574	(16,239)	15,149	(1,090)
Securities sold under repurchase agreements	38,212	6,822	45,034	(1,429)	(8,000)	(9,429)
FHLB advances and other borrowings	586	17,484	18,070	5,596	24,473	30,069
Total interest-bearing liabilities	59,012	97,762	156,774	10,999	21,603	32,602

Change in net interest income	$925,361	$(436,039)	$489,322	$1,039,301	$(447,127)	$592,174

Noninterest Income

Total noninterest income decreased $521,063 or 26.2% to $1,465,197 in 2016 from $1,986,260 in 2015. Gain on sale and write down of other real estate owned decreased $607,539 due to the inclusion of a $591,595 gain on a single commercial real estate property in 2015. Gain on sale of loans decreased $107,358 as a result of no SBA loan sales in 2016, as compared to SBA loan sales totaling $107,830 in 2015. Mortgage division revenue increased $78,098 during 2016 when compared to 2015 as a result of increased refinance activity. The Company experienced an increase of $107,358 in bank owned life insurance (“BOLI”) revenue to $179,622 in 2016 from $72,264 in 2015. Income for 2015 was impacted by the cost of changing insurance carriers. The Company earned a higher yield on BOLI in 2016.

Noninterest Expense

Total noninterest expense increased by $831,037 or 9.6% to $9,534,625 in 2016 from $8,703,588 in 2015. The increase was due primarily to increases in salary and employee benefit expenses, furniture and equipment, and other expenses.

Salary and benefit expense increased $507,298 or 9.4% to $5,879,211 in 2016 compared to $5,371,913 in 2015. The increase was due primarily to several new positions, merit increases in salaries paid to existing staff, higher bonuses as a result higher loan production, along with higher payroll taxes and benefits.

Furniture and equipment expenses increased $40,407 or 6.6% to $649,865 in 2016 compared to $609,458 in 2015 due primarily to the new corporate administration offices which opened in late 2015.

Other expenses increased by $274,360 or 13.2% to $2,356,494 in 2016 compared to $2,082,134 in 2015. Professional services increased by $87,369 as a result of higher legal costs, loan review costs, IT review costs, and recruiting fees. ATM and debit card expenses increased $68,148 because of the conversion to the EMV chip card. Telephone expenses increased $36,157 due primarily to the new corporate administration offices which opened in late 2015. Stationary, printing, and supplies increased $34,579 as a result of additional loan and deposit customers. Internet banking expenses increased $31,739 due to enhanced functionality of the internet banking system.

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Income Taxes

The effective tax rate for the Company decreased to 34.1% in 2016 from 37.2% in 2015. The decrease was due to a higher percentage of Federal tax-exempt income (primarily tax exempt interest income on state and municipal investments, BOLI revenue increases, and the premium revenue of the Insurance Subsidiary) as a percentage of net income before income tax expense in 2016 when compared to 2015. Note 14 to the consolidated financial statements provides additional information about the Company’s taxes, including a reconciliation of the Company’s effective tax rate to the Federal statutory rate of 34%.

Interest Rate Risk

The Company’s principal market risk is exposure to the risk that the interest rates associated with our interest-bearing liabilities and interest-earning assets will fluctuate. This risk arises from the Company’s lending, investing and deposit-taking activities, and is affected by many factors, including economic and financial conditions, movements in interest rates and consumer preferences. Interest rate fluctuation has a direct impact on the Company’s net interest income. Net interest income is susceptible to interest rate risk when deposits and other short-term liabilities have different repricing intervals than do loans, investments and other interest-earning assets. When interest-earning assets mature or reprice faster than interest-bearing liabilities, a decline in interest rates may cause a decline in net interest income. Conversely, when interest-bearing liabilities mature or reprice faster than interest-earning assets, an increase in interest rates may cause a decline in net interest income.

The Company recognizes that there are many types of interest rate risk. Management believes that the three types that pose the greatest potential threat to current and long-term earnings are:

•	Repricing risk – the difference in the timing of the scheduled maturity and re-pricing dates of assets and liabilities within a certain time frame;
•	Option risk – interest rate related options embedded in the Company’s assets and liabilities which change the cash flow characteristics of the assets and liabilities; and
•	Yield curve / basis risk – changes in the relationship between different interest rates with the same maturity or interest rates across a maturity spectrum which create compression or expansion of our net interest margin.

The Company uses earnings at risk and economic value at risk measures to quantify our exposure to these types of interest rate risk. We believe that using simulations that measure all three types of risks in combination is a more efficient tool for measurement, and we therefore do not routinely process models to isolate each risk. Rather, we combine the three types of analyses, which we believe provides a better overall result than a simulation based on a single system and a more economical use of resources than targeted models. Following is a description of the analyses to be utilized:

Earnings at Risk

Earnings at Risk (“EAR”) measures exposure to net changes in net interest income (“NII”), and is considered the Company’s best source of managing short-term interest rate risk (one-year and two-year time frames). EAR is a dynamic analysis, which can capture all the different forms of interest rate risk under many different interest rate scenarios, and using various assumptions for growth, optionality, and yield curve structure.

Economic Value of Equity

Economic Value of Equity (“EVE”) is management’s primary analytical tool for measuring long-term interest rate risk, and helps to measure if the long-term safety and soundness of the Company is being compromised for the sake of short-term results. However, the Company also recognizes the inherent difficulties of calculating a definitive value for many sections of the balance sheet as well as the weakness that EVE ignores future events (e.g., growth, etc.). These difficulties, coupled with the nature of our core business, allow the Company to adopt wide limits for this measure.

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In order to mitigate the impact of changing interest rates, the Bank’s board of directors has established policies and procedures that include acceptable parameters for the relationship between rate sensitive assets to rate sensitive liabilities as measured by earnings at risk and economic value at risk. The Asset/Liability Committee reviews rate sensitivity measures on a quarterly basis. Material deviations from policy parameters are reported to the Bank’s board of directors and corrective action is initiated and monitored.

Measures of NII at risk produced by simulation analysis are indicators of an institution’s short-term performance in alternative rate environments. These measures are typically based upon a relatively brief period, usually one year. They do not necessarily indicate the long-term prospects or economic value of the institution.

Based upon the simulation analysis performed at December 31, 2016 and 2015, management estimated the following changes in NII, assuming the indicated rate changes:

Change in Rate	2016	2015

400 basis point increase	$(896,000)	$(909,000)
300 basis point increase	(602,000)	(628,000)
200 basis point increase	(369,000)	(398,000)
100 basis point increase	(186,000)	(199,000)
100 basis point decrease	47,000	(106,000)
200 basis point decrease	(123,000)	(292,000)
300 basis point decrease	(156,000)	(475,000)

Liquidity Management

Liquidity describes our ability to meet financial obligations that arise out of the ordinary course of business. Liquidity is primarily needed to meet depositor withdrawal requirements, to fund loans, and to fund our other debts and obligations as they come due in the normal course of business. We maintain our asset liquidity position internally through short-term investments, the maturity distribution of the investment portfolio, loan repayments, and income from earning assets. On the liability side of the balance sheet, liquidity is affected by the timing of maturing liabilities and the ability to generate new deposits or borrowings as needed. The Bank is approved to borrow 75% of eligible pledged single family residential loans and 50% of eligible pledged commercial loans as well as investment securities, or approximately $53.3 million under a secured line of credit with the FHLB. The Bank also has a facility with the Federal Reserve Bank of Richmond (the “Reserve Bank”) under which the Bank can borrow approximately $30.3 million. Finally, the Bank has an $11,000,000 ($2,000,000 unsecured and $9,000,000 secured) overnight federal funds line of credit available from a commercial bank. FHLB advances of $9,000,000 and $11,000,000 were outstanding as of December 31, 2016 and 2015, respectively. There were no borrowings from the FRB or our commercial bank lender at December 31, 2016 and 2015. Management believes that we have adequate liquidity sources to meet all anticipated liquidity needs over the next 12 months. Management knows of no trend or event which is likely to have a material impact on our ability to maintain liquidity at satisfactory levels.

Information about the various financial obligations, including contractual obligations and commitments that may require future cash payments, to which we are subject is set forth above under the captions “Off-Balance Sheet Transactions” and “Borrowings and Other Contractual Obligations”.

Capital Resources and Adequacy

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional, discretionary actions by the regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

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The Basel III Capital Rules became effective for the Bank on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Common Equity Tier 1 capital, Tier 1 capital, and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted quarterly average assets (as defined).

Additional information regarding the capital requirements that apply to us can be found in Item 1 of this registration statement under the heading, “Supervision and Regulation – Capital Requirements”.

The following table presents actual and required capital ratios as of December 31, 2016 and 2015, for the Bank under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2016 and 2015, based on the phase-in provisions of the Basel III Capital Rules. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

			Minimum		To Be Well
(Dollars in thousands)	Actual		Capital Adequacy		Capitalized
December 31, 2016	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Restated	Restated
Total capital (to risk-weighted assets)	41,385	13.18%	27,076	8.63%	31,392	10.00%
Tier 1 capital (to risk-weighted assets)	39,022	12.43%	20,797	6.63%	25,114	8.00%
Common equity tier 1 (to risk- weighted assets)	39,022	12.43%	16,089	5.13%	20,405	6.50%
Tier 1 leverage (to average assets)	39,022	10.39%	15,025	4.00%	18,781	5.00%

			Minimum		To Be Well
(Dollars in thousands)	Actual		Capital Adequacy		Capitalized
December 31, 2015	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk-weighted assets)	38,908	13.69%	22,739	8.00%	28,424	10.00%
Tier 1 capital (to risk-weighted assets)	36,325	12.78%	17,055	6.00%	22,739	8.00%
Common equity tier 1 (to risk- weighted assets)	36,325	12.78%	12,791	4.50%	18,476	6.50%
Tier 1 leverage (to average assets)	36,325	10.64%	13,662	4.00%	17,077	5.00%

The Company intends to fund future growth primarily with cash, federal funds, maturities of investment securities and deposit growth. Management knows of no other trend or event that will have a material impact on capital.

Recent Accounting Pronouncements

Management has the responsibility for the selection and use of appropriate accounting policies. The significant accounting policies used by the Company are described in the notes to the consolidated financial statements.

The following accounting guidance has been approved by the Financial Accounting Standards Board and would apply to the Company if the Company entered into an applicable activity.

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In August 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” This update is intended to provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Management is required under the new guidance to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued when preparing the financial statements for each interim and annual reporting period. If conditions or events are identified, the ASU specifies the process that must be followed be followed by management and also clarifies the timing and content of going concern footnote disclosures in order to reduce diversity in practice. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect the adoption of ASU 2014-15 to have a material impact on its financial statements.

In December 2014, the FASB issued ASU No. 2014-18, “Business Combinations (Topic 805): Accounting for Identifiable Assets in a Business Combination.” The amendments in ASU 2014-18 allow a private company that elects this accounting alternative to recognize or otherwise consider the fair value of intangible assets as a result of any in-scope transactions should no longer recognize separately from goodwill: (i) customer-related intangible assets unless they are capable of being sold or licensed independently from the other assets of the business, and (ii) noncompetition agreements. An entity that elects the accounting alternative in ASU 2014-18 must adopt the private company alternative to amortize goodwill as described in ASU No. 2014-02, Intangibles—Goodwill and Other (Topic 350): Accounting for Goodwill. However, an entity that elects the accounting alternative in Update 2014-02 is not required to adopt the amendments in this ASU. The decision to adopt the accounting alternative in ASU 2014-18 must be made upon the occurrence of the first transaction within the scope of this accounting alternative (transaction) in fiscal years beginning after December 15, 2015, and the effective date of adoption depends on the timing of that first transaction. If the first transaction occurs in fiscal years beginning after December 15, 2015, the elective adoption will be effective for that fiscal year’s annual financial reporting and all interim and annual periods thereafter. If the first transaction occurs in fiscal years beginning after December 15, 2016, the elective adoption will be effective in the interim period that includes the date of that first transaction and subsequent interim and annual periods thereafter. Early adoption is permitted for any interim and annual financial statements that have not yet been made available for issuance. The Company does not expect the adoption of ASU 2014-18 to have a material impact on its financial statements.

In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis.” The amendments in this ASU are intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations, and securitization structures (collateralized debt obligations, collateralized loan obligations, and mortgage-backed security transactions). In addition to reducing the number of consolidation models from four to two, the new standard simplifies the FASB Accounting Statements Codification and improves current GAAP by placing more emphasis on risk of loss when determining a controlling financial interest, reducing the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity (CIE), and changing consolidation conclusions for public and private companies in several industries that typically make use of limited partnerships or VIEs. The amendments in the ASU are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. ASU 2015-02 may be applied retrospectively in previously issued financial statements for one or more years with a cumulative-effect adjustment to retained earnings as of the beginning of the first year restated. The Company does not expect the adoption of ASU 2015-02 to have a material impact on its financial statements.

In April 2015, the FASB issued ASU No. 2015-03, “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” The amendments in this ASU are intended to simplify the presentation of debt issuance costs. These amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. The amendments in this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods with fiscal years beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company does not expect the adoption of ASU 2015-03 to have a material impact on its financial statements.

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In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date.” The amendments in ASU 2015-14 defer the effective date of 2014-09 for all entities by one year. Entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Entities may apply the guidance in ASU 2014-09 earlier as of an annual reporting period beginning after December 15, 2016, including interim reporting periods within that reporting period. Entities also may apply the guidance in ASU 2014-09 earlier as of an annual reporting period beginning after December 15, 2016, and interim reporting periods within annual reporting periods beginning one year after the annual reporting period in which the entity first applies the guidance in ASU 2014-09. The Company does not expect the adoption of ASU 2015-14 (or ASU 2014-09) to have a material impact on its financial statements.

In September 2015, the FASB issued ASU 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments.” The amendments in ASU 2015-16 require that an acquirer recognize adjustments to estimated amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the estimated amounts, calculated as if the accounting had been completed at the acquisition date. The amendments also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the estimated amounts had been recognized as of the acquisition date. The amendments in this ASU are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments should be applied prospectively to adjustments to provisional amounts that occur after the effective date with earlier application permitted for financial statements that have not been issued. The Company does not expect the adoption of ASU 2015-16 to have a material impact on its financial statements.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in ASU 2016-01, among other things: (i) requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (ii) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables); and (iii) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost. The amendments within this ASU are effective for fiscal years beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The new guidance permits early adoption of the provision that exempts private companies and not-for-profit organizations from having to disclose at fair value information about financial instruments measured at amortized cost. The Company is currently assessing the impact that ASU 2016-01 will have on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” Among other things, in the amendments in ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue for Contracts with Customers. The amendments in this ASU are effective fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently assessing the impact that ASU 2016-02 will have on its financial statements.

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In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses”. The ASU sets forth a “current expected credit loss” (CECL) model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. This ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is currently assessing the impact of the adoption of this ASU on its consolidated financial statements.

The accounting policies adopted by management are consistent with authoritative GAAP and are consistent with those followed by our peers.

ITEM 3.	PROPERTIES.

The Bank owns properties at which it operates branches at the following locations:

Main Office	Owings Mills Branch
15226 Hanover Pike	9320 Lakeside Boulevard
Upperco, MD 21155	Owings Mills, MD 21117

Reisterstown Branch	Westminster Branch
25 Westminster Pike	275 Clifton Boulevard
Reisterstown, MD 21136	Westminster, MD 21157

The Bank’s book value investment in land and buildings at December 31, 2016 totaled $4.9 million or 1% of total assets. Other than for banking purposes, the Bank does not invest in real estate. For future expansion purposes, the Bank owns two properties adjacent to its main office at 15216 and 15218 Hanover Pike, Upperco, Maryland 21155. The properties presently consist of two lots, each with a single family residence. One property is rented on a month-to-month lease. The other property has not been rented since 2011. The total rental income for both properties for 2016 was $10,200.

There are no encumbrances on any of these properties. Management believes that all of its properties are adequately insured. In 2016, the properties owned by the Bank in Baltimore County, MD were subject to state and county real estate taxes at a combined rate of 1.29% and the property owned by the Bank in Carroll County, MD was subject to state, county, and municipal real estate taxes at combined rate of 1.69%. The Bank paid $79,319 in real estate taxes on these properties in 2016.

The Bank operates under leases at the following properties:

Location	Square Feet	Current Annual Rent	Lease Expiration
Greenmount In-Store Branch 2205 Hanover Pike Hampstead, MD 21074	709	$46,711	1/31/2018 with option to renew for two consecutive five-year terms

Hampstead Branch 735 Hanover Pike Hampstead, MD 21074 (Land lease)	22,000	$48,849	9/30/19 with option to renew for six consecutive five-year terms

Atrium Branch 4730 Atrium Court Owings Mills, Maryland 21117	120	$1.00	7/31/17, with nine one-year renewals remaining

Corporate Offices 4510 Lower Beckleysville Road Suite H Hampstead, MD 20174	3,171	$32,344	9/30/2020, with option to renew for two consecutive five-year terms

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Note 7 to the consolidated financial statements included elsewhere in this Registration Statement contains additional information about the Bank’s premises and equipment.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information as of March 31, 2017 relating to the beneficial ownership of the Company’s common stock by (i) each person or group known by the Company to beneficially own more than 5.0% of the outstanding shares of common stock; (ii) each of the Company’s directors and named executive officers (as defined in Item 6 of this Registration Statement); and (iii) all directors and executive officers of the Company as a group. Generally, a person “beneficially owns” shares as of a given date if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights, within 60 days of such date (such as by exercising stock options or similar rights). The percentages were calculated based on 1,656,390 issued and outstanding shares of common stock as of March 31, 2017, plus, for each named person, any shares that such person may acquire within 60 days of such date. Except as otherwise noted, the address of each person named below is the address of the Company.

Directors, Director Nominees and Executive Officers	Shares of Common Stock Beneficially Owned		Percent of Class Beneficially Owned

James R. Bosley, Jr.	6,292	(1)	0.4%
Roger D. Cassell	7,567	(2)	0.5%
Steven W. Eline	9,764	(3)	0.6%
Edward A. Halle, Jr.	23,241	(4)	1.4%
Kenneth W. Hoffmeyer	2,577	(5)	0.2%
Ronald W. Hux	10,235	(6)	0.6%
Mark C. Krebs	1,852	(7)	0.1%
T. Edward Lippy	57,727	(8)	3.5%
J. Lawrence Mekulski	540		0.0%
Christopher T. Oswald	393		0.0%
Bruce L. Schindler	41,402	(9)	2.5%
John J. Schuster, Jr.	7,057	(10)	0.4%
Teresa L. Smack	50		0.0%
Paul F. Wooden, Jr.	29,173		1.8%

Totals	197,870		11.9%

Notes:

(1)	Includes 5,996 shares held jointly with spouse.
(2)	Includes 3,986 shares held jointly with spouse, 3,060 shares held by Communications Electronics, of which Mr. Cassell is President, and 409 shares held by two of his children where Mr. Cassell is the custodian.
(3)	Includes 66 shares held by Mr. Eline’s son where he is the custodian.
(4)	Includes 17,144 shares owned by a trust for which Mr. Halle is the trustee and one of the beneficiaries.
(5)	Includes 1,154 shares held jointly with spouse.
(6)	Includes 4,322 shares held jointly with spouse and 3,315 shares held jointly with mother.
(7)	Includes 1,826 shares held jointly with spouse.
(8)	Includes 41,043 shares held by spouse and 5,938 shares held in Lippy Brothers 401(k) profit sharing plan. Mr. Lippy disclaims ownership of the shares held in his spouse’s name.
(9)	Includes 2,704 shares held jointly with son, 702 shares held jointly with mother, and 36,273 shares held jointly with spouse.
(10)	Includes 200 shares held jointly with spouse.

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ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS.

Board of Directors

The number of directors constituting the Company’s board of directors is currently set at 12. The board of directors, by resolution approved by a majority vote thereof, may alter the number of directors from time to time. The Company’s directors are divided into four classes, as nearly equal in number as possible, with respect to the time for which the directors may hold office. Each director is elected to hold office for a term of four years, and the terms of one class of directors expire each year. The terms of Class I Directors expire in 2019, the terms of Class II Directors expire in 2020, the terms of Class III Directors expire in 2017, and the terms of Class IV Directors expire in 2018. The following discussion provides certain information about each director and sets forth the specific experience, qualifications, other attributes and skills of each director that led to the board’s conclusion that he or she should serve as a director. Each of the directors has served as a director of the Company since its incorporation in August 2016, except for Teresa L. Smack who was elected in February 2017.

Class I – Terms Expire in 2019

Roger D. Cassell, age 56. Director of the Bank since 2008; President of Communications Electronics of Baltimore, Maryland, a company that sells, designs and installs wireless communications systems, since 1994; Managing Member of 1924 Group, LLC and Cassell Group LLC, real estate holding companies; Managing Member of 1955 Automotive Group, automotive repair services company, and employed in various positions with Communications Electronics since 1979. Mr. Cassell’s qualifications to serve as a director include his nine years as a director of the Bank, his many years as a business owner, his experience in real estate, and his experience with cutting-edge technology in the wireless communications field.

John J. Schuster, Jr., age 64. Director of the Bank since 1999; President and sole owner of Schuster Enterprises, Inc., a general contractor, and of Schuster Management Corp., a property management company; and general partner of 18 real estate limited partnerships. Mr. Schuster’s qualifications to serve as a director include his 18 years as a director of the Bank, his many years as a business owner and his experience in the general contracting, property management, and real estate industries.

Paul F. Wooden, Jr., age 67. Director of the Bank since 1987 and Chairman of the Board since April 2015.  Chairman of the Board of Taylor Technologies, Inc., a specialty chemical manufacturer of water testing supplies; Executive Director of the Taylor Foundation, a 501(c) (3) nonprofit corporation; owner of Spring Meadow Station, LLC. Mr. Wooden is a Certified Public Accountant and holds a Masters in Business Administration. Mr. Wooden’s qualifications to serve as a director include his 30 years as a director of the Bank, his many years as a business owner and his experience in the manufacturing industry, as well as his Certified Public Accountant designation and Masters in Business Administration.

Class II – Terms Expire in 2020

James R. Bosley, Jr., age 55. Director of the Bank since 1991; President and Chief Executive Officer (the “CEO”) of the Bank since 1995; President and director of the Bank’s subsidiary, Reliable Community Financial Services, Inc; director of the Maryland Bankers Association; and director of Maryland Financial Bank. The skills, experience and knowledge acquired by Mr. Bosley during his approximately 34 years of service to the Bank, with the past 22 years as both a director and as President/CEO, qualify him to serve as a director.

Ronald W. Hux, age 59. Director of the Bank since 2006. President and co-owner of Douron Inc., a commercial furniture dealership located in Owings Mills, MD: and developer and manager of commercial properties in Owings Mills. Mr. Hux’s qualifications to serve as a director include his 11 years as a director of the Bank, his many years as a business owner and his experience in the office furniture and commercial real estate industries.

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Class III – Terms Expire in 2017

Bruce L. Schindler, age 61. Director of the Company since August 2016 and of the Bank since 1989; director, President and Owner of Bob Davidson Ford Lincoln, an automobile dealership; Board member of the Baltimore Washington Ford Dealers Advertising Fund; Treasurer of Pathfinders for Autism; Board member of Camp Opportunity of Maryland, Inc. Mr. Schindler’s qualifications to serve as a director include his 28 years as a director of the Bank, his many years as a business owner, his experience in the automotive sales and service industry, and his accounting background.

J. Lawrence Mekulski, age 68. Director of the Bank since 2009; Retired Principal, KLNB LLC, a commercial real estate services company; Licensed Associate Real Estate Broker with State of Maryland; and member of the International Council of Shopping Centers. Mr. Mekulski’s qualifications to serve as a director include his 8 years as a director of the Bank, his many years as a real estate broker in the commercial real estate field.

Steven W. Eline, age 52. Director of the Bank since 2013; Licensed mortician; President and co-owner of Eline Funeral Home, J.F. Eline & Sons, Inc., Carroll Cremation , all funeral related companies; President and co-owner of Eline Properties, LLC., a real estate investment entity; President and co-owner of Petals, Flowers, & Gifts, LLC, a retail florist; Vice Chairman of the Board of North East Social Action Program; Director of the Hampstead Cemetery Assn. and the Hampstead Merchants Assn; and Member of the MD State Funeral Directors Assn., the National Funeral Directors Assn., the Cremation Assn. of North America, and the Hampstead Lions Club. Mr. Eline’s qualifications to serve as a director include his 4 years as a director of the Bank, his many years as a business owner and his experience with commercial real estate.

Class IV – Terms Expire in 2018

Teresa L. Smack, age 57. Director of the Company and of the Bank since February 2017; Owner of Terry's Tag and Title Service, LLC, a licensed tag and title agent for the State of Maryland,; Founder, past President and current Vice President of the Maryland Vehicle Titling Association, a trade association; Co-owner of ANL, LLC, a tag and titling agent; Member of the Carroll County Chamber of Commerce, the Carroll Hospital Foundation Board, the Carroll County Historical Society and Vice President of the Union Bridge Business Association. Ms. Smack’s qualifications to serve as a director include her many years as a business owner and her experience as a board member for various other organizations.

Edward A. Halle, Jr., age 66. Director of the Bank since 2010; Practicing attorney in the law firm of Fowley & Beckley, P.A.; President of Slade, Inc., a family owned investment company; and General Partner of Panther Branch L.P., a real estate investment partnership. Mr. Halle’s qualifications to serve as a director include his 7 years as a director of the Bank, his experience as an attorney who specializes in land conservation, real estate, zoning and other related matters.

T. Edward Lippy, age 87. Director of the Bank since 1964; Trustee of Lippy Brothers Farms S.T., an agricultural statutory trust; and director of Hanover Foods Corp., a corporation which is a grower, processor, packager, marketer and distributor of food products. Mr. Lippy’s qualifications to serve as a director include his 53 years as a director of the Bank and other companies, his many years as a business owner and his experience in the agriculture and food industries.

Executive Officers

Information about the Company’s executive officers is set forth below, who have served since the Company’s incorporation in August 2016. All officers serve in similar capacities at the Bank and are elected annually by, and serve at the pleasure of, the boards of directors of the Company and the Bank.

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James R. Bosley, Jr., 55, has served as the President and Chief Executive Officer and as a director of the Company since August 2016, as the President and Chief Executive Officer of the Bank since March 28, 1995, and as a director of the Bank since 1991. Mr. Bosley also serves as President and a director of the Bank’s subsidiary, Reliable Community Financial Services, Inc. In addition, he is a director of the Maryland Bankers Association and a director of Maryland Financial Bank.

Christopher T. Oswald, 55, has served as the Senior Vice President of the Company since August 2016 and Senior Vice President - Chief Operations Officer of the Bank since April 2006. Mr. Oswald served as Senior Vice President of the Bank from January 2000 through April 2006 and as Vice President of the Bank from April 1994 through December 1999.

Mark C. Krebs, 56, has served as the Treasurer and Chief Financial Officer of the Company since August 2016 and Senior Vice President - Chief Financial Officer of the Bank since January 6, 2010. From November 2007 to November 2009, Mr. Krebs served as a chief financial officer or consultant at several firms. From February 2004 to August 2007, he served as Senior Vice President, Treasurer and Director of Investor Relations of Fieldstone Investment Corporation, a publicly-traded real estate investment trust. Mr. Krebs worked for American Home Mortgage, a publicly-traded real estate investment trust, and its predecessor, Columbia National, Inc., a mortgage banker and servicer, between February 1986 and January 2004 as Senior Vice President, Treasurer and Controller. Mr. Krebs started his career in 1982 with KPMG, an international accounting firm. Mr. Krebs is a Certified Public Accountant.

ITEM 6.	DIRECTOR AND EXECUTIVE COMPENSATION.

Director Compensation

The following table provides information about the compensation earned during 2016 by the directors who are not also “named executive officers” (as defined below). All directors also serve as directors of the Bank and receive remuneration only for their service to the Bank. The Bank has not granted, and the Company does not grant, equity-based compensation to directors, nor do they maintain any bonus (incentive or otherwise) or deferred compensation plans for directors.

Director Compensation
Name	Fees earned or paid in cash ($)	All other compensation ($)	Total ($)
Roger D. Cassell	14,585	-	14,585
Steven W. Eline	13,445	-	13,445
Edward A. Halle, Jr.	20,420	-	20,420
Kenneth W. Hoffmeyer	23,455	-	23,455
Ronald W. Hux	12,255	-	12,255
T. Edward Lippy	20,090	-	20,090
J. Lawrence Mekulski	17,290	-	17,290
Bruce L. Schindler	12,185	-	12,185
John J. Schuster, Jr.	26,994	-	26,994
Teresa L. Smack	-	-	-
Paul F. Wooden, Jr.	27,099	-	27,099

Director compensation is set by the entire board of directors of the Bank. Each year, that board of directors reviews one or more independently conducted director compensation surveys provided by the Bank’s independent registered public accounting firm. In 2016, non-employee directors received $635 for each board meeting attended and $400 for each committee meeting attended. In 2017, non-employee directors will receive $655 for each board meeting attended and $415 for each committee meeting attended.

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Executive Compensation

All of the Company’s executive officers are also executive officers of the Bank. Officers do not receive separate remuneration for their service to the Company, and all compensation is paid by the Bank.

The Bank’s board of directors, upon the recommendation of its Compensation Committee, establishes executive compensation each year. In recommending compensation levels, the Compensation Committee reviews annual evaluations that measure performance against previously established goals for the year. In addition, the board reviews one or more independently conducted surveys. One of the surveys is provided by the Bank’s independent registered public accounting firm, which is appointed by the Audit Committee of the board of directors. This is a general publication provided to all of the accounting firm’s clients and no fees are paid by the Bank for the survey. Additional surveys obtained are also general in nature and are obtained by the Bank at no cost. The Bank’s CEO makes compensation recommendations to the Compensation Committee for executive officers other than himself. From time to time, the Compensation Committee retains outside compensation consultants to evaluate the Bank’s executive compensation practices and plans. During 2016, the Compensation Committee did not use the services of a compensation consultant with respect to 2016 executive compensation.

The following table sets forth, for each of the last two calendar years (which were also the Company’s last two fiscal years), the total remuneration awarded to, earned by, or paid to (i) the person who served as the Company’s principal executive officer during 2016, (ii) the Company’s two most highly compensated executive officers other than the CEO who were serving as such as of December 31, 2016 and whose total compensation (excluding above-market and preferential earnings on nonqualified deferred compensation) exceeded $100,000 during 2016, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing item (ii) had they been serving as executive officers of the Company as of December 31, 2016 (the CEO and such other persons are referred to as the “named executive officers”). For this purpose, the term “executive officer” includes any executive officers of the Bank who performs a policy making function for the Company. The Company has determined that the named executive officers for purposes of this Registration Statement include James R. Bosley, Jr., and Christopher T. Oswald and Mark A. Krebs. In calendar years 2016 and 2015, executive compensation included annual base salary and income related to certain employee benefit plans.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Nonequity incentive plan compensation ($)(2)	Non-qualified deferred compensation earnings ($)	All other compen- sation ($)(3) – (5)	Total ($)
James R. Bosley, Jr.	2016	235,763	-	60,854	-	159,305	455,922
President and CEO (1)	2015	227,791	-	59,774	-	111,138	398,703

Christopher T. Oswald	2016	162,721	-	35,309	-	71,684	269,714
SVP/COO	2015	154,135	-	38,182	-	51,386	243,703

Mark C. Krebs	2016	170,180	-	35,309	-	29,367	234,856
SVP/CFO	2015	164,425	-	34,682	-	20,488	219,595

Notes:

(1)	Mr. Bosley also serves on the boards of directors of the Company and the Bank but receives no director’s fees for such service.
(2)	Amounts relate to the bonus pool program discussed below.
(3)	For Mr. Bosley, the amounts include $12,011 in 2016 and $11,537 in 2015 of matching contributions to the Bank’s 401(k) plan, $240 in 2016 and $42 in 2015 for medical insurance premium refunds, $3,400 in 2016 for forfeited vacation time, imputed income of $383 in 2016 and $850 in 2015 attributed to the economic value of his benefits under the bank owned life insurance plan discussed below, and imputed income of $2,064 in 2016 and $1,104 in 2015 attributed to the premium paid by the Bank for group term life insurance coverage in excess of $50,000. Also included is imputed income of $141,207 in 2016 and $97,605 in 2015 attributed to the economic value of accrued benefits under his supplemental executive retirement plan agreement discussed below. Mr. Bosley did not receive any of these amounts in either 2016 or 2015, as a separation of service has to occur before any payments are made under the plan.

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(4)	For Mr. Oswald, the amounts include $7,938 in 2016 and $7,719 in 2015 of matching contributions to the Bank’s 401(k) plan, $429 in 2016 and $75 in 2015 for medical insurance premium refunds, imputed income of $369 in 2016 and $840 in 2015 attributed to the economic value of his benefits under the bank owned life insurance plan discussed below, fees paid for attending Board meetings of $590 in 2015, and imputed income of $1,424 in 2016 and $715 in 2015 attributed to the premium paid for group term life insurance coverage in excess of $50,000. Also included is imputed income of $61,524 in 2016 and $41,447 in 2015 attributed to the economic value of accrued benefits under his supplemental executive retirement plan agreement discussed below. Mr. Oswald did not receive any of these amounts in 2016 or 2015, as a separation of service has to occur or Mr. Oswald has to reach a certain age before any payments are made under the plan.
(5)	For Mr. Krebs, the amount includes $8,291in 2016 and $8,067 in 2015 of matching contributions to the Bank’s 401(k) plan, $1,774 in 2016 and $1,697 in 2015 for medical insurance coverage foregone at his election, fees paid for attending Board meetings of $885 in 2015, and imputed income of $1,502 in 2016 and $1,440 in 2015 attributed to the premium for group term life insurance coverage in excess of $50,000. Also included is imputed income of $17,800 in 2016 and $8,399 in 2015 attributed to the economic value of accrued benefits under his performance driven retirement plan agreement discussed below. Mr. Krebs did not receive any of these amounts in 2016 or 2015, as a separation of service has to occur or Mr. Krebs has to reach a certain age before any payments are made under the plan.

Employment Arrangements

Executive officers are appointed by the board of directors annually and are employed on an at-will basis. No executive officer is a party to any written employment agreement with the Company or the Bank. Each executive officer is paid a base salary, participates in a bonus program, and participates in various employee benefit plans and programs to the extent the executive officer qualifies for such participation under the terms and conditions of the benefit plans, including the Bank’s 401(k) profit sharing plan. Any employee, including an executive officer, may elect to waive coverage under the Bank’s health insurance plan, in which case he or she will be entitled to receive an amount in cash equal to 40% of the net annual cost to the Bank of the insurance coverage. Messrs. Bosley and Oswald are additionally eligible to receive benefits under the Bank’s bank-owned life insurance (“BOLI”) plan and Supplemental Executive Retirement Plan Agreements (“SERP Agreements”), as described below. Mr. Krebs is eligible to receive benefits under the Performance Driven Plan, as described below.

Base salary for each executive is set annually by the Bank’s board of directors, upon the recommendation of its Compensation Committee. The salaries for 2017 for the Bank’s named executive officers are as follows: Mr. Bosley, $244,015; Mr. Oswald, $171,784; and Mr. Krebs, $176,136.

Bonus Programs

The Bank’s board of directors has implemented a bonus program for the President, Senior Vice Presidents and Vice Presidents, other than Senior Vice Presidents and Vice Presidents who are involved in lending activities, under which these officers are entitled to share each year in a bonus pool the amount of which is based on the Bank’s net income for that year. The bonus pool amount is determined as follows:

Net Income	Bonus Pool
Less than $1.50 million	0.00% of Net Income
$1.50 million to $2.25 million	2.50% of Net Income
$2.25 million to $3.00 million	3.00% of Net Income
$3.00 million to $3.75 million	3.50% of Net Income
$3.75 million to $4.50 million	4.00% of Net Income
Over $4.50 million	4.50% of Net Income

There is no formula for determining how much of the pool is paid to a particular officer. Rather, the amount for each officer is recommended by the Compensation Committee and approved by the Board. Historically, the percentages of the pool paid to Messrs. Bosley, Oswald, and Krebs have been 29%, 17%, and 17%, respectively, and these were the amounts awarded in 2016 and 2015. These bonus amounts are shown in the Summary Compensation Table above under the heading “Nonequity incentive plan compensation”.

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Profit Sharing Plan

The Bank has a profit sharing plan that qualifies under Section 401(k) of the IRC. All employees age 21 or older with six months of service and 1,000 annual employment hours are eligible to participate in the plan. The Bank matches employee contributions up to 4% of total compensation and may make additional optional contributions. Employee and employer contributions are 100% vested when made.

Bank-Owned Life Insurance Plan Benefits

To attract and retain key employees, the Bank implemented a BOLI plan in 2002 to provide benefits to the named beneficiaries of certain officers of the Bank, including Messrs. Bosley and Oswald. Mr. Krebs is not a participant in the BOLI plan.

In 2002 and 2004, the Bank invested $3,500,000 in life insurance policies covering 18 officers, including Messrs. Bosley and Oswald.  Although the Bank owns these policies, including the cash surrender values of the policies, the Bank currently intends to assign a portion of the death benefits payable under these policies to the covered executive’s estate at the time of his or her death, whether or not he or she is employed at the time of his death, unless the covered executive's employment was terminated for cause prior to his death.  The amount of the portion to be assigned to a particular executive's estate will depend on the reason that such executive's employment was terminated at or prior to death.  The aggregate cash surrender value of these policies at December 31, 2016 is $6,721,003.

The amounts of the benefits that could have been paid to the beneficiaries of Messrs. Bosley and Oswald in connection with these policies as of December 31, 2016 are as follows:

Name	Reason for Termination	Estimated BOLI Benefits
Mr. Bosley	Death	$1,035,711
	Disability	285,711
	Other than death or disability	285,711

Mr. Oswald	Death	575,099
	Disability	275,099
	Other than death or disability	275,099

Group Term Life Insurance

The Bank provides group term life insurance coverage to all Bank employees, including each of the named executive officers. For federal tax purposes, employees recognize imputed income each year on the amount of premiums paid by the Bank for the portion of insurance in excess of $50,000.

Supplemental Executive Retirement Plan Agreements

The Bank entered into SERP Agreements with Mr. Bosley and Mr. Oswald in December 2010, which were amended in February 2011. The SERP Agreements, which are administered by the Bank’s board of directors or one of its committees, are intended to provide deferred cash compensation to each of the executive officers under certain circumstances, including upon a Separation from Service. The term “Separation from Service” is defined as the termination of the executive’s employment with the Bank for reasons other than death, determined in accordance with Section 409A of the IRC. Under the SERP Agreements, benefits will be paid as follows:

•	Retirement Benefit. Mr. Bosley will be entitled to the annual cash benefit described below (the “Retirement Benefit”) for 20 years if he suffers a Separation from Service after reaching the retirement age of 57, and Mr. Oswald will be entitled to the Retirement Benefit for 20 years after attaining the retirement age of 63. The Retirement Benefit will be an amount equal to 35% of the average of the executives’ three highest base salaries for the three-year period preceding the date on which the payment obligation is triggered, including the year in which the triggering event occurs (the “Average Salary”). Each annual Retirement Benefit will be paid in 12 equal monthly installments commencing within 90 days following the triggering event.

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•	Early Involuntary Termination Benefit. If, after reaching age 48 but prior to reaching the retirement age, an executive suffers a Separation from Service that constitutes an Early Involuntary Termination, then the executive will be entitled to receive an annual benefit (the “Involuntary Termination Benefit”) for 20 years equal to a percentage of the executive’s Average Salary, determined as of the end of the Plan Year (as defined in the SERP Agreement). The percentage is based on the executive’s age at the time of the Separation from Service, starting at 26% for Mr. Bosley and 20% for Mr. Oswald. Until age 56 for Mr. Bosley and age 62 for Mr. Oswald, the percentage increases by 1% for each additional year after age 48. Each annual Involuntary Termination Benefit will be paid in 12 equal monthly installments commencing within 90 days following the Separation from Service. The term “Early Involuntary Termination” means a Separation from Service (other than a termination for cause, as defined in the SERP Agreement) due to the independent exercise of the unilateral authority of the Bank to terminate the executive’s employment where the executive was willing and able to continue performing services.

•	Early Voluntary Termination Benefit. Upon a Separation from Service prior to reaching Retirement Age that constitutes an Early Voluntary Termination (as defined in the SERP Agreement), the executive will be entitled to receive cash equal to 100% of the Accrual Balance determined as of the end of the month prior to the Separation from Service. The Accrual Balance will be paid over 20 years in equal monthly installments commencing within 90 days following the Separation from Service, provided that the executive is entitled to receive minimum annual payments of $14,199 for Mr. Bosley and $5,675 for Mr. Oswald. The term “Accrual Balance” means the liability that the Bank is required to accrue, under generally accepted accounting principles (“GAAP”), for the Bank’s obligation to the executive under the SERP Agreement, by applying Accounting Principles Board Opinion Number 12, as amended, and the Discount Rate. Interest will accrue on the unpaid portion of the Accrual Balance at a rate equal to the Discount Rate and will be added thereto. The term “Discount Rate” means the Moody’s 20 year AA Corporate Bond rate less 0.25%, with the initial rate set at 4.68%. The Bank’s board of directors may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

•	Disability Benefit. If the executive experiences a Disability (as defined in the SERP Agreement) prior to reaching Retirement Age followed by a Separation from Service, then the executive will be entitled to receive cash equal to 100% of the Accrual Balance determined as of the end of the month prior to the Separation from Service. The Accrual Balance will be paid over 20 years in equal monthly installments commencing within 90 days following the Separation from Service, provided that the executive is entitled to receive minimum annual payments of $14,199 for Mr. Bosley and $5,675 for Mr. Oswald. Interest will accrue on the unpaid portion of the Accrual Balance at a rate equal to the Discount Rate and will be added thereto.

•	Change in Control Benefit. If a Change in Control (as defined in the SERP Agreement) occurs prior to the executive reaching Retirement Age and he experiences a Separation from Service within 24 months thereof, then the executive will be entitled to receive cash in an amount equal to the present value of a 20-year payment stream equal to 35% of the executive’s Average Salary, using a rate equal to the Discount Rate in effect at the time of the Separation from Service (the “CIC Benefit”). The CIC Benefit will be distributed over five years in equal monthly installments commencing within 90 days of the Separation from Service.

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•	Death Benefit. If the executive dies prior to a Separation from Service, then the executive’s designated beneficiaries will be entitled to cash in an amount equal to the greater of (i) 100% of the Accrual Balance as of the end of the month prior to death and (ii) $1,256,799 in the case of Mr. Bosley and $834,459 in the case of Mr. Oswald (the “Death Benefit”). The Death Benefit will be paid in a single lump sum within 90 days following death.

•	Benefit Upon Termination of the SERP Agreement. If the Bank and an executive agree to terminate his SERP Agreement, then the executive will receive the Accrual Balance as of the date of termination, which generally will be paid at the earliest distribution date that would have occurred if the SERP Agreement had not been terminated. If the Bank terminates the SERP Agreement (i) in connection with a Change in Control, (ii) upon its dissolution or in connection with its bankruptcy, or (iii) in connection with the termination of all other compensatory arrangements that would be aggregated with the SERP Agreement pursuant to Section 409A of the IRC (to the extent the executive participated in such other arrangements), then, subject to certain conditions specified in the SERP Agreement, including compliance with Section 409A of the IRC, the Bank may distribute the Accrual Balance, determined as of the date of the termination, to the executive in a lump sum.

The following table sets forth the current amounts that could be paid to the executives under each of the situations described above, calculated as of December 31, 2016:

	Normal Retirement Benefit	Involuntary Termination Benefit	Voluntary Termination Benefit	Disability Benefit	CIC Benefit	Death Benefit	Benefit Upon Termination of Agreement
Mr. Bosley	$85,297	$75,201	$63,416	$63,416	$243,459	$1,226,799	$880,284
Mr. Oswald	71,813	41,593	26,041	26,041	164,580	834,459	361,483

If benefit payments have begun and an executive dies before all payments have been made, then the Bank will distribute the remaining benefits to the executive’s designated beneficiaries, at the same times and in the same manner as if the executive had not died. If an executive becomes entitled to benefits but dies before payments begin, then the Bank will pay the benefits, in a single lump sum on the first day of the fourth month following death, to the executive’s designated beneficiaries.

No benefits will be paid if an executive’s employment is terminated by the Bank for cause or if he is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the FDI Act. Additionally, no benefit will be paid to the extent it constitutes an excess golden parachute payment under Section 280G of the IRC or is determined to be a prohibited golden parachute payment pursuant to 12 C.F.R. § 359.2.

The timing of the distribution of some or all of the foregoing benefits may be subject to a six-month waiting period under Section 409A of the IRC to the extent the executive is considered to be a “specified employee” of the Company. Section 409A of the IRC places restrictions on the ability of the Bank and/or the executives to change the form or timing of the payment of the benefits, and the SERP Agreements provide that any such change must be consistent with the requirements and limitations of Section 409A of the IRC. Notwithstanding the foregoing, if an executive becomes subject to tax on the benefits that could be paid under the SERP Agreement, then the Bank may, subject to the requirements of Section 409A of the IRC, make a limited distribution to the executive to cover such taxes. Any such distribution will reduce the benefits that are otherwise payable under the SERP Agreement.

In January 2011, to help fund the foregoing payment obligations, the Bank invested in life insurance policies on the lives of Mr. Bosley and Oswald.

Performance Driven Retirement Plan

On November 17, 2015, the Bank and Mr. Krebs entered into a Performance Driven Retirement Plan Agreement (the “Retirement Agreement”) to provide cash benefits to Mr. Krebs following his Separation of Service (as defined in the Retirement Agreement), his Disability (as defined in the Retirement Agreement), his death, or a Change in Control (as defined in the Retirement Agreement). The Retirement Agreement requires the Bank to establish a general ledger “account” for Mr. Krebs’ benefit that will be credited from time to time with cash contributions and interest thereon (the “Deferral Account”).

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On the effective date of the Retirement Agreement, the Bank made an initial contribution of $5,565 to the Deferral Account. Thereafter, on the first day of each month during each Plan Year (as defined in the Retirement Agreement) that Mr. Krebs is employed, the Bank is required to make a contribution equal to 0.833% of Mr. Krebs’ Base Salary (as defined in the Retirement Agreement). The Bank will not be required to make monthly contributions during a Plan Year, however, if the Return on Equity (as defined in the Retirement Agreement) for the immediately preceding Plan Year is less than 6.25%. In the event of a Change in Control, the Bank is required to make a contribution to the Deferral Account in an amount determined by multiplying (i) 300% of Mr. Krebs’ then-current Base Salary by (ii) the average percentage of Base Salary contributed to the Deferral Account by the Bank during the three Plan Years that immediately preceded the Change in Control. The Bank’s board of directors may choose to make additional contributions to the Deferral Account at any time if it determines that such contributions would be in the best interest of the Bank. During each Plan Year prior to the earliest to occur of Mr. Krebs’ Disability, death or Separation from Service, interest on the balance of the Deferral Account will be credited at an annual rate equal to 67% of the Return on Equity for the prior Plan Year, provided that in no event will the annual rate of interest be less than 0.0% nor more than 10.0%. Except when Mr. Krebs is receiving the Early Retirement Benefit (defined below), interest on the balance of the Deferral Account will be credited following the commencement of distributions at an annual rate equal to the 20 Year Moody’s Aa Corporate bond index less 0.25%, based on the Moody’s yield on the first business day of the Plan Year.

Subject to waiting periods and other restrictions that may be imposed by applicable law, including Section 409A of the Internal Revenue Code, distributions from the Deferral Account will be made in one of the following manners (each of which is exclusive of the other manners):

•	Commencing the month following (i) a Separation from Service that occurs after the date on which Mr. Krebs reaches 65 years of age (“Normal Retirement Age”) or (ii) Mr. Krebs’ Disability prior to Normal Retirement Age, the Deferral Account will be distributed in 120 equal monthly installments; or

•	Commencing the month following a Separation from Service that occurs prior to Mr. Krebs reaching Normal Retirement Age, the Deferral Account will be distributed in 36 equal monthly installments; or

•	Following a Change in Control that occurs while Mr. Krebs is employed (and whether or not he also experiences a Separation from Service), the Deferral Account will be paid in one lump sum within 30 days after the Change in Control; or

•	If Mr. Krebs dies while employed, then Mr. Krebs’ designated beneficiaries will receive a lump sum payment, within 90 days of his death, in an amount equal to the greater of (i) $272,825 and (ii) the Deferral Account balance.

The Retirement Plan permits the Bank’s board of directors to agree to make early “Hardship Distributions” under limited circumstances. As a general rule, distributions may not be accelerated for any reason. Certain restrictions apply to any amendment to the Retirement Agreement that would change the timing or form of payment.

Mr. Krebs will forfeit his right to receive the amount in the Deferral Account if the Bank terminates his employment for Cause (as defined in the Retirement Agreement). In addition, Mr. Krebs will forfeit his right to receive the amount in the Deferral Account if he engages in certain competitive activities described in the Retirement Agreement. Finally, in the event that any distribution would be treated as an “excess golden parachute payment” under Section 280G of the Internal Revenue Code, such distribution will be reduced to the extent necessary to avoid that characterization, and Mr. Krebs will forfeit the excess portion of that distribution.

At December 31, 2016, the balance of the Deferral Account was $26,902.

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ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Related Transactions

The following paragraphs discuss related party transactions that occurred during 2017, 2016 and 2015 and related party transactions that are contemplated during the remainder of 2017 (other than compensation paid or awarded to the Company’s directors and executive officers that is discussed above in Item 6). For this purpose, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which (i) the Company or any of its subsidiaries is a participant, (ii) the amount involved exceeds the lesser of (a) $120,000 or (b) 1.0% of the Company’s average total assets at year-end for the last two completed fiscal years, and (iii) any director, director nominee or executive officer of the Company or any person who beneficially owns more than 5% of the outstanding shares of the Company’s common stock (and the immediate family members and affiliates of the foregoing) has a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company and its subsidiaries.

Thus far in 2017 and during 2016 and 2015, the Company, through the Bank, had banking transactions in the ordinary course of its business with the Company’s directors, executive officers and immediate family members and affiliates of the foregoing. All of these transactions were substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with persons unrelated to the Company and its subsidiaries. When made, the extensions of credit to these persons by the Bank did not involve more than the normal risk of collectability or present other unfavorable features.

The Company and the Bank have procedures in place to help ensure that the Company and the Bank comply with all legal requirements applicable to related party transactions. Among other procedures, the Audit Committee of the board of directors must review and approve transactions with directors, executive officers and/or their respective related interests and submit such transactions to the full board of directors for approval. This review is intended to ensure compliance with Regulation O, which imposes requirements for extensions of credit to directors and executive officers, Sections 23A and 23B of the Federal Reserve Act, which governs transactions between the Bank and its affiliates, and Section 5-512 of the Financial Institutions Article of the Annotated Code of Maryland, which limits, and requires periodic review and approval of, extensions of credit to directors and executive officers.

Director Independence

The Company’s board of directors has determined that each of Roger D. Cassell, Steven W. Eline, Edward A. Halle, Jr., Kenneth W. Hoffmeyer, Ronald W. Hux, T. Edward Lippy, J. Lawrence Mekulski, Bruce L.Schindler, John J. Schuster, Jr., Teresa L. Smack, Paul F. Wooden, Jr. is an “independent director” as that term is defined by Rule 4200(a)(15) of the NASDAQ Stock Market Rules. In determining director independence, the Board considered the Bank’s purchase of products and services from a retailer affiliated with Roger D. Cassell, products purchased from a company in which Mr. Hux has a controlling interest, and products purchased from a company in which Mr. Schindler has a controlling interest.

ITEM 8.	LEGAL PROCEEDINGS.

We are at times, in the ordinary course of business, subject to legal actions. Management, upon the advice of counsel, believes that losses, if any, resulting from current legal actions will not have a material adverse effect on our financial condition or results of operations

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ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Price Analysis and the Discussion on Dividends

As of March 31, 2017, the shares of the Company’s common stock were held by approximately 587 stockholders. Although many trades occur through privately-negotiated transactions, the shares of the Company’s common stock are traded in the over-the-counter market by certain broker-dealers and price quotations are available through the OTC Markets Group’s OTC Pink Market (the “Pink Market”) under the symbol “FMFG”. Prior to the Reorganization, the Bank’s common stock was also traded in the over-the-counter market and price quotations were likewise available through the Pink Market under the same trading symbol. The following table sets forth high and low bid information for the common stock of the Company since November 1, 2016 and for the common stock of the Bank between January 1, 2015 and October 31, 2016, in each case as reported through the Pink Market. These prices do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions. The table also shows the per share cash dividends declared during these periods.

Period	High Bid	Low Bid	Dividend
2015
1st Quarter	$20.52	$19.95	$0.00
2nd Quarter	21.50	19.70	0.31
3rd Quarter	26.00	21.30	0.00
4th Quarter	24.10	22.80	0.33

2016
1st Quarter	$25.25	$24.10	$0.00
2nd Quarter	27.25	25.00	0.34
3rd Quarter	25.51	24.50	0.00
4th Quarter	26.55	24.11	0.36

2017
1st Quarter	$27.50	$25.25	$0.00
2nd Quarter (through April 7, 2017)	27.00	27.00	0.00

Historically, the Bank declared and paid cash dividends on a semi-annual basis, and the Company has continued this practice since the Reorganization. The Company’s ability to declare and pay dividends is limited by federal banking laws and Maryland corporation laws. Subject to these laws, the payment of dividends are at the discretion of the Company’s board of directors, who considers such factors as operating results, financial condition, capital adequacy, regulatory requirements, and stockholder return. The Company’s ability to pay dividends will be largely dependent on its receipt of dividends from the Bank and/or the Insurance Subsidiary. Like the Company, the Bank’s ability to declare and pay dividends is subject to limitations imposed by federal and Maryland banking and Maryland corporation laws, and the Insurance Subsidiary’s ability to declare and pay dividends is subject to limitations imposed by Tennessee insurance laws. A complete discussion of these and other dividend restrictions is contained Item 11 of this Registration Statement under the heading, “Dividends and Other Distributions”. Accordingly, there can be no assurance that dividends will be declared on the shares of the common stock in any future fiscal quarter.

Equity Compensation Plan Information

Neither the Company nor the Bank has adopted or implemented any equity compensation plans or arrangements.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES.

The Company was incorporated in August 2016. In connection with the Reorganization on November 1, 2016, the Company issued 1,656,390 shares of its common stock to the Bank’s stockholders in exchange, on a one-for-one basis, for all of their shares of common stock of the Bank. The issuance of these shares was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(12) thereof. The Company has not issued any other securities since the Reorganization.

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Section 3(a)(2) of the Securities Act exempts from the definition of “security” any security issued by a bank, and the FDIC, as the Bank’s primary federal regulator, did not require the registration of the Bank’s securities prior to offer or sale. All securities sold by the Bank during the past three years were shares of common stock and were sold under the Bank’s dividend reinvestment plan, which permitted stockholders to reinvest cash dividends in shares of the Bank’s common stock. Stockholders who elected to reinvest their dividends received the number of shares equal to the amount of the dividend divided by the applicable purchase price, which was the fair market value of a share of stock at the time the dividend was declared as determined in good faith by the Bank’s board of directors, less a discount that was also determined by the board in its sole discretion. The following table provides information with respect to these sales:

Cash Dividend Date	Shares Sold	Price
December 20, 2013	9,980	$17.10
June 30, 2014	9,886	17.75
December 19, 2014	10,283	18.34
June 30, 2015	10,078	19.00
December 21, 2015	8,919	22.61
June 30, 2016	8,849	24.23

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The Company is authorized by the Charter to issue up to 5,000,000 shares of capital stock, all of which have been classified as shares of common stock, par value $.01 per share. The Charter permits the Company’s board of directors, without stockholder approval, to classify and reclassify authorized but unissued shares of capital stock of any class or series by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of stock.

As of March 31, 2017, there were 1,656,390 shares of common stock issued and outstanding, which were held by approximately 587 owners of record.

The following is a summary of the general terms of the Company’s common stock. This summary does not purport to be complete in all respects. The full terms of the common stock are set forth in the Charter, the Bylaws and the applicable provisions of the Maryland General Corporation Law (the “MGCL”). The Charter and the Bylaws are filed with this Registration Statement as Exhibit 3.1 and Exhibit 3.2, respectively, both of which are also available from us upon request. The following summary does not give effect to provisions of applicable common law or (except with respect to those provisions of the MGCL discussed below) applicable statutory law.

General

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of common stock are not entitled to cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratable dividends that are declared by the Company’s board of directors out of funds legally available for such a purpose. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of our common stock are fully paid and non-assessable.

The Transfer Agent for the common stock is American Stock Transfer & Trust Company, LLC.

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Dividends and Other Distributions

The declaration of dividends on the common stock is at the discretion of the Company’s board of directors. We are subject to various bank regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Our ability to pay dividends to holders of the common stock is largely dependent upon our receipt of dividends from the Bank and, to a lesser extent, the Insurance Subsidiary.

Both federal and Maryland laws impose restrictions on the ability of a Maryland bank to pay dividends. Federal law prohibits the payment of a dividend by an insured depository institution if the depository institution is considered “undercapitalized” or if the payment of the dividend would make the institution “undercapitalized”. Maryland state-chartered banks may pay dividends only out of undivided profits or, with the prior approval of the Maryland Commissioner, from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, then cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, bank regulatory agencies have the ability to prohibit a proposed dividend by a financial institution that would otherwise be permitted under applicable law if the regulatory body determines that the payment of the dividend would constitute an unsafe or unsound banking practice. A bank that is considered to be a “troubled institution” is prohibited by federal law from paying dividends altogether.

Under Tennessee insurance law, the Insurance Subsidiary must maintain a minimum level of unimpaired paid-in capital and surplus, and it is prohibited from paying a dividend out of, or other distribution with respect to, capital or surplus without the prior approval of the Tennessee Insurance Department.

As a general corporate law matter, the MGCL prohibits us from paying dividends on our capital stock, including the common stock, unless, after giving effect to a proposed dividend, (i) we will be able to pay our debts as they come due in the normal course of business and (ii) our total assets will be greater than our total liabilities plus, unless our Charter permits otherwise, the amount that would be needed, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the dividend. Notwithstanding our inability to pay dividends pursuant to item (ii) above, we may nevertheless pay dividends out of (a) our net earnings for the fiscal year in which the distribution is made, (b) our net earnings for the preceding fiscal year, or (c) the sum of our net earnings for the preceding eight fiscal quarters.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock.

Anti-Takeover Provisions under Maryland Law, Our Charter and Our Bylaws

The provisions of Maryland law and the Charter and Bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Business Combinations under Maryland Law

The Maryland Business Combination Act generally prohibits corporations from being involved in any “business combination” (defined as a variety of transactions, including a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any “interested shareholder” for a period of five years following the most recent date on which the interested shareholder became an interested shareholder. An interested shareholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% percent or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock.

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A business combination that is not prohibited must be recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested shareholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested shareholder, voting together as a single voting group, unless, among other things, the corporation’s stockholders receive a minimum price, as defined in the Maryland Business Combination Act for their shares, in cash or in the same form as paid by the interested shareholder for its shares. These provisions will not apply if the board of directors has exempted the transaction in question or the interested shareholder prior to the time that the interested shareholder became an interested shareholder. In addition, the board of directors may adopt a resolution approving or exempting specific business combinations, business combinations generally, or generally by type, as to specifically identified or unidentified existing or future stockholders or their affiliates from the business combination provisions of the Maryland Business Combination Act.

Control Share Acquisitions

The Maryland Control Share Acquisition Act generally provides that “control shares” of a corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the shareholders at a meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. “Control shares” are shares of stock that, if aggregated with all other shares of stock of the corporation previously acquired by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that person, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors within any of the following ranges of voting power: one-tenth or more, but less than one-third of all voting power; one-third or more, but less than a majority of all voting power or a majority or more of all voting power. “Control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a shareholders’ meeting, then, subject to certain conditions, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights.

Preference Stock Authorization

As noted above, the Charter gives the Company’s board of directors the authority to, without the approval of the holders of our common stock, classify and reclassify any class or series of our authorized but unissued capital stock. A series of preferred stock and any other shares of capital stock that the board classifies or reclassifies may possess rights superior to the rights of the holders of the common stock. In addition, the Charter permits the board of directors, without the approval of stockholders, to issue authorized shares of any class of capital stock. As a result, this “blank check” stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.

Advance Notice Procedure for Director Nominations by Stockholders

The Bylaws allow stockholders to submit director nominations. For nominations to properly come before the meeting, however, the nominating stockholder must have given timely written notice of the nomination to either the Chairman of the Board or the President of the Company. To be timely, a nomination must be given not less than 150 days nor more than 180 days prior to the date of the meeting of stockholders called for the election of directors which, for purposes of this requirement, is deemed to be on the same day and month as the annual meeting of stockholders for the preceding year. The notice must contain the following information to the extent known by the notifying stockholder:

•	the name and address of each proposed nominee;

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•	the principal occupation of each proposed nominee;

•	the class or series and number of shares of capital stock of the Company owned by each proposed nominee;

•	the name and residence address of the notifying stockholder;

•	the class or series and number of shares of capital stock of the Company owned by the notifying stockholder;

•	the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; and

•	all information relating to the proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act and Rule 14a-11 under the Exchange Act, assuming such provisions would be applicable to the solicitation of proxies for the proposed nominee.

Classified Board; Removal of Directors

The Charter provides that the members of the Company’s board of directors are divided into four classes, as nearly equal in number as possible. Each class is elected for a four-year term. At each annual meeting of stockholders, approximately one-fourth of the members of the board are elected for a four-year term and the other directors remain in office until their four-year terms expire. The Charter and Bylaws provide that no director may be removed without cause, which term is defined to include any of the following: (i) an act or failure to act by the director that constitutes fraud, misappropriation or damage to the property or business of the Company; (ii) the director’s commission of an act of dishonesty or of a crime, or causing the Company to commit a crime; or (iii) an act or failure to act by the director that is prejudicial to the interest of the Company. Any removal for cause requires the affirmative vote of the holders of at least a majority of the outstanding voting stock of the Company. Further, stockholders may attempt to remove a director for cause after service of specific charges, adequate notice and a full opportunity to refute the charges. Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above; rather, at least three annual meetings must be held before a majority of the members of the board could be changed. Only the board of directors may amend or repeal the Bylaws, and any such amendment or repeal would require the approval of at least two-thirds of all directors.

Advance Notice Procedure for Stockholder Proposals

The Bylaws allow stockholders to submit proposals to be presented for action at an annual meeting of stockholders. For such proposals to properly come before the meeting, however, the proposing stockholder must (i) be a stockholder of record on the date on which notice of the proposal is given and on the record date for the annual meeting and (ii) have given timely written notice of the proposal to the Secretary of the Company. To be timely, the notice must be given not less than 120 days nor more than 180 days prior to the date of the annual meeting of stockholders which, for purposes of this requirement, is deemed to be on the same day and month as the annual meeting of stockholders for the preceding year. Certain exceptions apply in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting. The notice must contain the following information with respect to the proposal: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and address of the stockholder as they appear on the Company’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner; (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

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ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The MGCL permits a Maryland corporation to indemnify its present and former directors against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(i)	the act or omission of the director was material to the matter giving rise to such proceeding and

(a)	was committed in bad faith or

(b)	was the result of active and deliberate dishonesty;

(ii)	the director actually received an improper personal benefit in money, property, or services; or

(iii)	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a Maryland corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction: (i) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (ii) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The MGCL also permits a Maryland corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(i)	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(ii)	a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Company has provided for indemnification of directors and officers in ARTICLE IX of the Bylaws. The relevant provisions of the Bylaws read as follows:

Section 1. General Indemnification. The Corporation shall indemnify (a) its present and former directors and officers, whether serving or having served the Corporation or at its request any other entity, to the full extent required or permitted by Maryland law now or hereafter in force, including the advance of expenses under the procedures and to the fullest extent permitted by law, and (b) other employees and agents to such extent as shall be authorized by the Board of Directors, the Articles of Incorporation or these Bylaws and as permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of these Bylaws or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

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Section 2. Procedure. Any indemnification, or payment of expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer entitled to seek indemnification (the “Indemnified Party”). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (a) the Corporation denies such request, in whole or in part, or (b) no disposition thereof is made within 60 days. The Indemnified Party’s costs and expenses (including reasonable attorney’s fees) incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be paid or reimbursed by the Corporation. It shall be a defense to any action for advance for expenses that (i) a determination has been made that the facts then known to those making the determination would preclude indemnification or (ii) the Corporation has not received both (A) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (B) a written affirmation by the Indemnified Party of such Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.

Section 3. Exclusivity, Etc. The indemnification and advance of expenses provided by the Corporation’s charter and these Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, shall continue in respect of all events occurring while a person was a director or officer after such person has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. The Corporation shall not be liable for any payment under this Bylaw in connection with a claim made by a director or officer to the extent such director or officer has otherwise actually received payment under insurance policy, agreement, vote or otherwise, of the amounts otherwise indemnifiable hereunder. All rights to indemnification and advance of expenses under the Corporation’s charter and hereunder shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Bylaw is in effect. Nothing herein shall prevent the amendment of this Bylaw, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this Bylaw shall not in any way diminish any rights to indemnification or advance of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Bylaw or any provision hereof is in force.

The MGCL authorizes a Maryland corporation to limit by provision in its Articles of Incorporation the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent:

(1)	the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

(2)	a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Company has limited the liability of its directors and officers for money damages in Article NINTH of its Charter. This provision reads as follows:

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NINTH: No director or officer of the Corporation shall be liable to the Corporation or to its Stockholders for money damages except (a) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, (b) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, or (c) to the extent such exculpation is expressly prohibited by federal or Maryland law.

As permitted under Section 2-418(k) of the MGCL, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Company would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Section 8(k) of the FDI Act provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

63

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Farmers and Merchants Bancshares, Inc.

Hampstead, Maryland

We have audited the accompanying consolidated balance sheets of Farmers and Merchants Bancshares, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2016. Farmers and Merchants Bancshares' management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farmers and Merchants Bancshares, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the financial statements as of and for the year ended December 31, 2016, have been restated to correct a misstatement.

Baltimore, Maryland

February 28, 2017 (April 6, 2017, as to the effects of the restatement discussed in Note 2)

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31,	2016	2015
	Restated
Assets

Cash and due from banks	$12,334,358	$18,535,302
Federal funds sold and other interest-bearing deposits	978,557	1,657,537
Cash and cash equivalents	13,312,915	20,192,839
Certificate of deposit in other bank	100,000	100,000
Securities available for sale	34,385,939	23,644,584
Securities held to maturity	17,987,628	16,604,067
Federal Home Loan Bank stock, at cost	778,300	758,100
Mortgage loans held for sale	884,500	-
Loans, less allowance for loan losses of $2,363,086 and $2,583,445	295,286,572	268,249,402
Premises and equipment	5,449,678	5,647,933
Accrued interest receivable	956,963	850,923
Deferred income taxes	1,029,019	1,220,105
Other real estate owned	414,000	472,500
Bank owned life insurance	6,721,003	6,541,381
Other assets	2,524,842	1,028,162
	$379,831,359	$345,309,996

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$62,791,835	$58,043,942
Interest-bearing	239,923,301	217,920,795
Total deposits	302,715,136	275,964,737
Securities sold under repurchase agreements	27,226,159	20,490,619
Federal Home Loan Bank of Atlanta advances	9,000,000	11,000,000
Accrued interest payable	141,903	137,968
Other liabilities	1,735,884	1,493,311
	340,819,082	309,086,635
Stockholders' equity
Common stock, par value $.01 per share in 2016 and $10 per share in 2015, authorized 5,000,000 shares; issued and outstanding 1,656,390 shares in 2016 and 1,647,541 shares in 2015	16,564	16,475,415
Additional paid-in capital	26,562,919	9,889,659
Retained earnings	12,713,099	9,960,410
Accumulated other comprehensive income	(280,305)	(102,123)
	39,012,277	36,223,361
	$379,831,359	$345,309,996

The accompanying notes are an integral part of these consolidated financial statements.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31,	2016	2015
	Restated
Interest income
Loans, including fees	$14,024,899	$13,809,312
Investment securities - taxable	762,383	479,217
Investment securities - tax exempt	501,530	367,030
Federal funds sold and other interest earning assets	62,685	49,842
Total interest income	15,351,497	14,705,401

Interest expense
Deposits	1,098,987	1,005,317
Securities sold under repurchase agreements	144,620	99,886
Federal Home Loan Bank advances and other borrowings	102,513	84,443
Total interest expense	1,346,120	1,189,646
Net interest income	14,005,377	13,515,755

Provision for loan losses	-	-

Net interest income after provision for loan losses	14,005,377	13,515,755

Noninterest income
Service charges on deposit accounts	758,075	748,310
Mortgage banking income	471,982	393,884
Bank owned life insurance income	179,622	72,264
Net (loss) gain on sale of securities	-	(5,508)
Gain (loss) on sale and write down of other real estate owned	(57,065)	550,474
Gain on sale of loans	-	107,830
Other fees and commissions	112,583	119,006
Total noninterest income	1,465,197	1,986,260

Noninterest expense
Salaries	4,661,703	4,240,524
Employee benefits	1,217,508	1,131,389
Occupancy	649,055	640,083
Furniture and equipment	649,865	609,458
Other	2,356,494	2,082,134
Total noninterest expense	9,534,625	8,703,588

Income before income taxes	5,935,949	6,798,427
Income taxes	2,026,820	2,530,205
Net income	$3,909,129	$4,268,222

Earnings per share - basic and diluted	$2.37	$2.61

The accompanying notes are an integral part of these consolidated financial statements.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31,	2016	2015
	Restated
Net income	$3,909,129	$4,268,222

Other comprehensive income (loss), net of income taxes:

Securities available for sale
Net unrealized gain (loss) arising during the period	(294,248)	(148,511)
Reclassification adjustment for realized gains and losses included in net income	-	(8,179)
Total unrealized gain (loss) on investment securities available for sale	(294,248)	(156,690)
Income tax expense (benefit) relating to investment securities available for sale	(116,066)	(61,806)
Total other comprehensive income (loss)	(178,182)	(94,884)

Total comprehensive income	$3,730,947	$4,173,338

The accompanying notes are an integral part of these consolidated financial statements.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

			Additional		Accumulated other	Total
	Common stock		paid-in	Retained	comprehensive	stockholders'
	Shares	Par value	capital	earnings	income	equity

Balance, December 31, 2014	1,628,544	$16,285,440	$9,236,495	$7,187,774	$(7,239)	$32,702,470

Net income	-	-	-	4,268,222	-	4,268,222
Unrealized loss on securities available for sale net of income tax benefit of $61,806	-	-	-	-	(94,884)	(94,884)

Cash dividends, $0.64 per share	-	-	-	(1,045,586)	-	(1,045,586)
Dividends reinvested	18,997	189,975	203,164	-	-	393,139
Transfer	-	-	450,000	(450,000)	-	-

Balance, December 31, 2015	1,647,541	16,475,415	9,889,659	9,960,410	(102,123)	36,223,361

Net income - Restated	-	-	-	3,909,129	-	3,909,129
Unrealized loss on securities available for sale net of income tax benefit of $116,066	-	-	-	-	(178,182)	(178,182)
Par value change as a result of the holding company formation	-	(16,547,340)	16,547,340	-	-	-
Cash dividends, $0.70 per share	-	-	-	(1,156,440)	-	(1,156,440)
Dividends reinvested	8,849	88,489	125,920	-	-	214,409
Balance, December 31, 2016 - Restated	1,656,390	$16,564	$26,562,919	$12,713,099	$(280,305)	$39,012,277

The accompanying notes are an integral part of these consolidated financial statements.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31,	2016	2015
	Restated
Cash flows from operating activities
Interest received	$15,284,615	$14,669,641
Fees and commissions received	1,285,575	1,346,530
Interest paid	(1,342,185)	(1,197,946)
Proceeds from sale of mortgage loans held for sale	22,360,618	16,503,589
Origination of mortgage loans held for sale	(23,245,118)	(16,192,939)
Cash paid to suppliers and employees	(9,441,840)	(8,204,143)
Income taxes paid	(2,462,983)	(2,573,681)
Cash provided by operating activities	2,438,682	4,351,051

Cash flows from investing activities
Proceeds from maturity and call of securities
Available for sale	8,101,190	4,753,161
Held to maturity	3,306,926	2,975,000
Proceeds from sale of securities
Available for sale	298,379	543,277
Held to maturity	-	517,125
Purchase of securities
Available for sale	(19,590,432)	(12,190,544)
Held to maturity	(4,692,897)	(5,560,761)
Loans made to customers, net of principal collected	(27,083,940)	(5,864,275)
Redemption (purchase) of stock in FHLB of Atlanta	(20,200)	(38,300)
Other real estate owned proceeds	-	1,021,820
Purchase of bank owned life insurance	-	(400,000)
Purchases of premises, equipment and software	(181,540)	(451,080)
Cash used by investing activities	(39,862,514)	(14,694,577)

Cash flows from financing activities
Net increase (decrease) in
Noninterest-bearing deposits	4,747,893	5,983,509
Interest-bearing deposits	22,002,506	8,770,698
Securities sold under repurchase agreements	6,735,540	851,292
Federal Home Loan Bank of Atlanta advances	(2,000,000)	3,000,000
Dividends paid, net of reinvestments	(942,031)	(652,447)
Cash provided by financing activities	30,543,908	17,953,052

Net increase in cash and cash equivalents	(6,879,924)	7,609,526

Cash and cash equivalents at beginning of period	20,192,839	12,583,313
Cash and cash equivalents at end of period	$13,312,915	$20,192,839

The accompanying notes are an integral part of these consolidated financial statements.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31,	2016	2015
	Restated
Reconciliation of net income to net cash provided by operating activities
Net income	$3,909,129	$4,268,222
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	448,895	385,711
Net loss (gain) on sale of investment securities:
Available for sale	-	(8,179)
Held to maturity	-	13,687
Write down of other real estate owned	58,500	22,500
Net gain on sale of other real estate owned	-	(572,974)
Mutual fund dividend	(7,612)	-
Decrease (increase) in mortgage loans held for sale	(884,500)	310,650
Deferred income taxes	307,153	95,150
Amortization of premiums and accretion of discounts, net	165,281	73,509
Increase (decrease) in
Deferred loan fees	46,770	(53,264)
Accrued interest payable	3,935	(8,300)
Other liabilities	242,573	404,519
Decrease (increase) in
Accrued interest receivable	(106,040)	17,504
Bank owned life insurance cash surrender value	(179,622)	(72,264)
Other assets	(1,565,780)	(525,420)
Cash provided by operating activities	$2,438,682	$4,351,051

The accompanying notes are an integral part of these consolidated financial statements.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

The accounting and reporting policies reflected in the financial statements conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Management makes estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures of commitments and contingent liabilities at the balance sheet date, and revenues and expenses during the year. These estimates and assumptions may affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Principles of consolidation

The consolidated financial statements include the accounts of Farmers and Merchants Bancshares, Inc. and its wholly owned subsidiaries, Farmers and Merchants Bank (the “Bank”), and Series Protected Cell FCB-4 (the “Insurance Subsidiary”), and one indirect subsidiary, Reliable Community Financial Services, Inc. (collectively the “Company”, “we”, “us”, or “our”). The Insurance Subsidiary is a series investment, 100% owned by the Company, in First Community Bankers Insurance Co., LLC, a Tennessee “series” limited liability company and licensed property and casualty insurance company. Intercompany balances and transactions have been eliminated. Farmers and Merchants Bancshares, Inc. was formed effective November 1, 2016 and the Insurance Subsidiary was formed effective November 7, 2016. Results prior to November 1, 2016 are solely attributable to Farmers and Merchants Bank and its subsidiary Reliable Community Financial Services, Inc.

Business

Farmers and Merchants Bank provides banking services to individuals and businesses located in Baltimore County, Maryland, Carroll County, Maryland and surrounding areas of northern Maryland. The Insurance Subsidiary is a captive insurance entity that provides insurance coverage for Farmers and Merchants Bank. Reliable Community Financial Services, Inc. can provide a wide range of investment and insurance products to its customers.

Reclassifications

Certain reclassifications have been made to the 2015 financial statements to conform to the current year presentation. These reclassifications had no effect on net income.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, money market funds, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Comprehensive income

Comprehensive income includes net income and the unrealized gains or losses on investment securities available for sale, net of income taxes.

Investment securities

As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost, which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities held to meet liquidity needs or which may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in stockholders' equity on an after-tax basis. Gains and losses on disposal are determined using the specific-identification method. The Company amortizes premiums and accretes discounts using the interest method.

Federal Home Loan Bank stock

As a member of the Federal Home Loan Bank, the Bank is required to purchase stock based on its total assets. Additional stock is purchased and redeemed based on the outstanding Federal Home Loan Bank advances to the Bank. The stock is recorded at cost on the balance sheet.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1.	Summary of Significant Accounting Policies (Continued)

Loans and allowance for loan losses

Loans are stated at the current amount of unpaid principal, adjusted for deferred origination costs, deferred origination fees, and the allowance for loan losses. Interest on loans is accrued based on the principal amounts outstanding. Origination fees and costs are amortized to income over the terms of loans.

Past due status is based on the contractual terms of the loan. Management may make an exception to reporting a loan as past due, if the past due status is solely due to the loan being past maturity, the Company intends to extend the loan, and the borrower is making principal and interest payments in accordance with the terms of the matured note. The accrual of interest is discontinued when any portion of the principal or interest is 90 days past due and collateral is insufficient to discharge the debt in full. If collection of principal is evaluated as doubtful, all payments are applied to principal. Loans are considered impaired when, based on current information, management considers it unlikely that the collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued or are included on the watch list.

The allowance for loan losses represents an amount which, in management’s judgment, will be adequate to absorb probable losses on existing loans and other extensions of credit that may become uncollectible. The Company’s allowance for loan losses consists of three elements: (i) specific valuation allowances determined based on probable losses on specific loans; (ii) historical valuation allowances determined based on historical loan loss experience for similar loans with similar characteristics; and (iii) adjustments to the historical valuation allowances based on general economic conditions and other qualitative risk factors both internal and external to the Company.

The allowances established for probable losses on specific loans are based on a regular analysis and evaluation of problem loans. Management maintains a watch list of problem loans. Loans are classified based on an internal credit risk grading process that evaluates, among other things: (i) the obligor's ability to repay; (ii) the underlying collateral, if any; (iii) the economic environment; and (iv) for commercial borrowers, the industry in which the borrower operates. Specific valuation allowances are determined when the collateral value, if the loan is collateral dependent, or the discounted cash flows of the impaired loan is lower than the carrying value.

Historical valuation allowances are calculated based on the historical loss experience of specific types of loans. The Company calculates historical loss ratios for pools of similar loans with similar characteristics based on the proportion of actual charge-offs experienced to the total population of loans in the pool over the prior eight to twenty quarters. As of December 31, 2016 and 2015, management used a twenty quarter period for the historical loss ratio. The historical loss ratios are updated quarterly based on actual charge-off experience. A historical valuation allowance is established for each pool of similar loans based upon the product of the historical loss ratio and the total dollar amount of the loans in the pool.

Adjustments to the historical valuation allowances are based on general economic conditions and other qualitative risk factors both internal and external to the Company. In general, such adjustments are determined by evaluating, among other things: (i) the impact of economic conditions on the portfolio; (ii) changes in asset quality, including delinquency trends; (iii) the impact of changing interest rates on portfolio risk; (iv) changes in legislative and regulatory policy; (v) the composition and concentrations of credit; and (vi) the effectiveness of the internal loan review function. Management evaluates these qualitative factors on a quarterly basis. Each factor could result in an adjustment that is positive, negative, or no impact.

Loan losses are charged to the allowance when management believes that collection is unlikely. Collections of loans previously charged off are added to the allowance at the time of recovery.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1.	Summary of Significant Accounting Policies (Continued)

Mortgage loans held for sale and mortgage banking income

Mortgage loans held for sale are carried at the lower of aggregate cost or fair value based on the current fair value of each outstanding loan. Sales of loans are recorded when the proceeds are received, with any gain or loss recorded in mortgage banking income.

The Company sells its mortgage loans to third party investors servicing released. Upon sale and delivery, loans are legally isolated from the Company and the Company has no ability to restrict or constrain the ability of third party investors to pledge or exchange the mortgage loans. The Company does not have the entitlement or ability to repurchase the mortgage loans or unilaterally cause third party investors to put the mortgage loans back to the Company.

Premises and equipment

Premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation on buildings and equipment is computed over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized using the straight-line method over the term of the lease or the estimated useful lives of the asset, whichever is shorter.

Other real estate owned

Real estate acquired through foreclosure or by deed in lieu of foreclosure is recorded at the lower of cost or fair value less estimated costs to sell on the date acquired. Losses incurred at the time of acquisition of the property are charged to the allowance for loan losses. Subsequent reductions in the estimated value of the property are included with any gains or losses on sale in noninterest income.

Income taxes

The provision for income taxes includes income taxes payable for the current year and deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Per share data

Earnings per share are determined by dividing net income by the weighted average number of shares of common stock outstanding, giving retroactive effect to any stock dividends. Weighted average shares were 1,652,014 and 1,633,897 for 2016 and 2015, respectively. There are no potentially dilutive shares outstanding.

Subsequent events

The Company has evaluated events and transactions occurring subsequent to the statement of financial condition date of December 31, 2016 for items that should potentially be recognized or disclosed in these financial statements as prescribed by ASC Topic 855, Subsequent Events.

2.	Restatement

Subsequent to the issuance of our 2016 Annual Report, the Company identified an error in its 2016 annual consolidated financial statements related to income taxes. Income tax expense for the year ended December 31, 2016 was understated by $393,735 and net income was overstated by the same amount because the income tax benefit from the prepaid captive insurance premium was overstated. A portion of the tax benefit from this transaction should have been deferred until 2017. The Company has concluded that this error is material to the consolidated financial statements for the year ended December 31, 2016.

The Consolidated Balance Sheet, Consolidated Statement of Operations, Consolidated Statement of Comprehensive Income, Consolidated Statement of Stockholders’ Equity, and Consolidated Statement of Cash Flows, Notes 14, 15, 16, and 17 in these financial statements were updated to reflect the restatement.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2.	Restatement (Continued)

Impacted Consolidated Balance Sheet Accounts as of December 31, 2016:

	As previously	Restatement
	reported	adjustments	As restated

Cash and due from banks	$13,504,081	$(1,169,723)	$12,334,358
Cash and cash equivalents	14,482,638	(1,169,723)	13,312,915
Deferred income taxes	1,420,891	(391,872)	1,029,019
Other assets	1,356,982	1,167,860	2,524,842
Total assets	380,225,094	(393,735)	379,831,359
Retained earnings	13,106,834	(393,735)	12,713,099
Total stockholders' equity	39,406,012	(393,735)	39,012,277
Total liabilities and stockholders' equity	380,225,094	(393,735)	379,831,359

Impacted Consolidated Statements of Income Accounts for the year ended December 31, 2016:

	As previously	Restatement
	reported	adjustments	As restated

Income taxes	$1,633,085	$393,735	$2,026,820
Net income	4,302,864	(393,735)	3,909,129
Earnings per share - basic and diluted	2.60	(0.23)	2.37

Impacted Consolidated Statements of Cash Flows for the year ended December 31, 2016:

	As previously	Restatement
	reported	adjustments	As restated

Cash paid to suppliers and employees	$(8,272,117)	$(1,169,723)	$(9,441,840)
Cash provided by operating activities	3,608,405	(1,169,723)	2,438,682
Net increase in cash and cash equivalents	(5,710,201)	(1,169,723)	(6,879,924)
Cash and cash equivalents at the end of period	14,482,638	(1,169,723)	13,312,915
Net income	4,302,864	(393,735)	3,909,129
Deferred income taxes	(84,719)	391,872	307,153
Other assets	(397,920)	(1,167,860)	(1,565,780)
Cash provided by operating activities	3,608,405	(1,169,723)	2,438,682

The Consolidated Statements of Comprehensive Income and Changes in Stockholders’ Equity were corrected for the $393,735 decrease in net income.

3.	Cash and Equivalents

The Company normally carries balances with other banks that exceed the federally insured limit.  The average balance carried in excess of the limit, including unsecured federal funds sold to the same banks, was $7,042,956 and $7,772,791 during the years ended December 31, 2016 and 2015, respectively.

Deposits held in noninterest-bearing transaction accounts are aggregated with any interest-bearing deposits the owner may hold in the same category. The combined total is insured up to $250,000.

Banks are required to carry noninterest-bearing cash reserves of specified percentages of deposit balances. The Company's normal balances of cash on hand and on deposit with other banks are sufficient to satisfy the reserve requirements.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4.	Investment Securities

Investment securities are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
December 31, 2016	cost	gains	losses	value

Available for sale

State and municipal	$1,515,863	$62,512	$12,048	$1,566,327
Mutual fund	507,612	-	15,369	492,243
SBA pools	2,280,415	-	16,581	2,263,834
Mortgage-backed securities	30,544,941	20,139	501,545	30,063,535
	$34,848,831	$82,651	$545,543	$34,385,939

Held to maturity

State and municipal	$17,987,628	$163,239	$317,068	$17,833,799

December 31, 2015

Available for sale

State and municipal	$1,253,031	$96,211	$-	$1,349,242
Mortgage-backed securities	22,524,260	37,120	266,038	22,295,342
	$23,777,291	$133,331	$266,038	$23,644,584
Held to maturity

U. S. government agency	$2,960,758	$1,373	$33,231	$2,928,900
State and municipal	13,643,309	345,506	30,818	13,957,997
	$16,604,067	$346,879	$64,049	$16,886,897

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4.	Investment Securities (Continued)

Contractual maturities, shown below, will differ from actual maturities because borrowers and issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
December 31, 2016	cost	value	cost	value

Within one year	$507,612	$492,243	$-	$-
Over one to five years	-	-	-	-
Over five to ten years	1,136,919	1,163,288	2,657,130	2,702,121
Over ten years	378,944	403,039	15,330,498	15,131,678
	2,023,475	2,058,570	17,987,628	17,833,799
Mortgage-backed securities and SBA pools, due in monthly installments	32,825,356	32,327,369	-	-
	$34,848,831	$34,385,939	$17,987,628	$17,833,799
December 31, 2015

Within one year	$-	$-	$-	$-
Over one to five years	-	-	-	-
Over five to ten years	501,991	552,070	2,276,250	2,308,733
Over ten years	751,040	797,172	14,327,817	14,578,164
	1,253,031	1,349,242	16,604,067	16,886,897
Mortgage-backed securities, due in monthly installments	22,524,260	22,295,342	-	-
	$23,777,291	$23,644,584	$16,604,067	$16,886,897

Securities with a carrying value of $33,146,328 and $26,036,893 as of December 31, 2016 and 2015, respectively, were pledged as collateral for securities sold under repurchase agreements and municipal deposits.

In 2016, the Company realized no gain or loss on the sale of one security with gross proceeds of $298,379. In 2015, the Company realized gross gains of $10,586 and gross losses of $16,094 on the sale of four securities with gross proceeds of $1,060,402. In 2015, the Company sold securities classified as held to maturity including state and municipal securities with an amortized cost of $530,812 due to the credit deterioration of the issuers.

The following table sets forth the Company's gross unrealized losses on a continuous basis for investment securities, by category and length of time.

December 31, 2016	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
Description of investments	Fair value	losses	Fair value	losses	Fair value	losses

State and municipal	$8,558,230	$329,116	$-	$-	$8,558,230	$329,116
Mutual fund	492,243	15,369	-	-	492,243	15,369
SBA pools	2,263,834	16,581	-	-	2,263,834	16,581
Mortgage-backed securities	26,726,037	473,451	1,353,900	28,094	28,079,937	501,545
Total	$38,040,344	$834,517	$1,353,900	$28,094	$39,394,244	$862,611

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Notes to Consolidated Financial Statements (Continued)

4.	Investment Securities (Continued)

December 31, 2015	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
Description of investments	Fair value	losses	Fair value	losses	Fair value	losses

U.S. government agency	$-	$-	$1,927,527	$33,231	$1,927,527	$33,231
State and municipal	573,034	5,535	804,623	25,283	1,377,657	30,818
Mortgage-backed securities	15,299,536	156,187	3,431,902	109,851	18,731,438	266,038
Total	$15,872,570	$161,722	$6,164,052	$168,365	$22,036,622	$330,087

Management has the ability and intent to hold securities classified as held to maturity until they mature, at which time the Company should receive full value for the securities. As of December 31, 2016, management did not have the intent to sell any of the securities before a recovery of cost. The unrealized losses are due to increases in market interest rates over the yields available at the time the underlying securities were purchased as well as other market conditions for each particular security based upon the structure and remaining principal balance. The fair values of the investment securities are expected to recover as the securities approach their maturity dates or repricing dates or if market yields for such investments decline. Based on the these factors, as of December 31, 2016, management believes the unrealized losses detailed in the table above are temporary and, accordingly, none of these unrealized losses have been recognized in the Company’s consolidated statement of income.

5.	Related Party Transactions

Certain executive officers and directors of the Company, including members of their immediate families and companies in which they are significant owners (more than 10%), were indebted to the Company. The loans were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with borrowers who are not related to the Company. During the years ended December 31, 2016 and 2015, the activity of these loans was as follows:

	2016	2015

Balance, beginning of year	$13,148,726	$12,732,702
Additions	3,987,121	3,473,398
Amounts collected	(4,205,038)	(3,057,374)
Change in related parties	(148,576)	-
Balance, end of year	$12,782,233	$13,148,726

Unused lines of credit to related parties totaled $2,220,128 and $2,240,340, at December 31, 2016 and 2015, respectively. Letters of credit were issued to directors totaling $6,534 at December 31, 2016 and 2015, respectively.

Deposits at the Company from related parties totaled $15,933,380 and $13,732,380 at December 31, 2016 and 2015, respectively.

Payments to companies controlled by directors totaled $2,697 in 2016 and $90,479 in 2015. Payments to a retailer affiliated with a director totaled $82 in 2016 and $2,779 in 2015. Another director was paid $1,000 in 2016 and $3,000 in 2015 for his oversight of branch office repairs and maintenance. The Company occasionally utilizes the services of a real estate firm where another director was a partner, although no compensation was paid in 2016 or 2015.

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Notes to Consolidated Financial Statements (Continued)

6.	Loans

Major categories of loans at December 31, 2016 and 2015 are as follows:

	2016	2015

Real estate:
Commercial	$206,145,076	$186,703,868
Construction and land development	14,392,992	12,820,165
Residential	54,710,809	51,290,828
Commercial	22,152,773	19,562,302
Consumer	725,269	886,175
	298,126,919	271,263,338
Less: Allowance for loan losses	2,363,086	2,583,445
Deferred origination fees net of costs	477,261	430,491
	$295,286,572	$268,249,402

 The maturity and rate repricing distribution of the loan portfolio as of December 31, 2016 and 2015, is as follows:

	2016	2015

Variable rate, immediately	$41,628,685	$27,803,011
Due within one year	48,381,221	33,826,370
Due over one to five years	126,810,275	153,408,126
Due over five years	81,306,738	56,225,831
	$298,126,919	$271,263,338

Year-end nonaccrual loans, segregated by class of loans, were as follows:

	2016	2015

Commercial real estate	$752,889	$956,813

At December 31, 2016, the Company had two nonaccrual construction and land development loans to one borrower totaling $752,889. The loans were secured by real estate and business assets, and were personally guaranteed. Gross interest income of $38,028 would have been recorded in 2016 if these nonaccrual loans had been current and performing in accordance with the original terms. The Company allocated $16,587 of its allowance for loan losses for these nonaccrual loans. The balance of nonaccrual loans was net of charge-offs of $400,000 at December 31, 2016.

At December 31, 2015, the Company had two nonaccrual construction and land development loans to one borrower totaling $956,813. The loans were secured by real estate and business assets, and were personally guaranteed. Gross interest income of $35,631 would have been recorded in 2015 if these nonaccrual loans had been current and performing in accordance with the original terms. The Company allocated $167,211 of its allowance for loan losses for these nonaccrual loans. The balance of nonaccrual loans was net of charge-offs of $200,000 at December 31, 2015.

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Notes to Consolidated Financial Statements (Continued)

6.	Loans (Continued)

An age analysis of past due loans, segregated by class of loans, as of year-end, is as follows:

			90 Days				Past Due 90
	30 - 59 Days	60 - 89 Days	or More	Total		Total	Days or More
	Past Due	Past Due	Past Due	Past Due	Current	Loans	and Accruing
December 31, 2016
Real estate:
Commercial	$-	$-	$-	$-	$206,145,076	$206,145,076	$-
Construction and land development	-	-	752,889	752,889	13,640,103	14,392,992	-
Residential	824,554	-	-	824,554	53,886,255	54,710,809	-
Commercial	48,719	-	-	48,719	22,104,054	22,152,773	-
Consumer	-	-	-	-	725,269	725,269	-
Total	$873,273	$-	$752,889	$1,626,162	$296,500,757	$298,126,919	$-

December 31, 2015
Real estate:
Commercial	$-	$-	$-	$-	$186,703,868	$186,703,868	$-
Construction and land development	-	-	956,813	956,813	11,863,352	12,820,165	-
Residential	-	-	-	-	51,290,828	51,290,828	-
Commercial	-	-	-	-	19,562,302	19,562,302	-
Consumer	-	-	-	-	886,175	886,175	-
Total	$-	$-	$956,813	$956,813	$270,306,525	$271,263,338	$-

Year-end impaired loans, segregated by class of loans, are set forth in the following table:

	Unpaid	Recorded	Recorded
	Contractual	Investment	Investment	Total		Average
	Principal	With No	With	Recorded	Related	Recorded	Interest
	Balance	Allowance	Allowance	Investment	Allowance	Investment	Recognized
December 31, 2016
Real estate:
Commercial	$2,455,090	$2,183,509	$241,580	$2,425,089	$7,580	$2,332,568	$125,260
Construction and land development	1,152,889	-	752,889	752,889	16,587	854,851	-
Commercial	164,766	164,766	-	164,766	-	184,201	14,442
	$3,772,745	$2,348,275	$994,469	$3,342,744	$24,167	$3,371,620	$139,702

December 31, 2015
Real estate:
Commercial	$2,240,046	$2,240,046	$-	$2,240,046	$-	$2,281,563	$115,663
Construction and land development	1,156,813	-	956,813	956,813	167,211	478,407	13,540
Commercial	203,635	203,635	-	203,635	-	220,421	15,644
	$3,600,494	$2,443,681	$956,813	$3,400,494	$167,211	$2,980,391	$144,847

Impaired loans also include certain loans that have been modified in troubled debt restructurings (“TDRs”) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company's loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance, or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower's sustained repayment performance for a reasonable period, generally six months.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6.	Loans (Continued)

At December 31, 2016, the Company had three loans classified as a troubled debt restructuring. All are included in impaired loans above. The first is a commercial real estate loan with a balance of $2,183,509. The second is a commercial loan with a balance of $164,766. These two loans are paying as agreed. The third loan was restructured in 2016 with a balance of $271,580. The loan is a commercial real estate loan with a balance of $241,580 at December 31, 2016 which is net of a $30,000 charge-off. The Company has allocated $7,580 of its allowance for loan losses for this loan.

At December 31, 2015, the Company had two loans classified as a troubled debt restructuring. Both are included in impaired loans above. The first is a commercial real estate loan with a balance of $2,240,046. The second is a commercial loan with a balance of $203,635. Both loans are paying as agreed.

As part of our portfolio risk management, the Company assigns a risk grade to each loan. The factors used to determine the grade are the payment history of the loan and the borrower, the value of the collateral and net worth of the guarantor, and cash flow projections of the borrower. Excellent, Above Average, Average and Acceptable grades are assigned to loans with limited or no delinquent payments and more than sufficient collateral and/or cash flow.

A description of the general characteristics of loans characterized as watch list or classified is as follows:

Pass/Watch

Loans graded as Pass/Watch are secured by generally acceptable assets which reflect above-average risk. The loans warrant closer scrutiny by management than is routine, due to circumstances affecting the borrower, the borrower's industry, or the overall economic environment. Borrowers may reflect weaknesses such as inconsistent or weak earnings, break even or moderately deficit cash flow, thin liquidity, minimal capacity to increase leverage, or volatile market fundamentals or other industry risks. Such loans are typically secured by acceptable collateral, at or near appropriate margins, with realizable liquidation values.

Special Mention

A special mention loan has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank's credit position at some future date. Special mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Borrowers may exhibit poor liquidity and leverage positions resulting from generally negative cash flow or negative trends in earnings. Access to alternative financing may be limited to finance companies for business borrowers and may be unavailable for commercial real estate borrowers.

Substandard

A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Borrowers may exhibit recent or unexpected unprofitable operations, an inadequate debt service coverage ratio, or marginal liquidity and capitalization. These loans require more intense supervision by Bank management.

Doubtful

A doubtful loan has all the weaknesses inherent as a substandard loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6.	Loans (Continued)

Loans by credit grade, segregated by loan type, at year-end, are as follows:

		Above			Pass	Special
December 31, 2016	Excellent	average	Average	Acceptable	watch	mention	Substandard	Doubtful	Total

Real estate:
Commercial	$-	$9,584,756	$147,668,371	$32,474,566	$3,883,813	$8,644,563	$3,889,007	$-	$206,145,076
Construction and land development	-	178,078	10,178,876	2,039,090	-	153,611	1,843,337	-	14,392,992
Residential	110,142	2,811,362	42,715,571	8,059,118	351,182	-	663,434	-	54,710,809
Commercial	1,666,880	77,745	18,469,572	1,228,598	545,212	164,766	-	-	22,152,773
Consumer	42,577	121,306	476,465	51,339	-	-	3,840	29,742	725,269
	$1,819,599	$12,773,247	$219,508,855	$43,852,711	$4,780,207	$8,962,940	$6,399,618	$29,742	$298,126,919

		Above			Pass	Special
December 31, 2015	Excellent	average	Average	Acceptable	watch	mention	Substandard	Doubtful	Total

Real estate:
Commercial	$-	$11,100,467	$151,135,140	$11,019,894	$3,505,988	$6,162,661	$3,779,718	$-	$186,703,868
Construction and land development	-	285,534	10,037,269	418,834	-	-	2,078,528	-	12,820,165
Residential	181,662	3,478,378	43,722,191	2,502,477	731,122	-	674,998	-	51,290,828
Commercial	1,932,013	46,401	14,685,120	1,184,530	199,950	203,635	1,310,653	-	19,562,302
Consumer	67,862	253,706	481,073	11,207	46,802	-	-	25,525	886,175
	$2,181,537	$15,164,486	$220,060,793	$15,136,942	$4,483,862	$6,366,296	$7,843,897	$25,525	$271,263,338

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6.	Loans (Continued)

The following table details activity in the allowance for loan losses by portfolio for the years ended December 31, 2016 and 2015. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

						Allowance for loan losses		Outstanding loan
		Provision				ending balance evaluated		balances evaluated
	Beginning	for loan	Charge		Ending	for impairment:		for impairment:
December 31, 2016	balance	losses	offs	Recoveries	balance	Individually	Collectively	Individually	Collectively

Real estate:
Commercial	$1,718,256	$29,493	$(30,000)	$-	$1,717,749	$7,580	$1,710,169	$2,425,089	$203,719,987
Construction and land development	306,982	97,878	(200,000)	-	204,860	16,587	188,273	752,889	13,640,103
Residential	322,084	(184,773)	-	110,126	247,437	-	247,437	-	54,710,809
Commercial	132,362	93,383	(100,485)	-	125,260	-	125,260	164,766	21,988,007
Consumer	7,900	926	-	-	8,826	-	8,826	-	725,269
Unallocated	95,861	(36,907)	-	-	58,954	-	58,954	-	-
	$2,583,445	$-	$(330,485)	$110,126	$2,363,086	$24,167	$2,338,919	$3,342,744	$294,784,175

						Allowance for loan losses		Outstanding loan
		Provision				ending balance evaluated		balances evaluated
	Beginning	for loan	Charge		Ending	for impairment:		for impairment:
December 31, 2015	balance	losses	offs	Recoveries	balance	Individually	Collectively	Individually	Collectively

Real estate:
Commercial	$1,848,163	$(129,907)	$-	$-	$1,718,256	$-	$1,718,256	$2,240,046	$184,463,822
Construction and land development	458,211	48,771	(200,000)	-	306,982	167,211	139,771	956,813	11,863,352
Residential	278,943	42,299	-	842	322,084	-	322,084	-	51,290,828
Commercial	171,104	(41,096)	-	2,354	132,362	-	132,362	203,635	19,358,667
Consumer	8,215	(315)	-	-	7,900	-	7,900	-	886,175
Unallocated	15,613	80,248	-	-	95,861	-	95,861	-	-
	$2,780,249	$-	$(200,000)	$3,196	$2,583,445	$167,211	$2,416,234	$3,400,494	$267,862,844

Loans with a balance of approximately $61 million were pledged as collateral to the FHLB of Atlanta as of December 31, 2016. Loans with a balance of approximately $41 million were pledged as collateral to the Federal Reserve Bank of Richmond as of December 31, 2016. At December 31, 2016 and 2015, the Company serviced participation loans for others totaling $31.0 and $27.5 million, respectively.

The Company makes loans to customers located primarily in Baltimore County and Carroll County, Maryland and in surrounding areas of northern Maryland. Although the loan portfolio is diversified, many loans are secured by real estate and its performance will be influenced by the economy of the region, including local real estate markets.

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Notes to Consolidated Financial Statements (Continued)

7.	Premises and Equipment

A summary of premises and equipment is as follows:

	Useful lives	2016	2015

Land and improvements	-	$1,952,998	$1,952,998
Buildings and improvements	15-39 years	5,659,635	5,659,635
Furniture and equipment	3-10 years	3,490,526	3,308,986
		11,103,159	10,921,619
Accumulated depreciation and amortization		5,653,481	5,273,686
		$5,449,678	$5,647,933

Depreciation and amortization expense		$379,795	$339,269

Software with a net book value of $185,253 and $251,983 as of December 31, 2016 and 2015, respectively, is included in other assets. Amortization expense of $69,100 and $46,442 was recorded in 2016 and 2015, respectively.

8.	Lease Commitments

The Company has an operating lease for the land on which the Hampstead branch is located. The initial term of the lease expired on September 30, 2009 and the lease has been renewed for two five year terms with an expiration date of September 30, 2019. The lease has options to renew for six additional consecutive five-year terms. Effective in July 2012, the Company entered into an operating lease for certain facilities where the Greenmount branch is located. The initial term of the lease is for five years with options to renew for two additional consecutive five-year terms. The Company has an operating lease for its Atrium branch facility with a term of one year and nine one-year renewals. The lease was renewed in 2016 for another year. The Company entered into an operating lease for the corporate headquarters in September 2015. The lease expires in September 2020 with options to renew for four additional consecutive five year terms.

Future minimum payments under the agreements are as follows:

Year	Amount

2017	$108,993
2018	83,835
2019	72,678
2020	24,303
2021	-
Thereafter	-
$289,809

Rent expense was $128,200 and $103,140 in 2016 and 2015, respectively.

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Notes to Consolidated Financial Statements (Continued)

9.	Credit Commitments

Outstanding loan commitments, unused lines of credit, and letters of credit as of December 31, are as follows:

	2016	2015

Loan commitments
Construction and land development	$250,000	$-
Commercial	1,050,000	482,000
Commercial real estate	17,134,718	14,898,000
Residential	3,894,689	4,766,130
	$22,329,407	$20,146,130

Unused lines of credit
Home-equity lines	$3,345,309	$3,307,863
Commercial lines	27,182,226	33,231,204
	$30,527,535	$36,539,067

Letters of credit	$1,281,848	$1,408,460

Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments generally have interest rates at current market amounts, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.

The maximum exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the commitment. Loan commitments, lines of credit and letters of credit are made on the same terms, including collateral, as outstanding loans. Management is not aware of any accounting loss that is likely to be incurred as a result of funding its credit commitments.

10.	Retirement Plans

The Company has a profit sharing plan qualifying under Section 401(k) of the Internal Revenue Code. All employees age 21 or more with six months of service are eligible for participation in the plan. The Company matches employee contributions up to 4% of total compensation and may make additional discretionary contributions. Employee and employer contributions are 100% vested when made. The Company's contributions to this plan were $165,224 and $153,534 for 2016 and 2015, respectively.

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Notes to Consolidated Financial Statements (Continued)

10.	Retirement Plans (Continued)

The Company has entered into agreements with 12 employees to provide certain life insurance benefits payable in connection with policies of life insurance on those employees that are owned by the Company. Each of the agreements provides for the amount of death insurance benefits to be paid to beneficiaries of the insured. For this plan, the Company expensed $4,816 and $4,433 in 2016 and 2015, respectively.

In 2010 and 2015, the Company adopted supplemental executive retirement plans for three of its executives. The plans provide cash compensation to the executive officers under certain circumstances, including a separation of service. The benefits vest over the period from adoption to a specified age for each executive. The Company recorded expenses, including interest, of $240,193 and $228,929 in 2016 and 2015, respectively, for these plans.

Retirement plan expenses are included in employee benefits on the consolidated statements of income.

11.	Interest-Bearing Deposits

Major classifications of interest-bearing deposits are as follows:

	2016	2015

NOW	$40,090,252	$35,533,282
Money market	64,859,044	52,598,431
Savings	40,158,833	36,343,747
Certificates of deposit, $250,000 or more	15,233,383	16,979,039
Other time deposits	79,581,789	76,466,296
	$239,923,301	$217,920,795

As of December 31, 2016, certificates of deposit mature as follows:

Year	Amount

2017	$44,931,000
2018	22,124,546
2019	20,824,692
2020	3,325,772
2021	3,509,162
Thereafter	100,000
$94,815,172

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Notes to Consolidated Financial Statements (Continued)

12.	Borrowed Funds

Borrowed funds consist of securities sold under repurchase agreements, which represent overnight or term borrowings from customers, advances from the FHLB of Atlanta, the Federal Reserve Bank of Richmond (the “FRB”), and overnight borrowings from a commercial bank. The government agency securities that are the collateral for these agreements are owned by the Company and maintained in the custody of an unaffiliated agent designated by the Company. Additional information is as follows:

	2016	2015

Amounts outstanding at year-end:
Securities sold under repurchase agreements	$27,226,159	$20,490,619

Federal Home Loan Bank advances	$9,000,000	$11,000,000
Federal Home Loan Bank advances mature in:
2016	$-	$5,000,000
2017	2,000,000	1,000,000
2018	5,000,000	5,000,000
2019	2,000,000	-
Weighted average rate paid at December 31:
Securities sold under repurchase agreements	0.63%	0.53%
Federal Home Loan Bank advances	1.11%	0.94%

Maximum month-end amount outstanding:
Securities sold under repurchase agreements	$32,287,740	$20,655,156
Federal Home Loan Bank advances	16,000,000	11,000,000

Average amount outstanding:
Securities sold under repurchase agreements	$25,320,795	$18,582,245
Federal Home Loan Bank advances	10,833,333	10,778,082
Borrowings from FRB and commercial banks	21,861	2,742

Average rate paid during the year:
Securities sold under repurchase agreements	0.64%	0.54%
Federal Home Loan Bank advances	0.94%	0.75%
Borrowings from FRB and commercial banks	0.67%	0.52%

Investment securities underlying the repurchase agreements at year end:
Carrying value	$28,191,745	$21,127,194
Estimated fair value	28,165,979	21,355,393

Loans pledged to the Federal Home Loan Bank at year-end:
Carrying value	$60,858,326	$57,812,753

Loans pledged to the Federal Reserve Bank at year-end:
Carrying value	$40,954,231	$34,487,029

The Company is approved to borrow approximately $53.3 million against eligible pledged single family residential loans, eligible pledged multi-family loans, eligible pledged commercial loans, and eligible securities under a secured line of credit with the FHLB of Atlanta. In addition, the Company has a facility with the FRB whereby the Company can borrow up to $30.3 million. The Company also has available an unsecured federal funds line of credit of $2 million and a secured federal funds line of credit of $9 million from a commercial bank.

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Notes to Consolidated Financial Statements (Continued)

13.	Other Noninterest Expenses

Other noninterest expenses include the following:

	2016	2015

Automated teller machine and debit card expenses	$331,368	$263,220
Professional services	311,702	224,333
Advertising	217,116	196,112
Directors fees	189,263	188,476
Stationery, printing, and supplies	188,070	153,491
Telephone	185,532	149,375
Postage, delivery, and armored carrier	179,344	179,109
Federal Deposit Insurance Corporation premiums	147,940	168,135
Internet banking fees	143,210	111,471
Correspondent bank services	79,278	63,240
Travel and conferences	48,970	56,173
Liability insurance	46,917	46,880
Maryland state regulatory assessment	41,531	39,279
Dues and subscriptions	39,752	37,538
Remote deposit expenses	29,722	28,782
Credit reports	25,276	21,619
Contributions	23,160	22,715
Education and training	15,669	11,378
Other real estate owned	15,252	32,695
Other	97,422	88,113
	$2,356,494	$2,082,134

14.	Income Taxes

The components of income tax expense are as follows:

	2016	2015
	Restated
Current
Federal	$1,355,273	$1,893,991
State	364,394	541,064
	1,719,667	2,435,055
Deferred	307,153	95,150
	$2,026,820	$2,530,205

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

14.	Income Taxes (Continued)

The components of the deferred tax expense are as follows:

	2016	2015
	Restated
Depreciation	$(46,226)	$106,757
Provision for loan losses	96,206	31,094
Other real estate owned allowance for loss	(23,075)	63,403
Nonaccrual interest	(15,000)	(14,054)
Prepaid captive insurance premium	393,735	-
Post-retirement benefits	(96,624)	(92,050)
	$309,016	$95,150

The components of the net deferred tax asset are as follows:

Deferred tax assets
Allowance for loan losses	$765,966	$862,172
Other real estate owned allowance for loss	246,925	223,850
Write-down of equity securities	5,522	5,522
Nonaccrual interest	29,055	14,054
Post-retirement benefits	520,410	423,786
Unrealized loss on securities available for sale	182,588	66,522
	1,750,466	1,595,906
Deferred tax liabilities
Prepaid captive insurance premium	393,735	-
Depreciation	329,575	375,801
	723,310	375,801
Net deferred tax asset	$1,027,156	$1,220,105

The differences between the federal income tax rate of 34% and the effective tax rate for the Company are reconciled as follows:

Statutory federal income tax rate	34.0%	34.0%
Increase (decrease) resulting from:
Federal tax-exempt income	(4.9)	(2.2)
State income taxes, net of federal income tax benefit	4.9	5.2
Nondeductible expenses	0.1	0.1
Other	-	0.1
	34.1%	37.2%

Included in Federal tax-exempt income is the insurance premium revenue of the Insurance Subsidiary.

The Company does not have material uncertain tax positions and did not recognize any adjustments for unrecognized tax benefits. The Company remains subject to examination of income tax returns for the years ending after December 31, 2012.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15.	Capital Standards

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional, discretionary actions by the regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The Basel III Capital Rules became effective for the Bank on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Common Equity Tier 1 capital, Tier 1 capital, and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted quarterly average assets (as defined).

In connection with the adoption of the Basel III Capital Rules, the Bank elected to opt-out of the requirement to include accumulated other comprehensive income in Common Equity Tier 1 capital. Common Equity Tier 1 capital for the Bank is reduced by goodwill and other intangible assets, net of associated deferred tax liabilities and subject to transition provisions.

Under the revised prompt corrective action requirements, as of January 1, 2015, insured depository institutions are required to meet the following in order to qualify as "well capitalized:" (1) a common equity Tier 1 risk-based capital ratio of 6.5%; (2) a Tier 1 risk-based capital ratio of 8%; (3) a total risk-based capital ratio of 10%; and (4) a Tier 1 leverage ratio of 5%. Management believes that, as of December 31, 2016, the Bank met all capital adequacy requirements under the Basel III Capital Rules on a fully phased-in basis as if such requirements were fully in effect.

The implementation of the capital conservation buffer will begin on January 1, 2016, at the 0.625% level and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a "countercyclical capital buffer" that is applicable to only certain covered institutions and does not have current applicability to the Bank. Management believes that, as of December 31, 2016, the Bank met all capital adequacy requirements under the Basel III Capital Rules on a fully phased-in basis as if such requirements were currently in effect.

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

The following table presents actual and required capital ratios as of December 31, 2016 and 2015, for the Bank under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2016 and 2015, based on the phase-in provisions of the Basel III Capital Rules. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

As of December 31, 2016, the most recent notification from the FDIC has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank's category.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15.	Capital Standards (Continued)

The FDIC, through formal or informal agreement, has the authority to require an institution to maintain higher capital ratios than those provided by statute, to be categorized as well capitalized under the regulatory framework for prompt corrective action.

			Minimum		To Be Well
(Dollars in thousands)	Actual		Capital Adequacy		Capitalized
December 31, 2016	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Restated	Restated
Total capital (to risk-weighted assets)	41,385	13.18%	27,076	8.63%	31,392	10.00%
Tier 1 capital (to risk-weighted assets)	39,022	12.43%	20,797	6.63%	25,114	8.00%
Common equity tier 1 (to risk- weighted assets)	39,022	12.43%	16,089	5.13%	20,405	6.50%
Tier 1 leverage (to average assets)	39,022	10.39%	15,025	4.00%	18,781	5.00%

			Minimum		To Be Well
(Dollars in thousands)	Actual		Capital Adequacy		Capitalized
December 31, 2015	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk-weighted assets)	38,908	13.69%	22,739	8.00%	28,424	10.00%
Tier 1 capital (to risk-weighted assets)	36,325	12.78%	17,055	6.00%	22,739	8.00%
Common equity tier 1 (to risk- weighted assets)	36,325	12.78%	12,791	4.50%	18,476	6.50%
Tier 1 leverage (to average assets)	36,325	10.64%	13,662	4.00%	17,077	5.00%

16.	Fair Value

Accounting standards define fair value as the price that would be received upon the sale of an asset or paid upon the transfer of a liability in an orderly transaction between market participants. The price in the principal market used to measure the fair value of the asset or liability is not adjusted for transaction costs. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

The standards require the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. The standards establish a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The fair value hierarchy is as follows:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•	Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16.	Fair Value (Continued)

•	Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company uses the following methods and significant assumptions to estimate the fair values of the following assets:

•	Securities available for sale: The fair values of securities available for sale are determined by obtaining quoted prices from a nationally recognized securities pricing agent. If quoted market prices are not available, fair value is determined using quoted market prices for similar securities.

•	Other real estate owned (“OREO”): Nonrecurring fair value adjustments to OREO reflect full or partial write-downs that are based on the OREO’s observable market price or current appraised value of the real estate. Since the market for OREO is not active, OREO subjected to nonrecurring fair value adjustments based on the current appraised value of the real estate are classified as Level 3. The appraised value is obtained annually from an independent third party appraiser and is reduced by expected sales costs, which has historically been 10% of the appraised value.

•	Impaired loans: Nonrecurring fair value adjustments to impaired loans reflect full or partial write-downs and reserves that are based on the impaired loan’s observable market price or current appraised value of the collateral. Since the market for impaired loans is not active, such loans subjected to nonrecurring fair value adjustments based on the current appraised value of the collateral are classified as Level 3. The appraised value is obtained annually from an independent third party appraiser and is reduced by expected sales costs, which has historically been 10% of the appraised value.

The following table summarizes financial assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2016 and 2015, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Carrying Value:
	Level 1	Level 2	Level 3	Total
December 31, 2016
Recurring
Available for sale securities
State and municipal	$-	$1,566,327	$-	$1,566,327
Mutual Fund	492,243	-	-	492,243
SBA pools	-	2,263,834	-	2,263,834
Mortgage-backed securities	-	30,063,535	-	30,063,535
	$492,243	$33,893,696	$-	$34,385,939
Nonrecurring
Other real estate owned	$-	$-	$414,000	$414,000
Impaired loans	-	-	3,318,577	3,318,577

December 31, 2015
Recurring
Available for sale securities
State and municipal	$-	$1,349,242	$-	$1,349,242
Mortgage-backed securities	-	22,295,342	-	22,295,342
	$-	$23,644,584	$-	$23,644,584
Nonrecurring
Other real estate owned	$-	$-	$472,500	$472,500
Impaired loans	-	-	3,233,283	3,233,283

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16.	Fair Value (continued)

Reconciliation of Level 3 Inputs

	Other Real	Impaired
	Estate Owned	Loans

December 31, 2015 balance	$472,500	$3,233,283
Additions	-	271,580
Advances	-	604,695
Write-downs	(58,500)	(230,000)
Loan loss provision	-	143,044
Principal payments received	-	(704,025)
December 31, 2016 balance	$414,000	$3,318,577

The estimated fair value of financial instruments that are reported at amortized cost in the Company’s consolidated balance sheets, segregated by the level of the valuation inputs were as follows:

	December 31, 2016		December 31, 2015
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets
Level 1 inputs	Restated	Restated
Cash and cash equivalents	$13,312,915	$13,312,915	$20,192,939	$20,192,939
Level 2 inputs
Securities held to maturity	17,987,628	17,833,799	16,604,067	16,886,897
Mortgage loans held for sale	884,500	902,061	-	-
Federal Home Loan Bank stock	778,300	778,300	758,100	758,100
Level 3 inputs
Loans, net	295,286,572	297,982,000	268,249,402	269,852,000

Financial liabilities
Level 1 inputs
Noninterest-bearing deposits	$62,791,835	$62,791,835	$58,043,942	$58,043,942
Securities sold under repurchase agreements	27,226,159	27,226,159	20,490,619	20,490,619
Level 2 inputs
Interest-bearing deposits	239,923,301	230,394,000	217,920,795	211,316,000
Federal Home Loan Bank advances	9,000,000	8,975,000	11,000,000	11,006,000

The fair value of mortgage loans held for sale is determined by the expected sales price. The fair values of fixed-rate loans are estimated to be the present values of scheduled payments discounted using interest rates currently in effect. The fair values of variable-rate loans, including loans with a demand feature, are estimated to equal the carrying amount. The valuation of a loan is adjusted for probable loan losses.

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Farmers and Merchants Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16.	Fair Value (continued)

The fair values of interest-bearing checking, savings, and money market deposit accounts are equal to their carrying amounts. The fair values of fixed-maturity time deposits are estimated based on interest rates currently offered for deposits of similar remaining maturities.

The fair value of credit commitments are considered to be the same as the contractual amounts, and are not included in the table above. These commitments generate fees that approximate those currently charged to originate similar commitments.

17.	Quarterly Results of Operations

	Three Months Ended
	Unaudited
2016	December 31	September 30	June 30	March 31
	Restated
Interest income	$3,992,191	$3,856,566	$3,731,160	$3,771,580
Interest expense	368,885	340,099	322,540	314,596
Net interest income	3,623,306	3,516,467	3,408,620	3,456,984
Provision for loan losses	-	-	-	-
Net income	1,016,101	1,040,372	916,188	936,468
Earnings per share - basic and diluted	$0.61	$0.63	$0.56	$0.57

2015	December 31	September 30	June 30	March 31

Interest income	$3,728,982	$3,685,503	$3,671,377	$3,619,539
Interest expense	313,295	303,055	289,256	284,040
Net interest income	3,415,687	3,382,448	3,382,121	3,335,499
Provision for loan losses	(15,000)	-	-	15,000
Net income	1,081,074	1,236,261	1,022,579	928,308
Earnings per share - basic and diluted	$0.66	$0.75	$0.63	$0.57

18.	Litigation

In the ordinary course of its business, the Company is periodically party to various legal actions normally associated with a financial institution. Management does not believe that any of these normal course proceedings are likely to have a material adverse effect on the financial condition or liquidity of the Company.

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ITEM 14.	CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	List separately all financial statements filed as part of the registration statement.

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets at December 31, 2016 (restated) and 2015

Consolidated Statements of Income for the years ended December 31, 2016 (restated) and 2015

Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2016 (restated) and 2015

Consolidated Statements of Cash Flows for the years ended December 31, 2016 (restated) and 2015

Notes to Consolidated Financial Statements for the years ended December 31, 2016 (restated) and 2015

(b)	Exhibits.

The exhibits filed with this Registration Statement are listed in the Exhibit Index that immediately follows the signatures hereto, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FARMERS AND MERCHANTS BANCSHARES, INC.

Date: April 10, 2017	By:	/s/James R. Bosley, Jr.
James R. Bosley, Jr.
President and Chief Executive Officer

94

EXHIBIT INDEX

Exhibit No.	Description

2.1	Plan of Reorganization and Share Exchange, dated as of August 15, 2016, by and between Farmers and Merchants Bancshares, Inc. and Farmers and Merchants Bank (previously filed)

3.1(i)	Articles of Incorporation (previously filed)

3.1(ii)	Articles of Share Exchange, dated as of October 20, 2016, by and between Farmers and Merchants Bancshares, Inc. and Farmers and Merchants Bank (previously filed)

3.2	Amended and Restated Bylaws (previously filed)

10.1	Supplemental Executive Retirement Agreement, dated as of December 30, 2010, between Farmers and Merchants Bank and James R. Bosley, Jr. (previously filed)

10.2	First Amendment to Supplemental Executive Retirement Agreement, dated as of February 22, 2011, between Farmers and Merchants Bank and James R. Bosley, Jr. (previously filed)

10.3	Supplemental Executive Retirement Agreement, dated as of December 30, 2010, between Farmers and Merchants Bank and Christopher T. Oswald (previously filed)

10.4	First Amendment to Supplemental Executive Retirement Agreement, dated as of February 22, 2011, between Farmers and Merchants Bank and Christopher T. Oswald (previously filed)

10.5	Performance Driven Retirement Plan Agreement, dated as of November 17, 2015, between Farmers and Merchants Bank and Mark Krebs (previously filed)

21	Subsidiaries (previously filed)

95